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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-233970

Dear Fellow Shareholders of Peoples Bankshares, Incorporated:

         You are cordially invited to attend a special meeting of shareholders of Peoples Bankshares, Incorporated ("Peoples") to be held at 11:00 a.m. local time, on December 11, 2019 at The Dining Room at Stratford Hall, located at 483 Great House Road, Stratford, Virginia 22558. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of reorganization and a related plan of merger pursuant to which Peoples will be merged with and into C&F Financial Corporation ("C&F").

         If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Peoples common stock will be converted into the right to receive:

  •
  $27.00 in cash; and

  •
  0.5366 shares of C&F common stock.

         The merger consideration will not be adjusted to reflect any stock price changes prior to completion of the merger. As a result, the market value of the stock consideration that you will receive will fluctuate with the market price of C&F common stock and will not be known at the time you vote on the merger. Based on the closing sale price of C&F common stock on the Nasdaq Global Select Market on August 13, 2019 ($51.79), the last trading day before public announcement of the merger, the merger consideration represented approximately $54.79 in value for each share of Peoples common stock, or $21.45 million on an aggregate basis. Based on the closing sale price of C&F common stock on the Nasdaq Global Select Market on October 17, 2019 ($53.10), the last trading day before the date of this proxy statement/prospectus, the merger consideration represented approximately $55.49 in value for each share of Peoples common stock, or $21.72 million on an aggregate basis. The last sales price of Peoples common stock reported on or prior to August 13, 2019 was $28.30. The last sales price of Peoples common stock reported on or prior to October 17, 2019 was $52.50. We urge you to obtain current market quotations for C&F common stock, which is listed on the Nasdaq Global Select Market (trading symbol "CFFI") and Peoples common stock, which is quoted on the OTC Markets Group's Pink marketplace (trading symbol "PBVA").

         Based on the number of shares of Peoples common stock outstanding as of June 30, 2019, C&F expects to issue 210,052 shares of common stock in the aggregate upon completion of the merger, with current C&F shareholders owning approximately 94.2% of C&F's outstanding common stock, on a fully diluted basis, and former holders of Peoples common stock owning approximately 5.8% of C&F's outstanding common stock, on a fully diluted basis.

         Approval of the merger agreement requires the affirmative vote of more than two-thirds of the outstanding shares of Peoples common stock. Your vote is very important!

         Based on our reasons for the merger described in the accompanying proxy statement/prospectus, our board of directors unanimously determined that the merger is fair to you and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" approval of the merger agreement and the related plan of merger.

         The accompanying proxy statement/prospectus gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under "Risk Factors," beginning on page 17, and the appendices to the accompanying document, which include the merger agreement and the related plan of merger.

         Whether or not you plan to attend the special meeting, it is important that your shares be represented at the meeting and your vote recorded. Please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet or telephone using the instructions given on the proxy card. Even if you return the proxy card, you may attend the special meeting and vote your shares in person.

         We appreciate your continuing loyalty and support.

Sincerely,

Robert K. Bailey, III President and Chief Executive Officer Peoples Bankshares, Incorporated

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either C&F or Peoples, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         This proxy statement/prospectus is dated October 18, 2019 and is first being mailed to Peoples shareholders on or about October 23, 2019.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on December 11, 2019

        A special meeting of shareholders of Peoples Bankshares, Incorporated ("Peoples") will be held at 11:00 a.m. local time, on December 11, 2019 at The Dining Room at Stratford Hall, located at 483 Great House Road, Stratford, Virginia 22558, for the following purposes:

  1.
  To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of August 13, 2019, between C&F Financial Corporation ("C&F") and Peoples, including the related plan of merger (together, the "merger agreement"), pursuant to which Peoples will merge with and into C&F, as more fully described in the accompanying proxy statement/prospectus (the "merger proposal"). A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

  2.
  To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal (the "adjournment proposal").

  3.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Only holders of record of Peoples common stock at the close of business on October 10, 2019, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

        The Peoples board of directors unanimously recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal.

        Please promptly vote by completing, signing, dating and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. If you attend the meeting in person, you may revoke your proxy card and vote your shares in person. If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

        Peoples shareholders may assert appraisal rights with respect to the merger under applicable provisions of Virginia law. A copy of the applicable Virginia statutory provisions is included in the accompanying proxy statement/prospectus as Appendix C.

By Order of the Board of Directors,

Zirkle Blakey, III Corporate Secretary Peoples Bankshares, Incorporated

October 18, 2019

ADDITIONAL INFORMATION

        This proxy statement/prospectus is part of a registration statement filed by C&F with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") that registers the shares of C&F common stock to be issued to shareholders of Peoples in the merger. The registration statement, including the attached exhibits, contains additional relevant information about C&F and its common stock, Peoples and the combined company. The rules and regulations of the SEC allow C&F to omit some information included in the registration statement from this proxy statement/prospectus. See "Where You Can Find More Information" on page 91.

        The SEC maintains an Internet website that contains information about issuers, like C&F, that file electronically with the SEC. The address of that site is http://www.sec.gov. C&F is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance with those requirements, files reports and proxy statements with the SEC. You may inspect and obtain copies of these reports and proxy statements and other information on the SEC's website at the address set forth above.

        C&F's website is http://www.cffc.com. C&F will make available on its website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after it electronically files such materials with, or furnishes them to, the SEC. The information on C&F's website is not a part of, and is not incorporated into, this proxy statement/prospectus. Peoples's website is http://www.peoplescommunitybank.biz. The information on Peoples's website is not a part of, and is not incorporated into, this proxy statement/prospectus.

        Additional information about C&F may be obtained by directing a request to C&F Financial Corporation, 3600 La Grange Parkway, Toano, Virginia 23168, Attn.: Investor Relations, or by calling (804) 843-2360, and additional information about Peoples may be obtained by directing a request to Peoples Bankshares, Incorporated, 15960 Kings Highway, PO Box 306, Montross, Virginia 22520, Attention: Corporate Secretary, or by calling (804) 493-8031.

        You may obtain more information about the merger and proxy materials by contacting Peoples's proxy solicitor, Regan & Associates, Inc., by calling (800) 737-3426 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018, Attention: Artie Regan.

        To receive timely delivery of documents in advance of the special meeting, please make your request no later than December 4, 2019.

        You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated October 18, 2019, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated into this proxy statement/prospectus by reference to another document is accurate only as of the date of such other document. Neither the mailing of this proxy statement/prospectus to Peoples shareholders nor the issuance by C&F of shares of C&F common stock in connection with the merger will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding C&F has been

i

provided by C&F and information contained in this proxy statement/prospectus regarding Peoples has been provided by Peoples.

        Unless otherwise specified in this proxy statement/prospectus or the context otherwise requires:

  •
  C&F Financial Corporation is referred to as "C&F"

  •
  Citizens and Farmers Bank, the wholly-owned bank subsidiary of C&F is referred to as "C&F Bank"

  •
  Peoples Bankshares, Incorporated is referred to as "Peoples"

  •
  the merger of Peoples with and into C&F is referred to as the "merger"

  •
  the Agreement and Plan of Reorganization, dated as of August 13, 2019, between C&F and Peoples, including the related Plan of Merger to be filed with the State Corporation Commission of the Commonwealth of Virginia (the "Virginia SCC") (along with the articles of merger), is referred to as the "merger agreement," a copy of which is attached as Appendix A to this proxy statement/prospectus

  •
  the effective date and time of the merger set forth on the certificate of merger issued by the Virginia SCC effecting the merger are referred to collectively as the "effective time" of the merger

  •
  the merger of Peoples Community Bank with and into C&F Bank, which will occur after the merger of Peoples into C&F, is referred to as the "subsidiary bank merger"

  •
  the proposal to approve the merger agreement is referred to as the "merger proposal"

  •
  the proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal is referred to as the "adjournment proposal"

  •
  the special meeting of shareholders of Peoples is sometimes referred to as the "special meeting"

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers briefly address some commonly asked questions about the special meeting and the merger. They may not include all of the information that is important to Peoples shareholders. We urge shareholders to read carefully this proxy statement/prospectus, including the appendices and the other documents referred to herein.

Q:
What is the merger?

A:
C&F and Peoples have entered into the merger agreement whereby Peoples will merge with and into C&F, with C&F being the surviving company. If the merger is completed, Peoples Community Bank, Peoples's wholly-owned bank subsidiary, will merge with and into C&F Bank, C&F's wholly-owned bank subsidiary, after the merger of Peoples into C&F. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Q:
Why do C&F and Peoples want to merge?

A:
The proposed merger will provide C&F access to new markets in the Northern Neck area of Virginia and in Fredericksburg, Virginia. The Peoples shareholders are expected to benefit from the size and strength of the combined company, and the more active trading market for C&F's common stock. To review the reasons for the merger in more detail, see "The Merger—C&F's Reasons for the Merger" beginning on page 36 and "The Merger—Peoples's Reasons for the Merger; Recommendation of the Peoples Board of Directors" beginning on page 34.

Q:
What will I receive in the merger?

A:
Pursuant to the terms of the merger agreement, as a result of the merger, Peoples shareholders will be entitled to receive (i) $27.00 in cash (the "per share cash consideration") and (ii) 0.5366 shares (the "exchange ratio") of C&F common stock, plus cash in lieu of any fractional shares of C&F common stock (together with the per share cash consideration, the "merger consideration"), in exchange for each share of Peoples common stock. The merger consideration will not be adjusted to reflect stock price changes prior to the closing of the merger.

Q:
Why am I receiving these materials?

A:
These materials describe the proposed merger between C&F and Peoples. Because you are a shareholder of Peoples, you are being asked to vote on the merger proposal and approve the merger agreement. We are sending you these materials to solicit your proxy and help you decide how to vote your shares of Peoples common stock at the special meeting.

Q:
In addition to the merger proposal, what else are the Peoples shareholders being asked to vote on?

A:
In addition to the merger proposal, Peoples is soliciting proxies from its shareholders with respect to a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.

Q:
How does the Peoples board of directors recommend that the Peoples shareholders vote?

A:
The Peoples board of directors unanimously recommends that the Peoples shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

Q:
What do I need to do now to vote my shares?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the special meeting. If you hold your shares in your name as a shareholder of record, please complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, or follow the telephone or Internet voting procedures described on the proxy card, as soon as possible. If you hold your shares in "street name" through a bank or broker, please direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. You may also cast your vote in person at the special meeting. "Street name" shareholders who wish to vote in person at the special meeting will need to obtain a legal proxy form from the institution that holds their shares.

Q:
If my shares are held in "street name" by a broker or other nominee, will my broker or nominee vote my shares for me if I do not provide instructions on how to vote my shares?

A:
No. Your broker or other nominee does not have authority to vote on the merger proposal or the adjournment proposal if you do not provide instructions to it on how to vote. Your broker or other nominee will vote your shares held by it in "street name" with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q:
When and where is the special meeting of shareholders?

A:
The special meeting of shareholders of Peoples will be held at 11:00 a.m. local time, on December 11, 2019 at The Dining Room at Stratford Hall, located at 483 Great House Road, Stratford, Virginia 22558. All holders of Peoples common stock as of the record date for the special meeting (October 10, 2019), or their duly appointed proxies, may attend the special meeting.

Q:
What vote is required to approve each proposal at the special meeting?

A:
The merger proposal requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of Peoples common stock entitled to vote on the proposal.

  The adjournment proposal requires the affirmative vote of a majority of the shares voted on the proposal, whether or not a quorum is present.

Q:
Why is my vote as a holder of Peoples common stock important?

A:
If you do not vote your shares of Peoples common stock, it will be more difficult for Peoples to obtain the necessary quorum to hold its special meeting. In addition, approval of the merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of Peoples common stock entitled to vote at the special meeting. If you do not vote your shares by proxy or in person, the effect will be the same as a vote against the merger proposal.

  The Peoples board of directors unanimously recommends that you vote for the merger proposal.  Further, due to the importance of the vote to approve the merger proposal, Peoples is also seeking authority from shareholders through the adjournment proposal to grant authority to the board of directors to adjourn the special meeting to temporarily delay the meeting to provide time for management to solicit additional proxies in the event there are insufficient votes to approve the merger proposal.

Q:
What if I do not vote on the merger proposal?

A:
If you fail to vote or fail to instruct your broker or other nominee how to vote on the merger proposal, your failure to vote will have the same effect as a vote against the merger proposal. If you respond with an "abstain" vote, your proxy will have the same effect as a vote against the merger proposal. If you are a holder of record of common stock and you sign and return your proxy card but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote in favor of the merger proposal.

Q:
May I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. If you are a holder of record of common stock, you may change your vote at any time before your proxy is voted at the special meeting. You may do this in any of the following ways:

  •
  by sending a notice of revocation to Peoples's corporate secretary;

  •
  by timely sending a completed proxy card bearing a later date than your original proxy card;

  •
  by voting by telephone or the Internet at a later time (but prior to the Internet and telephone voting deadline); or

  •
  by attending the special meeting and voting in person; your attendance alone will not revoke any proxy.

  If you choose one of the first two methods, your notice or new proxy must be actually received before the voting takes place at the special meeting.

  If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for information on how to change your vote.

Q:
Who may solicit proxies on Peoples's behalf?

A:
Peoples's directors and employees are soliciting proxies by mail and may also solicit proxies personally and by telephone, facsimile or other means. Peoples has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $3,500, including expenses. For more information on solicitation of proxies in connection with the special meeting, see "The Special Meeting—Solicitation of Proxies" beginning on page 27.

Q:
How are the directors of Peoples going to vote in the merger?

A:
Each of Peoples's directors has entered into a support and non-competition agreement with C&F (each, a "support agreement"), pursuant to which each director has agreed to vote all shares of Peoples common stock over which he or she exercises sole rights of voting and disposition in favor of the merger proposal. As of October 10, 2019, the record date for the special meeting, directors of Peoples owned and are entitled to vote 31,101 shares of Peoples common stock, or approximately 7.95% of the total voting power of the shares of Peoples common stock outstanding on that date, of which 30,581 shares or 7.81% of the total voting power of the shares of Peoples common stock outstanding on that date are subject to a support agreement.

Q:
What are the material U.S. federal income tax consequences of the merger to Peoples shareholders?

A:
The merger will be treated as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, a holder of Peoples common stock who receives cash and C&F common stock generally will not recognize any loss but will recognize gain, if any, in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of C&F common stock received pursuant to the merger over that shareholder's adjusted tax basis in the holder's shares of Peoples common stock surrendered, and (2) the amount of cash received by that holder in exchange for shares of Peoples common stock pursuant to the merger. Additionally, a holder will recognize gain or loss on any cash the holder receives in lieu of fractional shares of C&F common stock. For greater detail, see "Material U.S. Federal Income Tax Consequences" beginning on page 72. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:
Do I have dissenters' or appraisal rights?

A:
Yes. Under Virginia law, shareholders of Peoples are entitled to exercise appraisal rights in connection with the merger. In order to perfect appraisal rights, a Peoples shareholder must comply with the exact requirements under Virginia law that are described later in this proxy statement/prospectus and the attached sections of the Code of Virginia regarding appraisal rights. However, it is a condition to closing the merger that the aggregate number of shares of Peoples common stock for which appraisal rights have been perfected under the Virginia Stock Corporation Act (the "Virginia SCA") shall not represent 10% or more of the outstanding shares of Peoples common stock, unless waived by C&F.

Q:
If I am a Peoples shareholder with shares represented by stock certificates, should I send in my Peoples stock certificates now?

A:
No. Please do not send your stock certificates with your proxy card. You will receive written instructions from the exchange agent promptly after the merger is completed on how to exchange your Peoples stock certificates for shares of C&F common stock and the cash portion of the merger consideration, along with cash in lieu of any fractional shares of C&F common stock.

Q:
What should I do if I my Peoples stock certificate has been lost, stolen or destroyed?

A:
If your Peoples stock certificate has been lost, stolen or destroyed, you may receive a new stock certificate upon the making of an affidavit of that fact. You will receive written instructions from the exchange agent promptly after the merger is completed on how to receive a new stock certificate and how to exchange the stock certificate for shares of C&F common stock and the cash portion of the merger consideration, along with cash in lieu of any fractional shares of C&F common stock. C&F may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against C&F with respect to the lost, stolen or destroyed Peoples stock certificate.

Q:
What should I do if I hold my shares of Peoples common stock in book-entry form?

A:
After completion of the merger, the exchange agent will mail written instructions on how to exchange your shares of Peoples common stock held in book-entry form for shares of C&F common stock and your check for the cash consideration and cash in lieu of any fractional shares of C&F common stock.

Q:
Will the merger affect outstanding shares of C&F common stock?

A:
No. C&F shareholders will continue to own their existing shares of C&F common stock. Each share of C&F common stock will continue to represent one share of C&F common stock following the merger.

Q:
When do you expect to complete the merger?

A:
C&F and Peoples currently expect to complete the merger in early 2020. However, they cannot assure you when or if the merger will occur. C&F and Peoples must, among other things, obtain the approval of the Peoples shareholders at the special meeting and required regulatory approvals described below in "The Merger Agreement—Conditions to Completion of the Merger" and "The Merger—Regulatory Approvals" beginning on pages 62 and 54, respectively.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Peoples common stock will retain their Peoples common stock and will not receive any consideration for their shares in connection with the merger. Instead, Peoples will remain an independent company. In addition, in certain circumstances, a termination fee may be required to be paid by Peoples to C&F. See "The Merger Agreement—Termination Fee" beginning on page 68 for a complete discussion of the circumstances under which a termination fee would be required to be paid.

Q:
What happens if I sell or transfer ownership of shares of Peoples common stock after the record date for the special meeting?

A:
The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of Peoples common stock after the record date for the special meeting, but prior to completion of the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of Peoples common stock.

Q:
Who should I contact if I have any questions about the proxy materials or voting?

A:
If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact Peoples's corporate secretary by calling (804) 493-8031 or by writing to Peoples Bankshares, Incorporated, 15960 Kings Highway, PO Box 306, Montross, Virginia 22520, Attention: Corporate Secretary. You may also obtain more information about the merger and the proxy materials by contacting Regan & Associates, Inc., Peoples's proxy solicitor, by calling (800) 737-3426 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018, Attention: Artie Regan.

  If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. We urge you to read carefully the proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to understand fully the merger and related matters. See "Where You Can Find More Information" beginning on page 91. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Merger (page 29)

        The merger agreement provides for the merger of Peoples into C&F, with C&F being the surviving corporation in the merger. The merger agreement also calls for Peoples Community Bank, the wholly-owned bank subsidiary of Peoples, to be merged into C&F Bank, the wholly-owned bank subsidiary of C&F, after the merger of Peoples into C&F. The parties currently expect to complete the merger in early 2020.

        The merger agreement is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Consideration to be Received in the Merger by Peoples Shareholders (page 29)

        Pursuant to the terms of the merger agreement, as a result of the merger, each share of Peoples common stock issued and outstanding before the effective time of merger will be converted into the right to receive:

  •
  $27.00 in cash; and

  •
  0.5366 shares of C&F common stock.

        The exchange ratio of 0.5366 shares of C&F common stock will not be adjusted to reflect stock price changes before the effective time of the merger. No fractional shares will be issued; instead cash will be paid for fractional shares. You will not have the ability to elect to receive all stock or all cash, or any combination of cash and stock other than the merger consideration as described above, as consideration for your shares of Peoples common stock.

        Based on the closing sale price of C&F common stock on the Nasdaq Global Select Market on August 13, 2019 ($51.79), the last trading day before public announcement of the merger, the merger consideration represented approximately $54.79 in value for each share of Peoples common stock, or $21.45 million on an aggregate basis. Based on the closing sale price of C&F common stock on the Nasdaq Global Select Market on October 17, 2019 ($53.10), the last trading day before the date of this proxy statement/prospectus, the merger consideration represented approximately $55.49 in value for each share of Peoples common stock, or $21.72 million on an aggregate basis. The last sales price of Peoples common stock reported on or prior to August 13, 2019 was $28.30. The last sales price of Peoples common stock reported on or prior to October 17, 2019 was $52.50.

        Based on the current number of shares of Peoples common stock outstanding as of June 30, 2019, C&F expects that it will issue approximately 210,052 shares of C&F common stock to the holders of Peoples common stock in the merger. At the completion of the merger, it is expected that there will be issued and outstanding approximately 3,648,807 shares of C&F common stock, with current C&F shareholders owning approximately 94.2% of C&F's outstanding common stock, on a fully diluted basis, and former holders of Peoples common stock owning approximately 5.8% of C&F's outstanding common stock, on a fully diluted basis.

Dividend Information (page 76)

        C&F is currently paying a quarterly cash dividend on shares of its common stock at a rate of $0.37 per share. C&F does not currently intend to change its dividend strategy of paying a quarterly cash dividend, but has and will continue to evaluate that decision based on a quarterly review of earnings, growth, capital, applicable governmental regulations and policies, and such other factors that the C&F board of directors considers relevant to the dividend decision process. Peoples does not currently pay a regular cash dividend on shares of its common stock.

Material U.S. Federal Income Tax Consequences (page 72)

        The merger will be treated as a tax-free "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, a holder of Peoples common stock who receives cash and C&F common stock generally will not recognize any loss but will recognize gain, if any, in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of C&F common stock received pursuant to the merger over that shareholder's adjusted tax basis in the holder's shares of Peoples common stock surrendered, and (2) the amount of cash received by that holder in exchange for shares of Peoples common stock pursuant to the merger. Additionally, a holder will recognize gain or loss on any cash the holder receives in lieu of fractional shares of C&F common stock.

        The U.S. federal income tax consequences described above may not apply to all Peoples shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

        For further information, please see "Material U.S. Federal Income Tax Consequences" beginning on page 72.

The Peoples Board of Directors Unanimously Recommends that Peoples Shareholders Vote "FOR" the Merger Proposal and "FOR" the Adjournment Proposal (page 34)

        The Peoples board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Peoples and its shareholders and has unanimously approved the merger agreement. The Peoples board of directors unanimously recommends that Peoples shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal. For the factors considered by Peoples's board of directors in reaching its decision to approve the merger agreement, see "The Merger—Peoples's Reasons for the Merger; Recommendation of the Peoples Board of Directors."

Opinion of Peoples's Financial Advisor (page 38)

        On August 13, 2019, the Peoples board of directors received an oral opinion, which was confirmed in writing by delivery of the written opinion of the same date, from Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), Peoples financial advisor, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Peoples common stock. The full text of Sandler O'Neill's written opinion is attached as Appendix B to this proxy statement/prospectus. Peoples shareholders should read the entire opinion carefully for a discussion of, among other things, the assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the Peoples board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Peoples as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Peoples common stock and does not address the underlying business decision of Peoples to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Peoples or the effect of any other transaction in which Peoples might engage.

The Parties to the Merger (pages 78 and 79)

        C&F Financial Corporation.    C&F Financial Corporation, headquartered in West Point, Virginia, is a bank holding company incorporated under the laws of the Commonwealth of Virginia. C&F owns all of the stock of Citizens and Farmers Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia. C&F Bank originally opened for business under the name Farmers and Mechanics Bank on January 22, 1927. C&F Bank provides retail banking services at its main office in West Point, Virginia, 24 retail branches located throughout the Hampton to Charlottesville corridor of Virginia, and three commercial loan offices. C&F Bank has five wholly owned subsidiaries. C&F Mortgage Corporation, organized in 1995, originates and sells residential mortgages. C&F Finance Company, acquired in 2002, is a finance company purchasing automobile, marine and recreational vehicle loans through indirect lending programs. C&F Wealth Management Corporation, organized in 1995, is a full-service brokerage firm offering a comprehensive range of wealth management services. C&F Insurance Services, Inc. owns an equity interest in an independent insurance agency. CVB Title Services, Inc. owns an equity interest in a full service title and settlement agency. The common stock of C&F is traded on the Nasdaq Global Select Market under the symbol "CFFI."

        As of June 30, 2019, C&F had approximately $1.6 billion in total assets, approximately $1.2 billion in deposits, approximately $1.2 billion in gross loans, and approximately $159.4 million of total equity.

        The principal executive offices of C&F are located at 802 Main Street, West Point, Virginia 23181, and its telephone number is (804) 843-2360. C&F's website can be accessed at https://www.cffc.com. Information contained on C&F's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. Additional information about C&F is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

        Peoples Bankshares, Incorporated.    Peoples Bankshares, Incorporated, headquartered in Montross, Virginia, is a bank holding company incorporated under the laws of the Commonwealth of Virginia. Peoples owns all of the stock of Peoples Community Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia. Peoples Community Bank originally opened for business on June 17, 1913 under the name "The Peoples Bank of Montross, Virginia." Peoples Community Bank conducts its business through its main office in Montross, Virginia and four branch offices located in Fredericksburg, King George, and Warsaw, Virginia. Peoples's common stock is quoted on the OTC Markets Group's Pink marketplace under the symbol "PBVA."

        As of June 30, 2019, Peoples had approximately $194.0 million in total assets, approximately $172.4 million in deposits, approximately $147.5 million in gross loans, and approximately $15.8 million of total shareholders' equity.

        The principal executive offices of Peoples are located at 15960 Kings Highway, Montross, Virginia 22520, and its telephone number is (804) 493-8031. Peoples's website can be accessed at http://www.peoplescommunitybank.biz. Information contained on Peoples's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

Regulatory Approvals (page 54)

        C&F and Peoples cannot complete the merger without prior approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Bureau of Financial Institutions of the Virginia SCC. On or about October 8, 2019, C&F filed the required applications with the Federal Reserve and Virginia SCC seeking approval of the merger.

        The subsidiary bank merger cannot be completed without prior approval from the Federal Deposit Insurance Corporation (the "FDIC") and the Bureau of Financial Institutions of the Virginia SCC. On or about October 8, 2019, C&F Bank filed the required applications with the FDIC and the Virginia SCC seeking approval of the subsidiary bank merger.

        As of the date of this proxy statement/prospectus, C&F has not yet received the required regulatory approvals for the merger and C&F Bank has not yet received the required regulatory approvals for the subsidiary bank merger. While C&F and C&F Bank do not know of any reason why they would not be able to obtain the necessary regulatory approvals in a timely manner, they cannot be certain when or if they will receive such approvals.

Conditions to Completion of the Merger (page 62)

        C&F's and Peoples's respective obligations to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

  •
  approval of the merger proposal by Peoples shareholders;

  •
  approval of the merger by the necessary federal and state regulatory authorities without the imposition of a burdensome condition (as defined in "The Merger—Regulatory Approvals");

  •
  effectiveness of C&F's registration statement on Form S-4, of which this proxy statement/prospectus is a part;

  •
  the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

  •
  approval from the Nasdaq Stock Market for the listing on the Nasdaq Global Select Market of the shares of common stock of C&F to be issued in the merger;

  •
  the receipt by C&F and Peoples from its respective outside legal counsel of a written legal opinion to the effect that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  the accuracy of the other party's representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

  •
  the other party's performance in all material respects of its obligations under the merger agreement; and

  •
  no material adverse effect with respect to the other party shall have occurred.

        In addition, C&F's obligation to complete the merger is subject to the satisfaction or waiver of the conditions set forth below:

  •
  the aggregate number of shares of Peoples common stock for which appraisal rights have been perfected under the Virginia SCA shall not represent 10% or more of the outstanding shares of Peoples common stock; and

  •
  each of the directors of Peoples shall have entered into a support agreement with C&F and such agreements shall be effective.

        Where the merger agreement and law permits, C&F and Peoples could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. C&F and Peoples cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Timing of the Merger (page 60)

        C&F and Peoples expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approval is received at Peoples's special meeting and all required regulatory approvals are received. We currently expect to complete the merger in early 2020. However, it is possible that factors outside of either party's control could require the parties to complete the merger at a later time or not to complete it at all.

Interests of Certain Peoples Directors and Executive Officers in the Merger (page 53)

        Certain directors and executive officers of Peoples have interests in the merger that differ from, or are in addition to, their interests as shareholders of Peoples. These interests include, among other things, payments to certain of Peoples's executive officers after their respective Peoples employment agreements are terminated in connection with the merger, continued employment of certain of Peoples's executive officers with C&F following completion of the merger, and rights to indemnification and directors' and officers' liability insurance following the merger.

        The members of the Peoples board of directors were fully informed about these additional interests and thoroughly considered them when they approved the merger agreement and the merger. These interests are discussed in more detail in "The Merger—Interests of Certain Peoples Directors and Executive Officers in the Merger" beginning on page 53.

No Solicitation (page 66)

        Peoples has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

  •
  initiate, solicit, endorse or encourage any inquiries or proposals with respect to any "acquisition proposal" (as defined in the merger agreement); or

  •
  engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

        The merger agreement does not, however, prohibit Peoples from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination of the Merger Agreement (page 67)

        The merger agreement may be terminated, and the merger abandoned, by C&F and Peoples at any time before the merger is completed by mutual consent of C&F and Peoples. In addition, the merger agreement may be terminated, and the merger abandoned, under the following circumstances:

  •
  by C&F or Peoples if the merger has not been completed by August 13, 2020 or such later date as agreed to by the parties in writing, provided that this right to terminate shall not be available to any party whose breach or failure to perform an obligation under the merger agreement has caused the failure of the merger to occur prior to such date;

  •
  by C&F or Peoples if there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above, and the breach cannot be or is not cured within 30 days following written notice to the breaching party, provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement (as applicable) contained in the merger agreement;

  •
  by C&F or Peoples if Peoples shareholders do not approve the merger proposal;

  •
  by C&F at any time before special meeting if (i) Peoples breaches its obligations regarding the nonsolicitation of competing offers for certain corporate transactions, (ii) the Peoples board (a) fails to recommend to the Peoples shareholders that they approve the merger proposal, or (b) withdraws, modifies or changes such recommendation in any manner adverse to C&F; or (iii) Peoples fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the merger proposal or its obligations regarding the non-solicitation of competing offers for certain corporate transactions;

  •
  by C&F, if (i) Peoples or Peoples Community Bank enters into an agreement with any person to merge or consolidate with or acquire Peoples or Peoples Community Bank, or purchase, lease or otherwise acquire all or substantially all of the assets of Peoples or Peoples Community Bank, or purchase or otherwise acquire from Peoples securities representing 20% or more of the voting power of Peoples or (ii) a tender or exchange offer is commenced for 20% or more of the outstanding shares of Peoples common stock, and the Peoples board recommends that Peoples's shareholders tender their shares or otherwise fails to recommend that shareholders reject such offer; or

  •
  by Peoples at any time before the special meeting in order for Peoples to enter into an agreement with respect to a "superior proposal" (as defined in the merger agreement), which has been received and considered by Peoples in compliance with the applicable terms of the merger agreement.

        In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee and Expenses (pages 68 and 69)

        Peoples must pay C&F a termination fee of $900,000 if the merger agreement is terminated by either party under certain specified circumstances. The termination and payment circumstances are more fully described elsewhere in this proxy statement/prospectus. See "The Merger Agreement—Termination Fee" on page 68 and Article 7 of the merger agreement.

        In general, whether or not the merger is completed, C&F and Peoples will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement, except that the costs and expenses of printing and mailing this proxy statement/prospectus will be incurred by Peoples.

The Special Meeting (page 24)

        The special meeting of shareholders of Peoples will be held at 11:00 a.m. local time, on December 11, 2019 at The Dining Room at Stratford Hall, located at 483 Great House Road, Stratford, Virginia 22558.

        At the special meeting, the shareholders of Peoples common stock will be asked to vote on the merger proposal and the adjournment proposal.

Record Date

        You can vote at the special meeting of shareholders if you owned Peoples common stock at the close of business on October 10, 2019, the record date. On that date, Peoples had 391,450 shares of common stock outstanding and entitled to vote. For each proposal presented at the special meeting, a shareholder can cast one vote for each share of Peoples common stock owned on the record date.

Votes Required

        The votes required to approve the proposals at the special meeting are as follows:

  •
  The merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of Peoples common stock entitled to vote on the proposal.

  •
  The adjournment proposal requires the affirmative vote of a majority of the shares voted on the proposal, whether or not a quorum is present.

Support and Non-competition Agreements (page 70)

        C&F has entered into a support and non-competition agreement (each, a "support agreement") with each director of Peoples, in his or her capacity as a shareholder of Peoples, regarding the voting of shares of Peoples common stock in connection with the merger. Each of Peoples's directors has agreed, subject to certain limited exceptions, to vote all shares of Peoples common stock owned beneficially or of record by such director, and over which such director has sole rights of voting and disposition, in favor of the merger proposal. As of October 10, 2019, the record date for the special meeting, directors of Peoples owned and are entitled to vote 31,101 shares of Peoples common stock, or approximately 7.95% of the total voting power of the shares of Peoples common stock outstanding on that date, of which 30,581 shares or 7.81% of the total voting power of the shares of Peoples common stock outstanding on that date are subject to a support agreement.

        In addition, the support agreements contain certain non-solicitation and non-competition provisions that (i) limit the ability of Peoples's directors to act with respect to third party inquiries and proposals and (ii) limit the ability of Peoples's directors to compete with C&F (subject to limited exceptions), in each case for 12 months from the effective time of the merger. The form of support agreement is Exhibit 5.8 to the merger agreement, which is attached to this proxy statement/ prospectus as Appendix A.

Dissenters' Appraisal Rights (page 55)

        Shareholders of Peoples have the right to assert appraisal rights with respect to the merger and demand in writing to be paid the fair value of their shares of Peoples common stock following consummation of the merger. These appraisal rights are governed by Virginia law. A copy of the applicable provisions of the Virginia SCA is included in this proxy statement/prospectus as Appendix C.

Shareholders of C&F and Peoples Have Different Rights (page 82)

        C&F and Peoples are Virginia corporations governed by the Virginia SCA. In addition, the rights of C&F and Peoples shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, Peoples shareholders will become shareholders of C&F, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of C&F, each as amended, and by the Virginia SCA. The rights of shareholders of C&F differ in certain respects from the rights of shareholders of Peoples.

Listing of C&F Common Stock (page 76)

        C&F will list the shares of common stock to be issued in the merger on the Nasdaq Global Select Market.

Market Prices and Share Information (page 76)

        C&F's common stock is listed on the Nasdaq Global Select Market under the symbol "CFFI." Peoples's common stock is quoted on the OTC Markets Group's Pink marketplace under the symbol "PBVA." The following table sets forth the closing sale prices per share of C&F common stock as reported on the Nasdaq Global Select Market on August 13, 2019, the last trading day before the parties announced the signing of the merger agreement, and on October 17, 2019, the last trading day before the date of this proxy statement/prospectus. The table also sets forth the last sales price of Peoples common stock reported on or before August 13, 2019 (which sale occurred on August 9, 2019), and the last sales price of Peoples common stock reported on or before the date of this proxy statement/prospectus (which sale occurred on October 4, 2019). The following table also includes the equivalent market value per share of Peoples common stock on August 13, 2019 and on October 17, 2019, which reflects the sum of (i) the product of the exchange ratio of 0.5366 multiplied by the closing sale price of C&F common stock on the dates indicated, plus (ii) the per share cash consideration of $27.00.

	C&F Common Stock	Peoples Common Stock	Equivalent Market Value Per Share of Peoples
August 13, 2019	$51.79	$28.30	$54.79
October 17, 2019	$53.10	$52.50	$55.49

        The value of the stock portion of the merger consideration to be received for each share of Peoples common stock will be based on the most recent closing price of C&F's common stock prior to the completion of the merger. Because the merger consideration will not be adjusted for fluctuations in market value and because the market value of the shares of C&F common stock to be received by Peoples shareholders will change prior to completion of the merger, shareholders of Peoples are not assured of receiving a specific market value of C&F common stock, and thus a specific market value for their shares of Peoples common stock, at the effective time of the merger. C&F cannot assure you that its common stock will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the C&F common stock from a newspaper, via the Internet or by calling your broker.

Risk Factors (page 17)

        You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors under "Risk Factors" beginning on page 17.

SELECTED HISTORICAL FINANCIAL DATA OF C&F

        The following tables set forth certain of C&F's consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2018, and as of and for the six months ended June 30, 2019 and 2018. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2018 is derived from C&F's audited consolidated financial statements. The historical consolidated financial information as of and for the six-month periods ended June 30, 2019 and 2018 is derived from C&F's unaudited consolidated financial statements. In C&F's opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months ended June 30, 2019 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2019.

        The selected historical financial data below is only a summary and should be read in conjunction with C&F's audited and unaudited consolidated financial statements that are incorporated by reference into this proxy statement/prospectus and their accompanying notes.

	Six Months Ended June 30, (Unaudited)		Twelve Months Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands, except per share information)
Financial Condition:
Total assets(1)	$1,567,996	$1,535,643	$1,521,411	$1,509,056	$1,451,992	$1,405,076	$1,338,187
Securities, available for sale	200,427	221,869	214,910	218,976	210,026	219,476	221,897
Loans held for sale	89,185	55,054	41,895	55,384	52,027	44,000	28,279
Loan (net of allowance for loan losses)	1,056,934	996,412	1,028,097	992,062	962,674	865,892	800,198
Total deposits	1,210,209	1,193,431	1,181,661	1,171,429	1,119,921	1,073,633	1,026,101
Total equity	159,351	146,453	151,958	141,702	139,214	131,059	123,610
Results of Operations:
Interest income	$47,227	$45,395	$92,548	$89,593	$89,439	$87,049	$86,495
Interest expense	6,955	5,240	11,027	9,601	8,968	8,694	8,525

Net interest income	40,272	40,155	81,521	79,992	80,471	78,355	77,970
Provision for loan losses	4,205	5,300	11,006	16,435	18,040	15,512	16,330

Net interest income after provision for loan losses	36,067	34,855	70,515	63,557	62,431	62,843	61,640
Noninterest income	15,305	13,687	25,758	27,232	26,047	21,220	19,821
Noninterest expenses	39,226	37,300	73,732	72,823	70,560	66,680	63,973

Income before taxes	12,146	11,242	22,541	17,966	17,918	17,383	17,488
Income tax expense(2)	2,533	2,280	4,521	11,394	4,459	4,853	5,144

Net income(2)	$9,613	$8,962	$18,020	$6,572	$13,459	$12,530	$12,344

Share Data:
Earnings per share, basic(2)	$2.77	$2.56	$5.15	$1.89	$3.90	$3.68	$3.63
Earnings per share, assuming dilution(2)	2.77	2.56	5.15	1.88	3.89	3.68	3.59
Dividends per share	0.74	0.68	1.41	1.33	1.29	1.22	1.19
Weighted average number of shares, basic	3,473,875	3,502,139	3,501,221	3,486,510	3,454,282	3,401,426	3,404,112
Weighted average number of shares, assuming dilution	3,473,875	3,502,139	3,501,221	3,486,589	3,455,883	3,401,834	3,436,278

	Six Months Ended June 30, (Unaudited)		Twelve Months Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands, except per share information)
Selected Ratios:
Net interest margin	5.71%	5.77%	5.80%	5.99%	6.30%	6.35%	6.55%
Return on average assets(2)	1.26	1.19	1.19	0.45	0.96	0.92	0.93
Return on average equity(2)	12.54	12.62	12.40	4.58	9.90	9.87	10.32
Dividend payout ratio(2)	26.72	26.56	27.38	70.37	33.08	33.20	32.80
Average equity to average assets	10.02	9.42	9.63	9.82	9.65	9.29	9.02
Asset Quality:
Allowance for loan losses (ALL)
Retail Banking	$10,427	$10,792	$10,426	$10,775	$11,115	$11,017	$10,961
Mortgage Banking	598	598	598	598	598	598	553
Consumer Finance	22,376	24,003	22,999	24,353	25,353	23,954	24,092
Ratio of ALL to total loans
Retail Banking	1.34%	1.48%	1.37%	1.48%	1.63%	1.86%	2.08%
Mortgage Banking	16.94	18.15	17.19	18.22	18.26	17.12	16.82
Consumer Finance	7.26	8.11	7.77	8.34	8.33	8.21	8.50

(1)
On January 1, 2019, C&F adopted Accounting Standards Update 2016-02, "Leases (Topic 842)" on a modified retrospective basis, which resulted in recognition of a lease liability of approximately $3.14 million and a corresponding right-of-use asset. Periods prior to January 1, 2019 have not been restated.

(2)
In connection with the reduction in the federal corporate income tax rate as a result of the enactment of the Tax Cuts and Jobs Act of 2017, C&F recognized a one-time remeasurement of its federal net deferred tax asset in 2017, which resulted in additional income tax expense and a decrease in net income of $6.6 million.

 SELECTED HISTORICAL FINANCIAL DATA OF PEOPLES

        The following tables set forth certain of Peoples's consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2018 and as of and for the six months ended June 30, 2019 and 2018. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2018, is derived from Peoples's audited consolidated financial statements. The historical consolidated financial information as of and for the six-month periods ended June 30, 2019 and 2018 is derived from Peoples's unaudited consolidated financial statements. In Peoples's opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months ended June 30, 2019 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2019.

	Six Months Ended June 30, (Unaudited)		Twelve Months Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands, except per share information)
Financial Condition:
Total assets	$194,037	$203,635	$200,833	$184,191	$171,324	$161,155	$157,099
Securities, available for sale	20,721	24,654	27,777	26,395	18,944	18,718	22,909
Loans held for sale
Loan (net of allowance for loan losses)	143,552	162,941	155,038	142,542	133,104	127,790	119,682
Total deposits	172,410	177,402	181,010	166,481	152,269	141,110	137,755
Total shareholders' equity	15,768	16,026	14,748	15,762	15,042	14,257	13,688
Results of Operations:
Interest income	$4,299	$4,102	$8,380	$7,248	$6,831	$6,395	$6,094
Interest expense	1,158	822	1,934	1,124	900	814	810

Net interest income	3,141	3,280	6,446	6,124	5,931	5,581	5,284
Provision for loan losses	350	25	2,515	25	100	340	100

Net interest income after provision for loan losses	2,791	3,255	3,931	6,099	5,831	5,241	5,184
Noninterest income	426	385	641	595	1,004	926	871
Noninterest expenses	2,679	2,696	5,330	4,974	5,086	5,009	4,977

Income before taxes	538	944	(758)	1,720	1,749	1,158	1,078
Income tax expense(1)	95	151	(211)	872	473	271	260

Net income(1)	$443	$793	$(547)	$848	$1,276	$887	$818

Share Data:
Earnings per share, basic and assuming dilution(1)	$1.13	$2.03	$(1.40)	$2.17	$3.26	$2.27	$2.09
Dividends per share	—	0.28	0.58	0.56	0.55	0.52	0.50
Weighted average number of shares	391,450	391,450	391,450	391,450	391,450	391,450	391,450
Selected Ratios:
Net interest margin	3.50%	3.70%	3.60%	3.73%	3.94%	3.82%	3.78%
Return on average assets(1)	0.22	0.41	(0.28)	0.47	0.76	0.55	0.52
Return on average equity(1)	2.90	4.99	(3.59)	5.44	8.64	6.37	6.21
Dividend payout ratio(1)	—	13.87	(41.51)	25.85	16.87	22.95	23.93
Average equity to average assets	7.73	8.20	7.92	8.66	8.81	8.78	8.49
Asset Quality:
Ratio of ALL to total loans	2.68%	1.34%	2.46%	1.51%	1.77%	1.89%	1.92%

(1)
In connection with the reduction in the federal corporate income tax rate as a result of the enactment of the Tax Cuts and Jobs Act of 2017, Peoples recognized a one-time remeasurement of its federal net deferred tax asset in 2017, which resulted in additional income tax expense and a decrease in net income of approximately $362 thousand.

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading "Cautionary Statement Regarding Forward-Looking Statements" on page 22, you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Information about certain risks and uncertainties, including risks and uncertainties regarding C&F's business, can also be found in the documents incorporated by reference into this proxy statement/prospectus by C&F. See "Where You Can Find More Information" on page 91.

Because of the fixed exchange ratio of the stock portion of the merger consideration and the fluctuation of the market price of C&F common stock, the Peoples shareholders will not know at the time of the special meeting the market value of the stock portion of the merger consideration to be paid by C&F to the Peoples shareholders.

        In the merger, each share of Peoples common stock will be converted into the right to receive (i) $27.00 in cash and (ii) 0.5366 shares of C&F common stock, plus cash in lieu of any fractional shares of C&F common stock. The value of 0.5366 shares of C&F common stock will depend upon the price of C&F common stock at the effective time of the merger. The price of C&F common stock as of the effective time of the merger may vary from its price at the date the fixed exchange ratio was established, at the date of this proxy statement/prospectus and at the date of the special meeting. Such variations in the price of C&F common stock may result from changes in the business, operations or prospects of C&F, regulatory considerations, general market and economic conditions, and other factors. Many of these factors are beyond C&F's control. At the time of the special meeting, shareholders of Peoples will not know the exact value of the consideration to be paid by C&F when the merger is completed. You should obtain current market quotations for shares of C&F common stock.

The market price of C&F common stock after the merger may be affected by factors different from those affecting the shares of C&F or Peoples currently.

        Upon completion of the merger, holders of Peoples common stock will become holders of C&F common stock. C&F's business differs in important respects from that of Peoples, and, accordingly, the results of operations of the combined company and the market price of C&F common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of C&F and Peoples. For a discussion of the businesses of C&F and Peoples, see the information described elsewhere in this proxy statement/prospectus and the documents incorporated herein by reference.

Combining Peoples into C&F may be more difficult, costly or time-consuming than we expect.

        The success of the merger will depend, in part, on C&F's ability to realize the anticipated benefits and cost savings from combining the business of Peoples into the business of C&F without materially disrupting the existing customer relationships of Peoples or C&F. If C&F is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.

        C&F and Peoples have operated, and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on C&F's ability to successfully combine the businesses of C&F and Peoples. To realize these anticipated benefits, after the completion of the merger, C&F will integrate Peoples's business into its own. The integration process in the merger could result in the disruption of each party's ongoing business, inconsistencies in standards, controls, procedures, and policies that affect adversely either party's ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. If C&F experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized, fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be disruptions that cause C&F and Peoples to lose customers or cause customers to withdraw their deposits from Peoples's or C&F's banking subsidiaries, or other unintended consequences that could have a material adverse effect on C&F's results of operations or financial condition after the merger. These integration matters could have an adverse effect on each of Peoples and C&F during this transition period and for an indeterminate period after consummation of the merger.

C&F may not be able to effectively integrate the operations of Peoples Community Bank into C&F Bank.

        The future operating performance of C&F and C&F Bank will depend, in part, on the success of the merger of Peoples Community Bank with and into C&F Bank, which is expected to occur after the merger of Peoples with and into C&F. The success of the subsidiary bank merger will, in turn, depend on a number of factors, including C&F's ability to (i) integrate the operations and branches of Peoples Community Bank and C&F Bank, (ii) retain the deposits and customers of Peoples Community Bank and C&F Bank, (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables the combined bank to improve its overall operating efficiencies, and (iv) retain and integrate the appropriate personnel of Peoples Community Bank into the operations of C&F Bank, and reduce overlapping bank personnel. The integration of Peoples Community Bank and C&F Bank following the subsidiary bank merger will require the dedication of the time and resources of the banks' management teams and may temporarily distract managements' attention from the day-to-day business of the banks. If C&F Bank is unable to successfully integrate Peoples Community Bank, C&F Bank may not be able to realize expected operating efficiencies and eliminate redundant costs.

The merger may distract management of C&F and Peoples from their other responsibilities.

        The merger and the subsidiary bank merger could cause the respective management teams of C&F and Peoples to focus their time and energy on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company's management could affect its ability to service existing business and develop new business and adversely affect the business and earnings of C&F or Peoples before the merger, or the business and earnings of C&F after the merger.

Termination of the merger agreement could negatively impact C&F or Peoples.

        If the merger agreement is terminated, C&F's or Peoples's business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of C&F's or Peoples's common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Furthermore, costs relating to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. If the merger agreement is terminated under certain circumstances, Peoples may be required to pay to C&F a termination fee of $900,000. See "The Merger Agreement—Termination Fee" on page 68.

The fairness opinion received by Peoples in connection with the merger does not reflect changes in circumstances since the date of such opinion.

        The opinion rendered by Sandler O'Neill, financial advisor to Peoples, on August 13, 2019, was based upon information available as of such date. Such opinion has not been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of C&F or Peoples, changes in general market and economic conditions or other changes. Any such changes may alter the relative value of C&F or Peoples or the prices of shares of C&F common stock or Peoples common stock by the time the merger is completed. The opinion does not speak as of the date the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that Peoples received from its financial advisor, please see "The Merger—Opinion of Peoples's Financial Advisor," beginning on page 38.

Peoples's directors and executive officers have interests in the merger that differ from the interests of Peoples's other shareholders.

        Peoples shareholders, in deciding how to vote on the merger proposal, should be aware that Peoples's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Peoples shareholders generally. These interests include, among other things, payments to certain of Peoples's executive officers after their respective Peoples employment agreements are terminated in connection with the merger, continued employment of certain of Peoples's executive officers with C&F following completion of the merger, and rights to indemnification and directors' and officers' liability insurance following the merger. These interests may cause directors and executive officers of Peoples to view the merger proposal differently than other Peoples shareholders view the proposal. See "The Merger—Interests of Certain Peoples Directors and Executive Officers in the Merger" beginning on page 53.

The merger agreement limits the ability of Peoples to pursue alternatives to the merger and might discourage competing offers for a higher price or premium.

        The merger agreement contains "no-shop" provisions that, subject to limited exceptions, limit the ability of Peoples to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of its company. In addition, under certain circumstances, if the merger agreement is terminated and Peoples, subject to certain restrictions, consummates a similar transaction other than the merger, Peoples must pay C&F a termination fee of $900,000. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant percentage of ownership of Peoples from considering or proposing the acquisition even if it were prepared to pay consideration with a higher per share market value than that proposed in the merger. See "The Merger Agreement—Termination Fee" beginning on page 68.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

        Before the merger may be completed, C&F and Peoples must obtain approvals from the Federal Reserve and the Bureau of Financial Institutions of the Virginia SCC. C&F Bank and Peoples Community Bank must obtain approval from the FDIC and the Bureau of Financial Institutions of the Virginia SCC for the subsidiary bank merger. Other approvals, waivers or consents from regulators may also be required. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger and the subsidiary bank merger, imposing addition costs on the combined company or limiting the revenues of the combined company, any of which might have an adverse effect on the combined company following the merger. Furthermore, such conditions or changes may constitute, result in or be reasonably expected to result in a burdensome condition that may allow C&F to refuse to complete the merger. See "The Merger—Regulatory Approvals" beginning on page 54.

A significant delay in the completion of the merger could have a material adverse effect on C&F and Peoples as a combined company.

        The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include, among others: (1) approval of the merger agreement by the Peoples shareholders, (2) receipt of all required approvals from bank regulatory authorities and expiration of all applicable waiting periods, (3) absence of any statute, rule, regulation, judgment, decree, injunction or other order prohibiting the completion of the merger, and (4) effectiveness of the registration statement of which this proxy statement/prospectus is a part.

        If these conditions to the completion of the merger are not fulfilled when expected and, as a result, the completion of the merger is delayed, the diversion of management attention from pursuing other opportunities, the constraints in the merger agreement on the ability to make significant changes to each company's ongoing business during the pendency of the merger, the incurrence of additional merger-related expenses, and other market and economic factors could have a material adverse effect on the combined company's business, financial condition and results of operations.

If the number of shares of Peoples common stock for which appraisal rights are perfected equals or exceeds 10% of the outstanding shares of Peoples common stock, C&F and Peoples may not be able to complete the merger and may incur significant additional costs.

        Shareholders of Peoples are entitled to assert dissenters' appraisal rights provided by the Virginia SCA. See "The Merger—Dissenters' Appraisal Rights" beginning on page 55. If the merger is completed, a shareholder of Peoples who has complied with applicable requirements under the Virginia SCA may require C&F to pay, instead of the merger consideration, the fair value of such shareholder's dissenting shares of Peoples common stock in cash. Such fair value would be determined pursuant to the process provided by the Virginia SCA. The merger agreement contains a closing condition that can only be waived by C&F that the aggregate number of shares of Peoples common stock for which appraisal rights have been perfected under the Virginia SCA shall not represent 10% or more of the outstanding shares of Peoples common stock. C&F and Peoples cannot predict the number of shares of Peoples common stock that will constitute dissenting shares in the merger, the additional amount of cash that C&F may be required to pay following the merger with respect to dissenting shares, or the expenses that C&F and Peoples may incur in connection with addressing any assertion of dissenters' appraisal rights. If the number of dissenting shares exceeds the percentage described above, or if C&F or Peoples incurs additional costs in connection with any assertion of dissenters' appraisal rights, it could prevent the merger from being completed or have a material adverse effect on C&F or Peoples.

If outside legal counsel to C&F or Peoples cannot render a tax opinion that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, the exchange ratio and cash portion of the merger consideration may be adjusted.

        If either Williams Mullen, as outside counsel to C&F, or Troutman Sanders LLP, as outside counsel to Peoples, reasonably determines that it cannot render its respective federal tax opinion that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code because of the continuity of interest requirements therein, then C&F, with the consent of Peoples which shall not be unreasonably withheld, has the right to increase the exchange ratio and proportionately decrease the cash component of the merger consideration by the minimum amount necessary to satisfy the requirements of Section 368(a) of the Code. As a general matter, the continuity of interest requirements in Section 368(a) of the Code require that C&F pay no more than 60% of the aggregate merger consideration in cash. Accordingly, if a sufficient number of shares of Peoples common stock constitute dissenting shares that would cause C&F to pay more than 60% of the aggregate merger consideration in cash, C&F may decide, with Peoples's consent, to increase the exchange ratio and proportionately reduce the per share cash consideration.

C&F and Peoples will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on C&F and Peoples. These uncertainties may impair C&F's and Peoples's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with C&F and Peoples to seek to change existing business relationships with C&F and

Peoples. Retention of certain employees by C&F and Peoples may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with C&F or Peoples. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with C&F or Peoples, C&F's or Peoples's business, or the business of the combined company following the merger, could be harmed. In addition, subject to certain exceptions, C&F and Peoples have each agreed to operate its business in the ordinary course prior to closing and refrain from taking certain specified actions until the merger occurs, which may prevent Peoples from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement—Business Pending the Merger" on page 63 for a description of the restrictive covenants applicable to C&F and Peoples.

Current holders of Peoples common stock will have less influence as holders of C&F common stock after the merger.

        It is expected that, as a group, the current holders of common stock of Peoples will own approximately 5.8% of the outstanding common stock of C&F after the merger. Each current holder of Peoples common stock will own a significantly smaller percentage of C&F after the merger than they currently own of Peoples. As a result of the merger, holders of Peoples common stock will have less influence on the management and policies of C&F than they currently have on the management and policies of Peoples.

C&F is not obligated to pay cash dividends on its common stock.

        C&F is a bank holding company and, currently, its primary source of funds for paying dividends to its shareholders is dividends it receives from C&F Bank. C&F is currently paying a quarterly cash dividend to holders of its common stock at a rate of $0.37 per share. However, C&F is not obligated to pay dividends in any particular amounts or at any particular times. C&F's decision to pay dividends in the future will depend on a number of factors, including its capital, applicable governmental regulations and policies, and the availability of funds from which dividends may be paid. See "Market for Common Stock and Dividends" on page 76 and "Description of C&F Capital Stock" on page 80.

The shares of C&F common stock to be received by Peoples shareholders as a result of the merger will have different rights than shares of Peoples common stock.

        Upon completion of the merger, Peoples shareholders will become C&F shareholders and their rights as shareholders will be governed by Virginia law and the C&F articles of incorporation and bylaws. The rights associated with Peoples common stock are different from the rights associated with C&F common stock. See "Comparative Rights of Shareholders" beginning on page 82 for a discussion of the different rights associated with C&F common stock.

The trading volume of C&F's common stock has been relatively low, and market conditions and other factors may affect the value of its common stock, which may make it difficult for C&F shareholders to sell their shares at times, volumes or prices they find attractive.

        While C&F's common stock is traded on the Nasdaq Global Select Market, the shares are thinly traded and the common stock has substantially less liquidity than the average trading market for many other publicly traded financial institutions. Thinly traded stocks can be more volatile than stocks trading in a more active public market. As such, C&F's stock price could fluctuate significantly in the future, with such fluctuations being unrelated to its performance. General market declines or market volatility in the future, especially in the financial institutions sector of the economy, could adversely affect the price of C&F common stock, and the current market price may not be indicative of future market prices. Therefore, C&F shareholders may not be able to sell their shares at the volume, prices or times that they desire.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. C&F and Peoples desire to take advantage of these "safe harbor" provisions with regard to the forward-looking statements in this proxy statement/prospectus and in the documents that are included with and/or incorporated herein by reference. These forward-looking statements reflect the current views of C&F and Peoples with respect to future events and financial performance. Specifically, forward-looking statements may include:

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  statements relating to the ability of C&F and Peoples to timely complete the merger and the benefits thereof, including anticipated efficiencies, opportunities, synergies and cost savings estimated to result from the merger;

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  projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth and other performance measures;

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  statements regarding expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives;

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  discussions of the future state of the economy, competition, regulation, taxation, and our business strategies, subsidiaries, investment risk and policies; and

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  statements preceded by, followed by or that include the words "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "could," "seek," "target" or similar expressions.

        These forward-looking statements express the best judgment of C&F and Peoples based on currently available information and the companies believe that the expectations reflected in these forward-looking statements are reasonable.

        By their nature, however, forward-looking statements often involve assumptions about the future. Such assumptions are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, C&F and Peoples cannot guarantee you that the expectations reflected in or implied by our forward-looking statements actually will be achieved. Actual results may differ materially from those reflected in or implied by the forward-looking statements due to, among other things, the following factors:

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  the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the transaction;

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  the ability to complete the proposed transaction as expected and within the expected time frame;

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  disruptions to customer and employee relationships and business operations caused by the proposed transaction;

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  the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected;

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  the ability to achieve the cost savings and synergies contemplated by the proposed transaction within the expected time frame, or at all;

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  revenues following the merger may be lower than expected;

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  changes in interest rates, deposit flow, local and national economies, or market conditions;

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  changes in law, regulations, accounting principles, and fiscal and monetary policies;

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  loan demand and asset quality, including values of real estate and other collateral;

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  the impact of competition from traditional or new sources;

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  volatility in the securities markets generally or in the market price of C&F's stock specifically; and

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  the risks outlined in "Risk Factors" beginning on page 17.

        We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of a document included with and/or incorporated herein by reference, as of the date of that document. Except as required by law, neither C&F nor Peoples undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed by C&F with the SEC. See "Where You Can Find More Information" beginning on page 91 for a list of the documents incorporated herein by reference.

 THE SPECIAL MEETING

Date, Place and Time

        This proxy statement/prospectus is first being mailed on or about October 23, 2019 to Peoples shareholders who held shares of Peoples common stock on the record date for the special meeting of shareholders. This proxy statement/prospectus is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of Peoples for use at the special meeting to be held at 11:00 a.m. local time, on December 11, 2019 at The Dining Room at Stratford Hall, located at 483 Great House Road, Stratford, Virginia 22558, and at any adjournments of that meeting.

Purposes of the Special Meeting

        At the special meeting, the shareholders of Peoples will be asked:

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  to approve the merger proposal as more fully described in this proxy statement/prospectus; and

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  to approve the adjournment proposal as more fully described in this proxy statement/prospectus.

Recommendation of the Peoples Board of Directors

        The Peoples board of directors believes that the proposed merger with C&F is fair to and is in the best interests of Peoples and its shareholders and unanimously recommends that Peoples shareholders vote "FOR" each of the proposals that will be presented at the special meeting as described in this proxy statement/prospectus.

Record Date and Voting Rights; Quorum

        The Peoples board of directors has fixed the close of business on October 10, 2019 as the record date for determining the shareholders of Peoples entitled to notice of and to vote at the special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of Peoples common stock at the close of business on the record date. At that date, 391,450 shares of Peoples common stock were outstanding and entitled to vote.

        To have a quorum that permits Peoples to conduct business at the special meeting, we require the presence, whether in person or by proxy, of the holders of Peoples's common stock representing a majority of the shares of common stock outstanding on the record date. You are entitled to one vote for each outstanding share of Peoples common stock you held as of the close of business on the record date.

        Holders of shares of Peoples common stock present in person at the special meeting but not voting, and shares of the common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in "street name" that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Votes Required

        Vote Required for Approval of the Merger Proposal.    The approval of the merger proposal requires the affirmative vote of more than two-thirds of the shares of Peoples common stock outstanding on the record date for the special meeting.

        Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the merger proposal requires the affirmative vote of more than two-thirds of the shares of

Peoples common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the merger proposal.

        Vote Required for Approval of the Adjournment Proposal.    The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Peoples common stock voted on the proposal, whether or not a quorum is present.

        Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the adjournment proposal has been approved.

Stock Ownership of Peoples Executive Officers and Directors

        C&F has entered into a support agreement with each director of Peoples, in his or her capacity as a shareholder of Peoples, regarding the voting of shares of Peoples common stock in connection with the merger. Pursuant to the support agreements, each of Peoples's directors has agreed, among other things and subject to several conditions and exceptions, to vote all shares of Peoples common stock owned beneficially or of record by such director, and over which such director has sole rights of voting and disposition, in favor of the merger proposal. As of the record date, directors and executive officers of Peoples were entitled to vote approximately 31,201 shares of Peoples common stock at the special meeting, or approximately 7.97% of the total voting power of shares of Peoples common stock entitled to vote at the special meeting, of which approximately 30,581 or approximately 7.81% of the total voting power of shares of Peoples common stock entitled to vote at the special meeting are subject to a support agreement.

        For more information about the support agreements, see "The Merger Agreement—Support and Non-Competition Agreements" on page 70.

Voting at the Special Meeting

        Record Holders.    If your shares of Peoples common stock are held of record in your name, your shares can be voted at the special meeting in any of the following ways:

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  By Mail.  You can vote your shares by completing and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you complete, sign and return the proxy card, you will be appointing the "proxies" named in the proxy card to vote your shares for you at the special meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of Peoples common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy card. If proxy cards are returned properly executed without an indication as to how the proxies should vote, the Peoples common stock represented by each such proxy card will be voted (i) "FOR" the merger proposal, and (ii) "FOR" the adjournment proposal.

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  By Telephone.  You can appoint the proxies to vote your shares by calling 1-800-PROXIES on a touch-tone phone and following the recorded instructions. The authority you will be giving the proxies is described in the proxy card.

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  Via the Internet.  You can appoint the proxies to vote your shares by going to the Internet website (www.voteproxy.com)and following the instructions on such site. The authority you will be giving the proxies is described in the proxy card.

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  In Person.  You can attend the special meeting and vote in person. A ballot will be provided for your use at the meeting.

        Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and returning the enclosed proxy card or by voting via the Internet or telephone.

        Shares Held in "Street Name."    Only the record holders of shares of Peoples common stock, or their appointed proxies, may vote those shares. As a result, if your shares of Peoples common stock are held for you in "street name" by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this proxy statement/prospectus. Brokers and other nominees who hold shares in "street name" for their clients typically have the discretionary authority to vote those shares on "routine" proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

        If your shares are held in "street name" and you wish to vote them in person at the special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Changes of Votes and Revocation of Proxies

        Record Holders.    If you are the record holder of shares of Peoples common stock and you sign and return a proxy card or vote via the telephone or Internet and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the special meeting by taking the appropriate action described below.

        To change the voting instructions you gave the proxies, you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the special meeting. You may also change the voting instructions you gave the proxies by timely submitting a later proxy via telephone or the Internet. The proxies will follow the last voting instructions received from you before the special meeting.

        To revoke your proxy card:

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  you can give Peoples's corporate secretary a written notice, before the special meeting or, if hand delivered, before the voting takes place at the special meeting, that you want to revoke your proxy card; or

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  you can attend the special meeting and vote in person or notify Peoples's corporate secretary, before the voting takes place, that you want to revoke your proxy card. Simply attending the special meeting alone, without voting in person or notifying Peoples's corporate secretary, will not revoke your proxy card.

        If you submit your new proxy card or notice of revocation by mail, it should be addressed to Peoples's corporate secretary at Peoples Bankshares, Incorporated, 15960 Kings Highway, PO Box 306, Montross, Virginia 22520, Attention: Corporate Secretary, and must be received no later than the beginning of the special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by Peoples's corporate secretary before the voting takes place at the special meeting or at any adjourned meeting.

        If you need assistance in changing or revoking your proxy, please contact Peoples's corporate secretary by calling (804) 493-8031 or by writing to Peoples Bankshares, Incorporated, 15960 Kings

Highway, PO Box 306, Montross, Virginia 22520, Attention: Corporate Secretary. You may also contact Regan & Associates, Inc., Peoples's proxy solicitor, at (800) 737-3426.

        Shares Held in "Street Name."    If your shares are held in "street name" and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.

Solicitation of Proxies

        This solicitation is made on behalf of the Peoples board of directors, and Peoples will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders and gathering voting instructions. Proxies may be solicited, without extra compensation, by Peoples's officers and employees personally and by mail, telephone, facsimile or other means. Peoples has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $3,500, including expenses.

 PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

Approval of the Merger Proposal (Proposal No. 1)

        At the special meeting, shareholders of Peoples will be asked to approve the merger proposal providing for the merger of Peoples with and into C&F. Shareholders of Peoples should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

        After careful consideration, the Peoples board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger, and determined it to be advisable and in the best interests of Peoples and the shareholders of Peoples. See "The Merger—Peoples's Reasons for the Merger; Recommendation of the Peoples Board of Directors" included elsewhere in this proxy statement/prospectus for a more detailed discussion of the Peoples board of directors' recommendation.

        The Peoples board of directors unanimously recommends that Peoples shareholders vote "FOR" the merger proposal.

Approval of the Adjournment Proposal (Proposal No. 2)

        If at the special meeting there are not sufficient votes to approve the merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the merger proposal. In that event, Peoples shareholders will be asked to vote on the adjournment proposal and will not be asked to vote on the merger proposal at the special meeting.

        In order to allow proxies that have been received by Peoples at the time of the special meeting to be voted for the adjournment proposal, Peoples is submitting the adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks Peoples shareholders to authorize the holder of any proxy solicited by the Peoples board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Peoples shareholders who have previously voted.

        If it is necessary to adjourn the special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

        The Peoples board of directors unanimously recommends that Peoples shareholders vote "FOR" the adjournment proposal.

THE MERGER

        The following is a discussion of the merger. This summary may not contain all of the information about the merger that is important to you. The discussion is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.

General

        The C&F board of directors and the Peoples board of directors have each approved the merger agreement and the merger, which provides for the merger of Peoples with and into C&F, with C&F being the surviving company in the merger.

        Pursuant to the terms of the merger agreement, as a result of the merger, each share of Peoples common stock issued and outstanding before the effective time of merger (except for any shares of Peoples common stock owned by C&F and any dissenting shares) will be converted into the right to receive:

  •
  $27.00 in cash; and

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  0.5366 shares of C&F common stock.

        The exchange ratio of 0.5366 shares of C&F common stock will not be adjusted to reflect stock price changes prior to the effective time of the merger. No fractional shares will be issued; instead cash will be paid for fractional shares.

        Based on the number of shares of Peoples common stock outstanding as of June 30, 2019, C&F expects to issue 210,052 shares of common stock in the aggregate upon completion of the merger. At the completion of the merger, it is expected that there will be issued and outstanding approximately 3,648,807 shares of C&F common stock, with current C&F shareholders owning approximately 94.2% of C&F's outstanding common stock, on a fully diluted basis, and former holders of Peoples common stock owning approximately 5.8% of C&F's outstanding common stock, on a fully diluted basis.

        If either Williams Mullen, as outside counsel to C&F, or Troutman Sanders LLP, as outside counsel to Peoples, reasonably determines that it cannot render its respective federal tax opinion that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code because of the continuity of interest requirements therein, then C&F, with the consent of Peoples which shall not be unreasonably withheld, has the right to increase the exchange ratio and proportionately decrease the per share cash consideration by the minimum amount necessary to satisfy the requirements of Section 368(a) of the Code.

        After the merger, it is expected that Peoples Community Bank, the wholly-owned bank subsidiary of Peoples, will merge with and into C&F Bank, the wholly-owned bank subsidiary of C&F. C&F Bank will be the surviving bank in the subsidiary bank merger.

Background of the Merger

        The merger agreement is the result of arms-length negotiations between representatives of C&F and Peoples, during which the parties consulted their respective legal and financial advisors. The following is a brief discussion of the background of these negotiations.

        C&F's board of directors and management have, from time to time, engaged in long-term strategic reviews and considered ways to enhance shareholder value and C&F's performance and prospects in light of industry and market conditions, including through potential strategic transactions such as an acquisition of another financial institution.

        Similarly, as part of the ongoing evaluation of its business, Peoples periodically has reviewed and assessed various strategic alternatives to enhance shareholder value, including whether it should remain independent, raise capital to support future growth, or combine with a larger financial institution. Beginning in 2017, in light of excess liquidity and capital held on Peoples's balance sheet and recent trends in merger and acquisition activity in the banking market, Peoples began to consider ways to increase earnings as a way to enhance shareholder value. One method involved the purchase of loan portfolios and loan participations in brokered transactions. An attractive loan product for Peoples involved the purchase of medical student loan portfolios with an aggregate principal value of approximately $7 million, the principal and interest of which were backed by surety bonds issued by Reliamax Surety Co. ("Reliamax"). Unexpectedly, Reliamax was declared insolvent in June 2018, leading to a deterioration in the credit quality of the loan portfolios and unanticipated losses. Peoples immediately increased the frequency and depth of credit quality monitoring and management efforts and worked with its federal and state banking regulators to conservatively reserve against credit losses in these portfolios. As of March 31, 2019, Peoples had recorded general and specific allowances for loan losses in these portfolios of $4,095,000 and had recorded related provisions for loan losses of $200,000 from January 1, 2019 through the first quarter of 2019.

        Beginning in late 2018, the Peoples board of directors and executive management began meeting to review strategic alternatives to address the performance of the purchased student loan portfolios. These discussions merged with more general discussions regarding strategic alternatives to enhance shareholder value. In addition, throughout early 2019, Peoples's Chairman of the Board, George R. Sisson, III, its President and Chief Executive Officer, Robert K. Bailey, III, and its Chief Financial Officer, Zirkle Blakey, III, met several times to informally discuss these and other considerations, including the current banking environment in Eastern and Central Virginia, recent transactions in the banking and financial services industry, Peoples's current financial and regulatory health, and possible strategic transactions available to Peoples to enhance shareholder value.

        On February 28, 2019, the Peoples board of directors held a regular meeting at which Mr. Bailey updated the full board regarding the bank's overall performance and financial condition, including the acquired loan portfolios and other factors significant to the bank's performance and profitability, including the goal to enhance shareholder value. Mr. Bailey outlined several strategic options for Peoples, including a sale or merger and a potential capital raise. The Peoples board of directors determined to interview investment banking firms regarding the complete range of strategic options available to the company.

        On April 4, 2019, the Peoples board of directors held a special meeting at which representatives from Sandler O'Neill presented an analysis of several potential merger and acquisition strategic partners as well as certain capital raising alternatives. The Peoples board of directors asked the representatives of Sandler O'Neill to provide more information on potential merger and acquisition transactions, but did not engage Sandler O'Neill at this time. Thereafter, at the direction of the Peoples board of directors, Messrs. Bailey and Blakey continued discussions with representatives of Sandler O'Neill about various alternatives to maintain Peoples's competitiveness and increase shareholder value.

        By a letter dated April 4, 2019, Peoples received an unsolicited indication of interest from a larger peer bank holding company with banking operations adjacent to Peoples (the "Peer Company"). Peoples's management shared the letter with legal counsel at Troutman Sanders LLP ("Troutman") and relayed the key terms to representatives of Sandler O'Neill.

        On April 16, 2019, the Peoples board of directors held a regular meeting at which representatives from Sandler O'Neill and Troutman joined via conference call to discuss the variables, benefits, and costs of the sale of Peoples and a possible capital raise, as well as the Peer Company's indication of interest. Representatives of Troutman discussed applicable fiduciary duties and standards of director conduct under Virginia law with the Peoples board of directors, as well as federal and state securities laws. On April 17, 2019 the Peoples board of directors engaged Sandler O'Neill to act as an independent financial advisor to the Peoples Board of directors in connection with a potential business combination and to assist the Peoples board of directors in evaluating the Peer Company's indication of interest from a financial point of view. With the consent of the board, Mr. Bailey began discussions with the Peer Company regarding a potential business combination.

        On April 19, 2019, the Peoples board of directors participated in a telephone conference call during which representatives from Sandler O'Neill and Troutman presented their views on the process for exploring a merger that would create value for Peoples's shareholders. The Peoples board of directors authorized Mr. Blakey to execute a mutual confidentiality agreement with the Peer Company and directed representatives of Troutman and Sandler O'Neill to investigate legal and transactional concerns presented by a potential merger with the Peer Company.

        On April 23, 2019, the Peoples board of directors held a special meeting at which representatives from Sandler O'Neill and Troutman participated by telephone to discuss concerns related to the regulatory approval of a merger with the Peer Company. As a result of this discussion, the Peoples board of directors asked representatives of Sandler O'Neill to identify and analyze other entities that may have the interest and financial ability to acquire Peoples.

        Throughout the remainder of April 2019 and early May 2019, Messrs. Bailey and Blakey conferred with representatives of Sandler O'Neill and Troutman regarding a possible merger of Peoples with the Peer Company. On May 9, 2019, Messrs. Bailey and Blakey met with representatives of the Peer Company to discuss a potential merger and concerns related to the regulatory approval process. As a result of that meeting, Messrs. Bailey and Blakey agreed to allow the Peer Company additional time to consider those issues.

        On May 21, 2019, the Peoples board of directors held a regular meeting at which representatives of Sandler O'Neill and Troutman participated by telephone. In light of the potential for heightened regulatory scrutiny during the regulatory approval process of a merger involving the Peer Company, the Peoples board of directors authorized representatives of Sandler O'Neill to solicit other financial institutions regarding a potential merger with Peoples. The Peoples board of directors also instructed bank management to complete a confidential information memorandum and assemble diligence materials for posting to a virtual data room. Subsequently, from late May 2019 through June 2019, representatives of Sandler O'Neill contacted 37 financial institutions to discuss their interest in a merger with Peoples. Of those contacted, 22 signed a non-disclosure agreement in order to access the data room. C&F signed a non-disclosure agreement on May 22, 2019 and on May 28, 2019 received the confidential information memorandum and was granted access to the electronic data room. On June 11, 2019, Peoples's management had a conference call with representatives of Sandler O'Neill and Troutman to discuss the parties, the diligence review process, and the prospects for a successful merger.

        On June 13, 2019, at a regular meeting of the C&F board of directors, senior management discussed with the board the outreach from Sandler O'Neill regarding C&F's interest in a possible merger with Peoples. Senior management shared information about Peoples that it had gathered during its preliminary due diligence review and, together with representatives of Keefe, Bruyette & Woods, Inc. ("KBW"), C&F's financial advisor, discussed the financial considerations related to the potential transaction. Following a discussion of Peoples's business and various aspects of the transaction, the C&F board authorized management to submit to Sandler O'Neill a preliminary non-binding indication of interest, which was submitted on June 19, 2019.

        On June 18 and 19, 2019, Peoples received letters of intent from five of the 22 financial institutions that signed a non-disclosure agreement. C&F and the Peer Company were among the five interested parties. Each of the five letters of intent presented a range of values per share, subject to further due diligence.

        On June 20, 2019, the Peoples board of directors held a regular meeting at which representatives of Sandler O'Neill and Troutman participated via telephone to discuss the five letters of intent. Representatives of Sandler O'Neill assisted the Peoples board of directors in analyzing the five letters from a financial point of view and facilitated discussions regarding whether the parties would be a good fit for a strategic transaction with Peoples.

        On June 24, 2019, at a special meeting of the Peoples board of directors attended by representatives from Troutman and Sandler O'Neill, the Peoples board of directors engaged in a meaningful discussion of the financial basis of each of the five letters and the prospect of a merger with each of the interested parties. Based on the presentation by representatives of Sandler O'Neill and the discussion among the directors, the Peoples board of directors authorized representatives of Sandler O'Neill to invite four of the five parties to participate in a second round of discussions, to include further due diligence, loan review, and in-person meetings. C&F was one of the four parties chosen to participate in the second round. Based on the comparative analysis of the various offers and the likelihood of heightened scrutiny during the regulatory approval process, the Peoples board of directors determined not to pursue further discussions with the Peer Company. Shortly thereafter, one of the parties invited to participate in the second round withdrew from the process for reasons unrelated to Peoples.

        From the end of June 2019 through mid-July 2019, representatives of Sandler O'Neill continued discussions with the three remaining interested parties. Executive management of Peoples conducted in-person meetings with executive management from each of the three parties, at which the parties discussed, among other things: (i) each other's respective background and current business operations; (ii) the variables, costs, and benefits of combining their respective banking operations and personnel; and (iii) the likelihood for a successful merger transaction process from a legal, regulatory, and financial outlook.

        On July 19, 2019, at a special meeting of the C&F board of directors, senior management lead a discussion regarding Peoples, the results of the due diligence performed to date, and the advisability of the potential merger. Representatives of KBW assisted the board with its review of the financial aspects of the merger. The board debated certain perceived positive and negative considerations about the transaction and identified the terms of a proposal that it believed would result in a positive outcome for C&F and its shareholders. Following this discussion, the board authorized management to submit a second non-binding indication of interest to Peoples.

        On July 22, 2019, the three parties each submitted a second round indication of interest with revised bids. The indications of interest presented a range of values per share of Peoples common stock, including all cash and mixed stock-and-cash consideration offers, each subject to further due diligence.

        On July 25, 2019, the Peoples board of directors held a regular meeting at which representatives from Sandler O'Neill and Troutman participated to discuss the second round bids. Representatives from Sandler O'Neill reported on the current environment for a merger with each of the three parties, including key modeling assumptions, estimated costs, and financial analyses. Representatives of Sandler O'Neill noted the process resulted in two competitive bids and one non-competitive bid. With respect to the two competitive bids, C&F submitted a bid with an implied value of $54.00 per share of Peoples's common stock, and an out-of-market publicly-traded bank holding company submitted a bid with an implied value of $52.00 per share of Peoples common stock. Representatives of Sandler O'Neill discussed their comparison of the competitive proposals and the two bidders, which focused on distinguishing terms between the respective bids, and responded to questions from the Peoples board of directors regarding its analysis. Representatives from Troutman advised the Peoples board of directors on aspects of the two competitive bids, including the merger consideration, financial performance and dividend history, market areas and branch networks, select legal terms in the bids, and the potential impact on Peoples's shareholders, employees, communities, and customers. Representatives of Sandler O'Neill and Troutman also advised the Peoples board of directors on market trends in recent bank merger transactions, the anticipated timeline for negotiating a transaction with each bidder, and a preliminary compensation and benefits analysis for key Peoples executives.

        After detailed discussion of the proposals from C&F and the out-of-market bank holding company, including extensive deliberations regarding Peoples's financial condition, the impact to Peoples's operations during the merger transaction process, and the anticipated benefits for Peoples's shareholders, the Peoples board of directors determined that it was in the best interests of Peoples and its shareholders to pursue the proposal received from C&F. By a unanimous vote, the Peoples board of directors authorized Mr. Bailey to perform additional due diligence related to the merger and to execute a non-binding letter of intent with C&F and directed Peoples's management and advisors to negotiate a definitive agreement for the merger of Peoples with and into C&F. The Peoples board of directors further directed representatives of Sandler O'Neill to communicate Peoples's decision to the other participants in the second round and directed Troutman to contact representatives of Williams Mullen, legal counsel to C&F.

        Thereafter, Peoples and C&F pursued further discussions concerning a potential merger. In connection therewith, and continuing through execution of the definitive agreement, C&F and Peoples conducted extensive business, legal, and financial due diligence investigations. Throughout this period, Peoples and C&F each updated its electronic data room for use by the other party in connection with the ongoing due diligence process. Each party prepared disclosure letters based on such diligence investigations.

        On July 29, 2019, Messrs. Bailey and Blakey met with executive management of C&F at C&F's principal office in Toano, Virginia, to discuss the terms of a potential definitive agreement. This meeting included, among other things, discussion of how the respective organizations' operations, personnel, and properties might be integrated and potential severance compensation for displaced Peoples employees. Also on July 29, 2019, representatives of C&F and a third-party loan review firm engaged by C&F began a detailed, onsite review of Peoples's loan portfolio, which was completed on August 6, 2019.

        On July 31, 2019, representatives of Williams Mullen delivered an initial draft of the merger agreement, including ancillary support agreements for each of Peoples's directors, to representatives of Troutman. Over the next several days, representatives of Troutman reviewed and discussed the merger agreement with Peoples's management and representatives of Sandler O'Neill. On August 5, 2019, Troutman delivered comments on the draft merger agreement and related documents to representatives of Williams Mullen.

        From August 5 through August 12, 2019, C&F and Peoples, with the assistance of their respective financial advisors and legal counsel, negotiated the terms of the merger agreement and related documents, including benefits and compensation matters related to Messrs. Bailey and Blakey, as well as various matters related to the proposed combination of C&F and Peoples, additional due diligence, and preparation of the parties' disclosure letters.

        On August 7, 2019, representatives of Sandler O'Neill and Messrs. Bailey and Blakey participated in a reverse due diligence call with representatives of C&F and KBW to discuss financial and operational aspects of C&F including a further discussion of C&F's business lines.

        On August 13, 2019, the C&F board of directors convened a special meeting to consider the proposed merger and the merger agreement. The board and representatives of KBW discussed financial aspects of the transaction. Representatives of Williams Mullen advised the C&F board of directors regarding their fiduciary duties, the legal structure and terms of the proposed transaction, and the proposed merger agreement, and addressed other matters related to the merger and advised the board generally regarding the merger. After detailed discussion and careful deliberation, the C&F board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby were advisable and in their shareholders' best interests, and (ii) approved and adopted the merger agreement and approved the merger.

        Also on August 13, 2019, the Peoples board of directors held a special meeting to consider the terms of the proposed merger with C&F. At the meeting, representatives of Sandler O'Neill reviewed and discussed with the Peoples board of directors its financial analyses of Peoples, C&F, and the proposed merger. Sandler O'Neill rendered its oral opinion to the Peoples board of directors, which was subsequently confirmed in writing by delivery of Sandler O'Neill's written opinion dated August 13, 2019, to the effect that, as of August 13, 2019 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Peoples common stock. Representatives of Troutman reviewed the final negotiated terms and conditions of the proposed merger agreement, related transaction documents (including the support agreements with directors of Peoples and the parties' disclosure letters), and reviewed with the Peoples board of directors the legal standards applicable to its decisions and actions with respect to the proposed merger. After considering the proposed terms of the merger agreement and other transaction documents and its discussions with Peoples's financial and legal advisors, and taking into consideration the matters discussed during meetings of the Peoples board of directors, including the factors described below under "—Peoples's Reasons for the Merger; Recommendation of the Peoples Board of Directors," the Peoples board of directors unanimously (i) approved and adopted the merger agreement, (ii) determined that the merger, the merger agreement and the transactions contemplated by the merger agreement were in the best interests of Peoples and its shareholders, and (iii) determined to recommend that the Peoples shareholders approve the merger agreement and the transactions contemplated thereby.

        On August 13, 2019, C&F and Peoples executed the definitive merger agreement. After the closing of financial markets on August 13, 2019, C&F and Peoples issued a press release publicly announcing the merger.

Peoples's Reasons for the Merger; Recommendation of the Peoples Board of Directors

        After extensive review and discussion, Peoples's board of directors, at a meeting held on August 13, 2019, unanimously determined that the merger agreement is in the best interests of Peoples and its shareholders. Accordingly, Peoples's board of directors adopted and approved the merger agreement and unanimously recommends that Peoples shareholders vote "FOR" the approval of the merger proposal and "FOR" the approval of the adjournment proposal.

        In reaching its decision to adopt and approve the merger agreement and to recommend that its shareholders approve the merger agreement, the Peoples board of directors consulted with Peoples management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following principal factors:

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  a review of the prospects, challenges and risks of Peoples remaining independent, including management by Peoples of certain of its purchased loan portfolios, versus merging with C&F given the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, and the regulatory and compliance environment;

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  the ability of Peoples's shareholders to benefit from the combined company's potential growth and stock appreciation, and the expectation that the combined company will have superior future earnings and prospects compared to Peoples's earnings and prospects on an independent basis;

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  the value of C&F common stock and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of C&F, taking into account the results of Peoples's due diligence investigation of C&F;

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  the strength of C&F's management and board of directors;

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  the expected cash dividend payments to be received by Peoples's shareholders, as shareholders of C&F following the merger, due to the quarterly cash dividend paid by C&F (currently $0.37 per common share), although C&F has no obligation to pay dividends in any particular amounts or at any particular times;

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  the financial and other terms of the merger, including that Peoples shareholders will receive C&F common stock for a portion of their shares of Peoples common stock, enabling them to participate in any growth opportunities of the combined company;

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  Peoples's understanding of the current and prospective environment in which Peoples and C&F operate, including local economic conditions and the competitive environment for financial institutions generally;

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  the advantages of being part of a larger entity, including the expectation of cost savings and operating efficiencies and the ability of a larger institution to compete in the banking environment and to leverage overhead costs, including the cost of financial technology;

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  that C&F common stock is traded on the Nasdaq Global Select Market and has substantially greater liquidity than Peoples common stock;

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  the compatibility of Peoples's business, operations and culture with those of C&F;

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  the possible effects of the proposed merger on Peoples's employees and customers, including the benefits to Peoples's customers through enhancements in bank products and services, higher lending limits and greater financial resources;

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  Peoples's and C&F's similar commitments to their communities;

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  the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions; and

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  the financial analyses delivered to Peoples's board of directors by representatives of Sandler O'Neill as well as the opinion of Sandler O'Neill rendered to the Peoples board of directors on August 13, 2019 to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill as set forth in the opinion, the merger consideration to be received by the holders of Peoples common stock was fair, from a financial point of view, to such holders.

        The Peoples board of directors also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with C&F were likely to outweigh substantially these risks and factors. These risks included:

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  that the exchange ratio for the stock component of the merger consideration is fixed, so if the market price of C&F common stock is lower at the time of consummation of the merger than at the date of this proxy statement/prospectus or the date of the Peoples special meeting of shareholders, the economic value of the merger consideration to be received by holders of Peoples common stock would be lower;

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  that certain of Peoples's officers have interests in the merger that are in addition to their interests generally as Peoples shareholders, which have the potential to influence such officers' views and actions in connection with the merger;

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  the challenges of integrating Peoples's business, operations and employees with those of C&F;

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  the risk that the benefits and cost savings sought in the merger would not be fully realized;

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  the costs associated with the merger and the risk that the merger would not be consummated;

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  the possibility that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company;

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  the effect of the public announcement of the merger on Peoples's customer relationships, its ability to retain employees and the potential for disruption of Peoples's ongoing business;

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  the potential risk of diverting management attention and resources from the operation of Peoples's business and towards the completion of the merger;

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  that while the merger is pending, Peoples will be subject to restrictions on how it conducts business that could delay or prevent Peoples from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent;

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  the termination fee payable, under certain circumstances, by Peoples to C&F, including the risk that the termination fee might discourage third parties from offering to acquire Peoples by increasing the cost of a third party acquisition; and

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  the possibility of litigation challenging the merger, and its belief that any such litigation would be without merit.

        The foregoing discussion of the information and factors considered by the Peoples board of directors is not exhaustive, but includes the principal factors that the board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by the Peoples board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not quantify, rank or assign any relative or specific weight to the foregoing factors. Rather, it considered all of the factors as a whole. The board of directors discussed the foregoing factors, including asking questions of Peoples's management and legal and financial advisors, and reached general consensus that the merger was in the best interests of Peoples and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the merger agreement.

        The foregoing explanation of Peoples's board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

C&F's Reasons for the Merger

        After careful consideration, C&F's board of directors, at a meeting held on August 13, 2019, unanimously determined that the merger agreement is in the best interests of C&F and its shareholders. Accordingly, C&F's board of directors adopted and approved the merger agreement.

        In reaching its decision to adopt and approve the merger agreement, C&F's board of directors evaluated the merger and the merger agreement in consultation with C&F management, as well as

C&F's financial and legal advisors, and considered a number of factors, including, but not limited to, the following principal factors:

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  Peoples's financial condition, earnings, business, operations, and prospects, taking into account the results of C&F's due diligence investigation of Peoples;

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  the nature of Peoples's business culture, its customer-focused approach, and its commitment to the communities in which it operates;

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  the longevity of Peoples's customer base;

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  the composition of the branch networks of C&F and Peoples in contiguous market areas and that the merger will provide C&F access to new markets in the Northern Neck area of Virginia and in Fredericksburg, Virginia;

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  C&F's expectation that the merger with Peoples will increase the portion of C&F's earnings that is derived from traditional retail banking activities;

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  C&F's expectations and analyses of cost synergies, earnings accretion, tangible book value dilution, earn back period for tangible book value dilution and internal rate of return;

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  the strong capital position maintained by C&F prior to the merger and the anticipated strong capital position for the combined entity following the merger;

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  the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

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  the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the industry;

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  the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions; and

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  the financial and other terms of the transaction, including that the merger consideration is a mix of cash and stock, expected tax treatment, deal protection and termination fee provisions.

        The C&F board of directors also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of acquiring Peoples were likely to outweigh substantially these risks and factors. These risks included:

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  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Peoples's business, operations and workforce with those of C&F , including the execution risk of data system conversion and the possible negative effect on customer relationships;

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  the potential risks of diverting management attention and resources from the operation of C&F's business and towards the completion of the merger;

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  expenses to be incurred in working toward completion of the merger; and

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  the risks of the type and nature described under the "Risk Factors" section of this proxy statement/prospectus and described in the filings of C&F that are incorporated in this proxy statement/prospectus by reference.

        The foregoing discussion of the information and factors considered by the C&F board of directors is not exhaustive, but includes the principal factors that the board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by the C&F board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not quantify, rank or assign any relative or specific weight to the foregoing factors. Rather, it considered all of the factors as a whole. The board of directors discussed the foregoing factors and reached general consensus that the merger was in the best interests of C&F and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the merger agreement.

        The foregoing explanation of C&F's board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of Peoples's Financial Advisor

        Peoples retained Sandler O'Neill to act as financial advisor to the Peoples board of directors in connection with Peoples's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to the Peoples board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 13, 2019 meeting at which the Peoples board of directors considered the merger and the merger agreement, Sandler O'Neill delivered to the Peoples board of directors its oral opinion, which was subsequently confirmed in writing on August 13, 2019, to the effect that, as of such date, the merger consideration was fair to the holders of Peoples common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Peoples common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger and the merger proposal.

        Sandler O'Neill's opinion was directed to the Peoples board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Peoples as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger proposal. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Peoples common stock and did not address the underlying business decision of Peoples to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Peoples or the effect of any other transaction in which Peoples might engage. Sandler O'Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Peoples or C&F, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  an execution copy of the merger agreement;

  •
  certain publicly available financial statements and other historical financial information of Peoples and its banking subsidiary that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of C&F and its banking subsidiary that Sandler O'Neill deemed relevant;

  •
  certain internal financial projections for Peoples for the years ending December 31, 2019 through December 31, 2021 as well as an assumed long-term annual net income growth rate for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of Peoples;

  •
  certain internal financial projections for C&F for the years ending December 31, 2019 through December 31, 2023 and assumed dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of C&F;

  •
  the pro forma financial impact of the merger on C&F based on certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as provided by the senior management of C&F, as well as certain internal financial projections for Peoples for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Peoples and adjusted by the senior management of C&F;

  •
  the publicly reported historical price and trading activity for Peoples common stock and C&F common stock, including a comparison of certain stock market information for Peoples common stock and C&F common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for Peoples and C&F with similar financial institutions for which information is publicly available;

  •
  the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations, and financial, economic and market criteria that Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of Peoples the business, financial condition, results of operations and prospects of Peoples and held similar discussions with certain members of senior management of C&F and its representatives regarding the business, financial condition, results of operations and prospects of C&F.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O'Neill from public sources, that was provided to Sandler O'Neill by Peoples or C&F or their respective representatives, or that was otherwise reviewed by Sandler O'Neill, and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill relied on the assurances of the respective managements of Peoples and C&F that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Peoples or C&F or any of their respective subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of

Peoples or C&F or any of their respective subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Peoples or C&F, or of the combined entity after the merger, and Sandler O'Neill did not review any individual credit files relating to Peoples or C&F or any of their respective subsidiaries. Sandler O'Neill assumed, with the consent of Peoples, that the respective allowances for loan losses for both Peoples and C&F were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for Peoples for the years ending December 31, 2019 through December 31, 2021 as well as an assumed long-term annual net income growth rate for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of Peoples. In addition, Sandler O'Neill used certain internal financial projections for C&F for the years ending December 31, 2019 through December 31, 2023 and assumed dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of C&F. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to the pro forma financial impact of the merger on C&F based on certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as provided by the senior management of C&F, as well as certain internal financial projections for Peoples for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Peoples and adjusted by the senior management of C&F. With respect to the foregoing information, the respective senior managements of Peoples and C&F confirmed to Sandler O'Neill that such information reflected the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Peoples and C&F, respectively, and the other matters covered thereby, and Sandler O'Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O'Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Peoples or C&F since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that Peoples and C&F would remain as going concerns for all periods relevant to its analysis.

        Sandler O'Neill also assumed, with the consent of Peoples, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Peoples, C&F, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with the consent of Peoples, Sandler O'Neill relied upon the advice that Peoples received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O'Neill expressed no opinion as to any such matters.

        Sandler O'Neill's opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading value of Peoples common stock or C&F common stock at any time or what the value of C&F common stock would be once it is actually received by the holders of Peoples common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to the Peoples board of directors, but is a summary of the material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not readily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Peoples or C&F and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Peoples and C&F and the companies to which they were compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the merger consideration to the holders of Peoples common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Peoples, C&F and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Peoples board of directors at its August 13, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Peoples common stock or C&F common stock or the prices at which Peoples or C&F common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by the Peoples board of directors in making its decision to approve the merger agreement and the merger and the analyses described below should not be viewed as determinative of the decision of the Peoples board of directors with respect to the fairness of the merger consideration.

  Summary of Proposed Merger Consideration and Implied Transaction Metrics

        Sandler O'Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Peoples common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive (i) cash in the amount of $27.00 per share, and (ii) 0.5366 shares of C&F common stock. Sandler O'Neill calculated an aggregate implied transaction value of approximately $21.8 million, and an implied purchase price per share of $55.64 consisting of the implied value of $28.64 stock consideration based on the closing price of C&F common stock on August 9, 2019 of $53.38 and the cash consideration in the amount of $27.00 per share. Based upon financial information for Peoples as of or for the last twelve months ("LTM") ended June 30, 2019 and the closing price of Peoples common stock on August 9, 2019, Sandler O'Neill calculated the following implied transaction metrics:

Transaction Price Per Share / Peoples Book Value Per Share	138%
Transaction Price Per Share / Peoples Tangible Book Value Per Share	138%
Transaction Price / Peoples Year-to-Date Annualized Earnings Per Share	24.6x
Transaction Price Per Share / Peoples 2019E(1) Earnings Per Share	30.0x
Transaction Price Per Share / Peoples 2020E(1) Earnings Per Share	23.7x
Tangible Book Premium / Core Deposits(2)	4.6%
Tangible Book Premium / Core Deposit(3)	3.7%
Market Premium as of August 9, 2019	96.6%

(1)
As provided by Peoples senior management.

(2)
Core deposits defined as total deposits less time deposits with balances greater than $100,000.

(3)
Core deposits defined as total deposits less time deposits with balances greater than $250,000.

  Stock Trading History

        Sandler O'Neill reviewed the publicly available historical reported trading prices of Peoples common stock and C&F common stock for the one-year and three-year periods ended August 9, 2019. Sandler O'Neill then compared the relationship between the movements in the price of Peoples common stock and C&F common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

  Peoples One-Year Stock Performance

	Beginning Value August 9, 2018	Ending Value August 9, 2019
Peoples	100%	63.6%
Peoples Peer Group	100%	96.2%
S&P 500 Index	100%	102.3%
Nasdaq Bank Index	100%	83.8%

  Peoples Three-Year Stock Performance

	Beginning Value August 9, 2016	Ending Value August 9, 2019
Peoples	100%	138.0%
Peoples Peer Group	100%	128.8%
S&P 500 Index	100%	133.8%
Nasdaq Bank Index	100%	121.5%

  C&F's One-Year Stock Performance

	Beginning Value August 9, 2018	Ending Value August 9, 2019
C&F	100%	86.8%
C&F Peer Group	100%	96.2%
S&P 500 Index	100%	102.3%
Nasdaq Bank Index	100%	83.8%

  C&F's Three-Year Stock Performance

	Beginning Value August 9, 2016	Ending Value August 9, 2019
C&F	100%	124.2%
C&F Peer Group	100%	136.0%
S&P 500 Index	100%	133.8%
Nasdaq Bank Index	100%	121.5%

  Comparable Company Analyses

        Sandler O'Neill used publicly available information to compare selected financial information for Peoples with a group of financial institutions selected by Sandler O'Neill. The Peoples peer group included publicly-traded banks and thrifts headquartered in Virginia with total assets less than $500 million, but excluded targets of announced merger transactions (the "Peoples Peer Group"). The Peoples Peer Group consisted of the following companies:

Bank of Botetourt	Oak View National Bank
Bank of Fincastle	Pinnacle Bankshares Corporation
Citizens Bancorp of Virginia, Inc.	Pioneer Bankshares, Inc.
Farmers Bank of Appomattox	Touchstone Bank
Freedom Bank of Virginia	Virginia Bank Bankshares, Incorporated

        The analysis compared publicly available financial information for Peoples and financial data provided by Peoples management with corresponding data for the Peoples Peer Group as of or for the period ended June 30, 2019 (unless otherwise noted) with pricing data as of August 9, 2019. The table below sets forth the data for Peoples and the median, mean, low and high data for the Peoples Peer Group.

  Peoples Comparable Company Analysis

	Peoples	Peoples Peer Group Median	Peoples Peer Group Mean	Peoples Peer Group Low	Peoples Peer Group High
Total assets ($ in millions)	194	326	342	201	490
Loans/Deposits (%)	85.6	89.9	88.6	65.7	103.9
Non-performing assets(1) /Total assets (%)	2.96	0.90	1.13	0.14	2.85
Tangible common equity/Tangible assets (%)	8.13	11.81	11.48	8.87	13.60
Tier 1 leverage ratio (%)	9.80	11.64	11.61	9.37	14.37
Total RBC ratio (%)	15.49	16.14	16.53	12.25	24.40
CRE/Total RBC ratio (%)	106.1	127.4	136.5	49.6	227.3
YTD Return on average assets (%)	0.45	0.89	0.86	0.40	1.44
YTD Return on average equity (%)	5.72	8.04	7.50	3.32	12.11
YTD Net interest margin (%)	3.49	3.98	3.99	3.40	4.68
YTD Efficiency ratio (%)	75.1	70.9	73.6	61.8	88.0
Price/Tangible book value (%)	72	101	106	96	123
Price/Annualized YTD earnings per share (x)	12.9	12.3	15.2	9.6	29.9
Current dividend yield (%)	0.0	2.2	2.2	0.0	6.0
Market value ($ in millions)	11	37	40	25	68

(1)
Nonperforming assets defined as nonaccrual loans, restructured loans, and other real estate owned.

Note:
Financial data for Pinnacle Bankshares Corporation, Farmers Bank of Appomattox, Pioneer Bankshares, Incorporated and Virginia Bank Bankshares, Incorporated as of or for the period ending March 31, 2019.

        Sandler O'Neill used publicly available information to perform a similar analysis for C&F by comparing selected financial information for C&F with a group of financial institutions selected by Sandler O'Neill. The C&F peer group included publicly-traded banks and thrifts headquartered Virginia, Maryland, North Carolina and West Virginia with total assets between $1.0 billion and $3.0 billion, but excluded targets of announced merger transactions (the "C&F Peer Group"). The C&F Peer Group consisted of the following companies:

American National Bankshares Inc.	MVB Financial Corp.
Bay Banks of Virginia, Inc.	National Bankshares, Inc.
Capital Bancorp, Inc.	Old Point Financial Corporation
Community Bankers Trust Corporation	Peoples Bancorp of North Carolina, Inc.
Community Financial Corporation	Premier Financial Bancorp, Inc.
First Bancorp, Inc.	Revere Bank
First Community Bankshares, Inc.	Select Bancorp, Inc.
First United Corporation	Shore Bancshares, Inc.
FVCBankcorp, Inc.	Southern BancShares (N.C.), Inc.
Howard Bancorp, Inc.	Southern National Bancorp of Virginia, Inc.
John Marshall Bancorp, Inc.	Summit Financial Group, Inc.
MainStreet Bancshares, Inc.

        The analysis compared publicly available financial information for C&F with corresponding data for the C&F Peer Group as of or for the year ended June 30, 2019 (unless otherwise noted) with pricing data as of August 9, 2019. The table below sets forth the data for C&F and the median, mean, low and high data for the C&F Peer Group.

  C&F Comparable Company Analysis

	C&F		C&F Peer Group Median	C&F Peer Group Mean	C&F Peer Group Low	C&F Peer Group High
Total assets ($ in millions)	1,568		1,494	1,741	1,029	2,761
Loans/Deposits (%)	90.1		96.8	93.7	68.2	107.9
Non-performing assets(1) /Total assets (%)	0.40		0.84	0.92	0.14	2.52
Tangible common equity/Tangible assets (%)	9.24		10.26	10.53	8.26	14.75
Tier 1 leverage ratio (%)	11.30		10.70	10.93	8.91	14.26
Total RBC ratio (%)	14.80		13.60	14.38	11.90	22.53
CRE/Total RBC ratio (%)	185.6	(2)	261.4	259.6	127.5	413.7
LTM Return on average assets (%)	1.23		1.22	1.13	0.47	1.70
LTM Return on average equity (%)	12.37		10.45	9.96	3.52	14.18
LTM Net interest margin (%)	5.77		3.66	3.82	3.33	5.57
LTM Efficiency ratio (%)	68.7		59.0	61.8	49.8	78.8
Price/Tangible book value (%)	128		127	137	97	236
Price/Annualized LTM Earnings per share (x)	10.0		12.8	14.0	8.1	26.6
Current Dividend yield (%)	2.8		1.6	1.4	0.0	3.9
Market value ($ in millions)	183		212	239	108	518

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

(2)
Bank level financial data shown as consolidated financial data unavailable.

Note:
Financial data for Southern BancShares (N.C.), Inc. and First Bancorp, Inc. as of or for the period ending March 31, 2019.

  Analysis of Precedent Transactions.

        Sandler O'Neill reviewed both a regional group and a national group of merger and acquisition transactions. The regional group consisted of bank and thrift transactions announced from January 1, 2017 through August 9, 2019 with targets headquartered in the District of Columbia, Delaware, Maryland, North Carolina, West Virginia and Virginia with total assets less than $500 million, but excluded deals with undisclosed deal value (the "Regional Precedent Transactions"). The nationwide group consisted of transactions announced from January 1, 2017 through August 9, 2019 with total assets less than $300 million, Nonperforming Assets/Assets greater than 2.0% and LTM Return on Average Assets less than 0.50%, but excluded deals with undisclosed deal value, recapitalizations and banks with less than 5.0% Tangible Common Equity/Tangible Assets (the "Nationwide Precedent Transactions").

        The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
ACNB Corp.	Frederick County Bancorp
Blue Ridge Bankshares Inc.	Virginia Community Bankshares
Allegheny Bancshares Inc.	Mount Hope Bankshares Inc.
Delmar Bancorp	Virginia Partners Bank
Summit Financial Group Inc.	Peoples Bankshares Inc.
FVCBankcorp Inc.	Colombo Bank
Premier Financial Bancorp Inc.	First Bank of Charleston Inc.
First US Bancshares Inc.	Peoples Bank
Parkway Acquisition Corp	Great State Bank
Park National Corp.	NewDominion Bank
CB Financial Services Inc.	First WV Bancorp Inc.
Old Point Financial Corp.	Citizens National Bank
PB Financial Corp	CB Financial Corp.
Community Finl Corp.	County First Bank
Select Bancorp Inc.	Premara Financial Inc.
Bank of McKenney	CCB Bankshares Inc.
Emclaire Financial Corp	Northern Hancock B&TC
West Town Bancorp Inc.	Sound Banking Co.
Old Line Bancshares Inc	DCB Bancshares Inc.

        The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Citizens Holding Co.	Charter Bank
First Bank	Grand Bank NA
NB Holdings LLC	Merit Bancorp Inc.
Hanover Bancorp Inc.	Chinatown FSB
PBD Holdings LLC	First Columbia Bancorp Inc.
BOLC Corp.	North Alabama Bancshares Inc.
NorthWest Indiana Bancorp	First Personal Financial Corp.
Guaranty Federal Bcshs Inc.	Hometown Bancshares Inc.
First Bank	Delanco Bancorp Inc.
Delmar Bancorp	Liberty Bell Bank
BCB Bancorp Inc.	IA Bancorp Inc.
Emclaire Financial Corp	Northern Hancock B&TC
First Bank	Bucks County Bank
First Guaranty Bancshares Inc.	Premier Bancshares Inc.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O'Neill compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Regional Precedent Transactions group as well as to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

			Regional Precedent Transactions
	C&F/ Peoples
			Median	Mean	Low	High
Transaction Price/LTM Earnings Per Share (x)	24.6	(1)	23.6	21.7	9.8	30.0
Transaction Price/Tangible Book Value Per Share (%)	138		141	142	60	194
Tangible Book Value Premium to Core Deposits (%)	4.6		6.8	8.1	0.2	23.6
1-Day Market Premium (%)	96.6		30.5	29.5	(64.2)	101.8

			Nationwide Precedent Transactions
	C&F/ Peoples
			Median	Mean	Low	High
Transaction Price/LTM Earnings Per Share (x)	24.6	(1)	—	—	—	—
Transaction Price/Tangible Book Value Per Share (%)	138		117	115	60	169
Tangible Book Value Premium to Core Deposits (%)	4.6		3.7	3.4	0.2	6.8
1-Day Market Premium (%)	96.6		35.7	33.0	8.0	55.3

(1)
Year-to-date annualized earnings per share.

  Net Present Value Analyses

        Sandler O'Neill performed an analysis that estimated the net present value per share of Peoples common stock assuming Peoples performed in accordance with internal financial projections for Peoples for the years ending December 31, 2019 through December 31, 2021 as well as an assumed long-term annual net income growth rate for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of Peoples. To approximate the terminal value of a share of Peoples common stock at December 31, 2023, Sandler O'Neill applied price to 2023 earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2023 tangible book value ranging from 75% to 125%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Peoples common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Peoples common stock of $21.56 to $38.88 when applying multiples of earnings and $21.19 to $44.95 when applying multiples of tangible book value.

  Earnings Per Share Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
9.0%	$27.44	$29.73	$32.02	$34.30	$36.59	$38.88
10.0%	$26.34	$28.53	$30.73	$32.92	$35.12	$37.31
11.0%	$25.29	$27.40	$29.50	$31.61	$33.72	$35.82
12.0%	$24.29	$26.31	$28.34	$30.36	$32.38	$34.41
13.0%	$23.34	$25.28	$27.22	$29.17	$31.11	$33.06
14.0%	$22.43	$24.30	$26.17	$28.04	$29.90	$31.77
15.0%	$21.56	$23.36	$25.16	$26.95	$28.75	$30.55

  Tangible Book Value Per Share Multiples

Discount Rate	75%	85%	95%	105%	115%	125%
9.0%	$26.97	$30.56	$34.16	$37.75	$41.35	$44.95
10.0%	$25.88	$29.33	$32.78	$36.23	$39.69	$43.14
11.0%	$24.85	$28.16	$31.48	$34.79	$38.10	$41.41
12.0%	$23.87	$27.05	$30.23	$33.41	$36.59	$39.78
13.0%	$22.93	$25.99	$29.04	$32.10	$35.16	$38.22
14.0%	$22.04	$24.98	$27.92	$30.85	$33.79	$36.73
15.0%	$21.19	$24.01	$26.84	$29.67	$32.49	$35.32

        Sandler O'Neill also considered and discussed with the Peoples board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O'Neill performed a similar analysis, assuming Peoples's earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Peoples common stock, applying the price to 2023 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 13.16%.

  Earnings Per Share Multiples

Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(15.0)%	$19.71	$21.35	$22.99	$24.64	$26.28	$27.92
(10.0)%	$20.87	$22.61	$24.35	$26.09	$27.82	$29.56
(5.0)%	$22.03	$23.86	$25.70	$27.53	$29.37	$31.21
0.0%	$23.19	$25.12	$27.05	$28.98	$30.92	$32.85
5.0%	$24.35	$26.38	$28.40	$30.43	$32.46	$34.49
10.0%	$25.51	$27.63	$29.76	$31.88	$34.01	$36.13
15.0%	$26.67	$28.89	$31.11	$33.33	$35.55	$37.78

        Sandler O'Neill also performed an analysis that estimated the net present value per share of C&F common stock, assuming C&F performed in accordance with internal financial projections for C&F for the years ending December 31, 2019 through December 31, 2023 and assumed dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of C&F. To approximate the terminal value of a share of C&F common stock at December 31, 2023, Sandler O'Neill applied price to 2023 earnings multiples ranging from 11.0x to 16.0x and multiples of December 31, 2023 tangible book value ranging from 110% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of C&F common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of C&F common stock of $37.28 to $65.75 when applying multiples of earnings and $39.36 to $69.60 when applying multiples of tangible book value.

  Earnings Per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
9.0%	$46.86	$50.64	$54.42	$58.19	$61.97	$65.75
10.0%	$45.06	$48.69	$52.32	$55.94	$59.57	$63.19
11.0%	$43.35	$46.84	$50.32	$53.80	$57.28	$60.76
12.0%	$41.73	$45.07	$48.41	$51.76	$55.10	$58.44
13.0%	$40.17	$43.39	$46.60	$49.81	$53.02	$56.24
14.0%	$38.69	$41.78	$44.87	$47.96	$51.04	$54.13
15.0%	$37.28	$40.25	$43.22	$46.19	$49.16	$52.13

  Tangible Book Value Per Share Multiples

Discount Rate	110%	120%	130%	140%	150%	160%
9.0%	$49.51	$53.52	$57.54	$61.56	$65.58	$69.60
10.0%	$47.60	$51.46	$55.32	$59.17	$63.03	$66.89
11.0%	$45.79	$49.49	$53.20	$56.90	$60.60	$64.31
12.0%	$44.07	$47.62	$51.18	$54.74	$58.29	$61.85
13.0%	$42.42	$45.84	$49.26	$52.67	$56.09	$59.51
14.0%	$40.86	$44.14	$47.43	$50.71	$53.99	$57.28
15.0%	$39.36	$42.52	$45.68	$48.84	$51.99	$55.15

        Sandler O'Neill also considered and discussed with the Peoples board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming C&F's earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for C&F common stock, applying the price to 2023 earnings multiples range of 11.0x to 16.0x referred to above and a discount rate of 13.16%.

  Earnings Per Share Multiples

Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(15.0)%	$34.67	$37.38	$40.09	$42.81	$45.52	$48.23
(10.0)%	$36.42	$39.29	$42.17	$45.04	$47.91	$50.79
(5.0)%	$38.18	$41.21	$44.24	$47.27	$50.31	$53.34
0.0%	$39.93	$43.12	$46.32	$49.51	$52.70	$55.89
5.0%	$41.69	$45.04	$48.39	$51.74	$55.09	$58.45
10.0%	$43.44	$46.95	$50.47	$53.98	$57.49	$61.00
15.0%	$45.20	$48.87	$52.54	$56.21	$59.88	$63.55

        In connection with its analysis, Sandler O'Neill considered and discussed with the Peoples board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

  Pro Forma Transaction Analysis

        Sandler O'Neill analyzed certain potential pro forma effects of the merger on C&F assuming the merger closes on December 31, 2019. Sandler O'Neill utilized the following information and assumptions: purchase accounting adjustments, transaction expenses and cost savings, as provided by the senior management of C&F, as well as certain internal financial projections for Peoples for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Peoples and adjusted by the senior management of C&F. The analysis indicated that the merger could be accretive to C&F's estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2020 through December 31, 2023 and dilutive to C&F's estimated tangible book value per share at closing.

        In connection with this analysis, Sandler O'Neill considered and discussed with the Peoples board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

  Sandler O'Neill's Relationship

        Sandler O'Neill is acting as Peoples's financial advisor in connection with the merger and will receive a fee for such services in an amount equal to $350,000, which fee is contingent upon the closing of the merger. Sandler O'Neill also received a $150,000 fee from Peoples upon rendering its opinion, which opinion fee will be credited in full towards the $350,000 transaction fee which will become payable to Sandler O'Neill upon closing of the merger. Peoples has also agreed to indemnify Sandler O'Neill against certain claims and liabilities arising out of Sandler O'Neill's engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O'Neill's engagement.

        In the two years preceding the date of Sandler O'Neill's opinion, Sandler O'Neill did not provide any other investment banking services to Peoples. Sandler O'Neill did not provide any investment banking services to C&F in the two years preceding the date of its opinion. In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Peoples, C&F and their respective affiliates. Sandler O'Neill may also actively trade the equity and debt securities of Peoples, C&F and their respective affiliates for Sandler O'Neill's account and for the accounts of Sandler O'Neill's customers.

Certain Unaudited Prospective Financial Information

        Peoples and C&F do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, C&F and Peoples are including in this proxy statement/prospectus certain unaudited prospective financial information that was made available to Sandler O'Neill, Peoples's financial advisor, in connection with the merger. The inclusion of this information should not be regarded as an indication that any of C&F, Peoples, Sandler O'Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

        For purposes of Sandler O'Neill's net present value analysis of Peoples performed in connection with Sandler O'Neill's opinion, Sandler O'Neill used projected net income for the years ending December 31, 2019 through December 31, 2021, as provided by the senior management of Peoples, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2022 and December 31, 2023, as provided by senior management of Peoples. The following table summarizes this unaudited prospective financial information with respect to Peoples as used by Sandler O'Neill for its net present value analysis of Peoples:

	As of or for the years ended December 31,
	2019	2020	2021	2022	2023
Net income ($000s)	$725	$920	$1,197	$1,257	$1,319
Earnings per share	$1.85	$2.35	$3.06	$3.21	$3.37

        For purposes of Sandler O'Neill's net present value analysis of C&F performed in connection with Sandler O'Neill's opinion, Sandler O'Neill used estimated net income for the years ending December 31, 2019 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of C&F. The following table summarizes this unaudited prospective financial information with respect to C&F as used by Sandler O'Neill for its net present value analysis of C&F:

	As of or for the years ended December 31,
	2019	2020	2021	2022	2023
Net income ($000s)	$17,000	$17,500	$18,000	$18,500	$19,000
Earnings per share	$4.94	$5.13	$5.27	$5.42	$5.57
Dividends per share	$0.74	$1.48	$1.48	$1.48	$1.48

        For purposes of Sandler O'Neill's pro forma merger analysis performed in connection with Sandler O'Neill's opinion, Sandler O'Neill used estimated net income for Peoples for the years ending December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023, as provided by the senior management of Peoples and adjusted by the senior management of C&F. The following table summarizes this unaudited prospective financial information for the periods presented with respect to Peoples as used by Sandler O'Neill for its pro forma merger analysis.

	As of or for the years ended December 31,
	2020	2021	2022	2023
Net income	$1.0 million	$1.5 million	$2.0 million	$2.5 million

        This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to C&F's and Peoples's respective business, all of which are difficult to predict and many of which are beyond C&F's and Peoples's control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and therefore, is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to C&F's and Peoples's business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

        The unaudited prospective financial information appearing above was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with generally accepted accounting principles in the U.S. ("GAAP"), the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in C&F's or Peoples's historical GAAP financial statements. Neither C&F nor Peoples's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained in this document, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The independent registered public accountant reports included in this proxy statement/prospectus relate to historical financial information of C&F. They do not extend to the unaudited prospective financial information and should not be read to do so.

        Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after August 13, 2019. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Neither C&F nor Peoples intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on C&F or Peoples of the merger and does not attempt to predict or suggest future results of the combined company after giving effect to the merger. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on C&F or Peoples of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on C&F or Peoples of any possible failure of the mergers to occur. By inclusion of the unaudited prospective financial information in this document, none of C&F, Peoples, Sandler O'Neill, or their respective affiliates, associates, officers, directors, advisors, agents or other representatives makes any representation to any shareholder of C&F or Peoples or any other person regarding C&F's or Peoples's ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved.

        In light of the foregoing, and considering that the special meeting of the Peoples shareholders will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on such information, and all Peoples shareholders are urged to review C&F's and Peoples's financial and other information contained elsewhere in this document for a description of C&F's and Peoples's respective businesses and reported financial results. See the section entitled "Where You Can Find More Information." See also the full text of Sandler O'Neill's opinion, which is attached as Appendix B, for more details about the information that Sandler O'Neill relied on in rendering its opinion.

Interests of Certain Peoples Directors and Executive Officers in the Merger

        In considering the recommendations of the Peoples board of directors that Peoples shareholders vote in favor of the merger proposal, Peoples shareholders should be aware that Peoples executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Peoples. The Peoples board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.

        Change of Control Payments and Benefits under Current Peoples Employment Agreements.    The employees of Peoples who have employment agreements are: Robert K. Bailey, III; and Zirkle Blakey, III. For the purposes of the employment agreements, the merger will constitute a "change of control."

        Under the terms of the employment agreements, if the executive's employment is terminated within one year following a "change of control" (i) by Peoples (or C&F as successor to Peoples) without "cause" (as defined in the agreement), or (ii) by the executive with "good reason" (as defined in the agreement), the executive will be entitled to receive a cash amount equal to 2.99 times the sum of (x) the executive's base salary in effect at the time of such termination or, if higher, in effect immediately prior to the change of control, plus (y) the executive's most recent annual bonus paid prior to such termination or, if greater, paid by Peoples before the change of control. Under the employment agreements, "good reason" occurs when any of the following conditions exist: the assignment of duties without the executive's consent which results in him having significantly less authority or responsibility than he has on the date of the employment agreement; requiring the executive to maintain his principal office or offices outside of the Counties of King George or Westmoreland, Virginia, unless Peoples (or C&F as successor to Peoples) moves its principal executive offices to the place which the executive is required to move; the continued failure of Peoples (or C&F as successor to Peoples) to comply with any material term of the employment agreement; or a material diminution in executive's title, without his express written consent.

        Each employment agreement provides that amounts payable and benefits provided thereunder on account of a change of control shall be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible as an "excess parachute payment" under Section 280G of the Internal Revenue Code. Each employment agreement also contains non-competition, non-solicitation and non-diversion covenants that apply for 12 months following the executive's termination of employment.

        C&F and Peoples have agreed that Peoples will terminate Mr. Bailey's employment agreement, with such termination to be effective immediately preceding the effective time of the merger, and Mr. Bailey will receive a lump sum payment of $641,367 net of applicable tax withholdings and subject to reduction as necessary to ensure that such payment will not constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code. The merger agreement requires Peoples to obtain a general release from Mr. Bailey prior to the effective time of the merger. Such release shall be in a form reasonably acceptable to C&F.

        If Mr. Blakey's employment agreement with Peoples is terminated at the effective time of the merger (assuming for this purpose that the merger is effective on January 1, 2020), Peoples estimates that Mr. Blakey would receive $491,541 in lump-sum severance payments pursuant to such agreement.

        Benefits under Peoples Supplemental Executive Retirement Agreements.    Peoples has entered into a Supplemental Executive Retirement Agreement (each, a "SERP Agreement") with each of Messrs. Bailey and Blakey which will be assumed by C&F as a result of the merger. Subject to the terms and conditions therein, each SERP Agreement provides for monthly installments payable over a 10-year period, commencing on the first day of the month following the date on which the executive attains the age of 65 and following his separation of service. Mr. Bailey's SERP Agreement provides for a $40,000 annual benefit, and Mr. Blakey's SERP Agreement provides for a $25,000 annual benefit. Both SERP Agreements provide for vesting in 10% increments over a 10-year period, commencing March 11, 2010. As of the date of this proxy statement/prospectus, Messrs. Bailey and Blakey have each vested in 90% of the SERP benefit and shall become fully vested on March 11, 2020, subject to continued employment with Peoples or C&F (as successor to Peoples) on such date.

        Notwithstanding the foregoing, under each SERP Agreement, if the executive incurs a "separation from service" within two years following a "change in control," the present value of the executive's SERP benefit shall be paid in one lump sum on the first day of the month following such separation from service, subject to a six-month delay in limited circumstances. For the purposes of each SERP Agreement, the merger shall constitute a "change in control," and "separation from service" shall mean executive's separation from service with Peoples (or C&F as successor to Peoples) for any reason.

        Employment Following the Merger.    C&F has entered into an employment agreement with Mr. Bailey that will be effective as of the effective time of the merger and will terminate on the one-year anniversary thereof. Pursuant to this employment agreement, Mr. Bailey will serve as Senior Banking Officer of C&F and will receive base salary payments at the rate of $150,000 annually. Mr. Bailey will be eligible to participate in benefit plans and programs offered to other senior executives of C&F and will continue to vest in benefits under his current SERP Agreement. Mr. Bailey will be subject to non-competition and non-solicitation covenants through the later of (x) one year after Mr. Bailey is no longer employed by C&F or (y) if Mr. Bailey's employment is terminated during the term of the employment agreement (i) by C&F without "good cause" (as defined in the agreement) or (ii) by Mr. Bailey for "good reason" (as defined in the agreement), two years after the effective time of the merger.

        Under Mr. Bailey's employment agreement with C&F, if Mr. Bailey's employment with C&F is terminated (i) by C&F without good cause or (ii) by Mr. Bailey for good reason, Mr. Bailey will be entitled to receive the following payments: (x) accrued but unpaid base salary, reimbursement for unreimbursed expenses, and employee benefits to which Mr. Bailey is entitled under C&F's benefits plans; (y) vesting of the last 10% portion of the SERP benefit, if the termination occurs prior to March 11, 2020; and (z) continuation of his base salary as in effect on the date of termination through the end of the employment agreement's term. The SERP vesting and salary continuation benefits described in (y) and (z) above are subject to Mr. Bailey signing a release and waiver of claims in favor of C&F in a form provided by C&F.

        C&F Bank remains in discussions with Mr. Blakey with respect to potential employment with C&F following the merger. If C&F decides to terminate the employment agreement of Mr. Blakey and he is employed by C&F Bank after the merger, such post-merger employment may be on an at-will basis or pursuant to an offer letter, retention agreement, change in control agreement or other arrangement. Otherwise, C&F will assume Mr. Blakey's current employment agreement.

        Indemnification and Insurance.    C&F has agreed to indemnify the officers and directors of Peoples against certain liabilities arising before the effective date of the merger. C&F has also agreed to purchase a six year "tail" prepaid policy, on the same terms as Peoples's existing directors' and officers' liability insurance, for the current officers and directors of Peoples, subject to a cap on the cost of such policy equal to 200% of Peoples's current annual premium.

Regulatory Approvals

        C&F and Peoples cannot complete the merger without prior approval from the Federal Reserve and the Bureau of Financial Institutions of the Virginia SCC. The subsidiary bank merger cannot be completed without prior approval from the FDIC and Bureau of Financial Institutions of the Virginia SCC. On or about October 8, 2019, C&F filed the required applications with the Federal Reserve and Virginia SCC seeking approval of the merger, and on or about October 8, 2019, C&F Bank filed the required applications with the FDIC and the Virginia SCC seeking approval of the subsidiary bank merger.

        Under the merger agreement, in no event is C&F or any of its subsidiaries required, and Peoples and its subsidiaries are not permitted (without C&F's prior written consent), to take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving C&F or its subsidiaries or Peoples or its subsidiaries, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations of C&F or Peoples (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments), which condition, commitment or restriction is referred to in this proxy statement/prospectus as a "burdensome condition."

        As of the date of this proxy statement/prospectus, C&F has not yet received the required approvals from the Federal Reserve and the Virginia SCC for the merger and C&F Bank has not yet received the required approvals from the FDIC and the Virginia SCC for the subsidiary bank merger. While C&F and C&F Bank do not know of any reason why they would not be able to obtain the necessary approvals in a timely manner, or why they would be received with conditions that constitute a burdensome condition, they cannot be certain when or if they will receive them or as to the nature of any conditions imposed.

Dissenters' Appraisal Rights

        Appraisal rights are statutory rights that, if provided under applicable law, provide shareholders a right to dissent from an extraordinary transaction, such as a merger, and to demand that the company pay the fair value of their shares as determined by the company or a court in a judicial proceeding, instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

        Shareholders of Peoples have the right to assert appraisal rights with respect to the merger and demand in writing to be paid the fair value of the shares of Peoples common stock following consummation of the merger. These appraisal rights are governed by Virginia law. A copy of the applicable provisions of the Virginia SCA, sections 13.1-729 through 13.1-741.1 of the Code of Virginia, is included in this proxy statement/prospectus as Appendix C. The following summary is not a complete summary of the provisions of the Virginia SCA relating to appraisal rights and is qualified in its entirety by reference to the full text of the provisions of the Virginia SCA pertaining to appraisal rights, which is incorporated herein by reference.

        If you intend to exercise your appraisal rights, you should carefully review the following summary and comply with all requirements of the Virginia SCA. You should also consult with your attorney. Failure by a Peoples shareholder to follow the steps required under Virginia law for asserting and perfecting appraisal rights may result in the loss of such rights. To exercise appraisal rights, before the vote on the merger agreement is taken at the special meeting, you must deliver to Peoples written notice of your intent to demand payment for your shares if the merger is completed; and you must not vote your shares in favor of the merger agreement at the special meeting.

        In other words, you do not have to vote against the merger agreement, or even vote at all, in order to exercise appraisal rights, but you may not vote in favor of the merger agreement, and in all cases you must give the required written notice. If you fail to satisfy these requirements, you will not be entitled to exercise appraisal rights or to receive payment for your shares under the provisions of the Virginia SCA pertaining to appraisal rights. Even if you vote against the merger agreement (either in person or by proxy), you still must send the required notice of intent in order to exercise appraisal rights.

        You should remember that if you return a signed proxy card, but fail to provide instructions as to the manner in which your shares are to be voted, you will be considered to have voted in favor of the merger agreement and you will not be able to assert appraisal rights. If you do not return a proxy card or do not otherwise vote at all at the People special meeting, you will not be treated as waiving your appraisal rights as long as you have given the required notice of intent as described above.

        Notices of intent to assert appraisal rights with respect to shares of Peoples common stock must be mailed or delivered to Peoples's corporate secretary at Peoples's principal office located at 15960 Kings Highway, PO Box 306, Montross, Virginia 22520, or hand delivered to Peoples's corporate secretary at the special meeting, but before voting on the merger proposal begins. A notice of intent to assert appraisal rights is effective (i) when received by Peoples at its address prior to the special meeting, (ii) five days after its deposit in the U.S. mail (as evidenced by the postmark) if mailed postage prepaid and correctly addressed to Peoples prior to the special meeting, or (iii) on the date shown on the return receipt, if sent by registered or certified mail with return receipt requested, and if the return receipt is signed on behalf of Peoples prior to the special meeting, whichever is earliest.

        If a you deliver a timely notice of intent to assert appraisal rights, do not vote in favor of the merger proposal, and the merger proposal is approved at the special meeting (or any adjournment or postponement thereof), then within 10 days following the effective date of the merger, C&F as the surviving company in the merger will send you an appraisal notice by first-class mail, postage prepaid, to your address as shown in Peoples record of shareholders, as long as you have satisfied the requirements to exercise appraisal rights. The appraisal notice will include another copy of the provisions of the Virginia SCA pertaining to appraisal rights and will:

  •
  include a form you can use for demanding payment that will (i) specify the first date of any announcement to Peoples shareholders of the terms of the merger, (ii) require you to certify that you acquired beneficial ownership of your shares of Peoples common stock before that date, and (iii) require you to certify that you did not vote for or consent to the merger;

  •
  state where your Peoples share certificates must be deposited and the date by which those certificates must be deposited;

  •
  specify where the form described above must be sent and the date by which C&F must receive the form (which may not be fewer than 40 nor more than 60 days after the date of delivery of the appraisal notice), and state that you will have waived the right to demand appraisal with respect to your shares unless the form is received by C&F by such date;

  •
  state C&F's estimate of the fair value of the shares;

  •
  state that, if requested in writing, C&F will provide to you, within 10 days after the date by which C&F must receive the form, the number of shareholders who returned the form by the specified date and the total number of shares owned by them; and

  •
  state the date by which any notice to withdraw from the appraisal process must be received, which date must be within 20 days after the date by which C&F must receive the form.

        If you do not timely deliver to C&F the appraisal form or comply with the terms and conditions of the appraisal notice or the appraisal form, you will not be entitled to demand appraisal for shares of Peoples common stock and instead will receive the merger consideration set forth in the merger agreement. If you timely deliver the appraisal form and comply with all other conditions and requirements set forth in the appraisal notice and the appraisal form, you will lose all rights as a former Peoples shareholder unless you withdraw the appraisal form and payment demand by the date specified in the appraisal notice.

        Within 30 days after the appraisal form is due, C&F will pay you (and any former Peoples shareholder who has asserted and perfected appraisal rights) the amount C&F estimates to be the fair value of your shares of Peoples common stock plus accrued interest. C&F's payment will be accompanied by:

  •
  the annual financial statements of Peoples as of a date ending not more than 16 months before the date of payment (or reasonably equivalent information if not available);

  •
  a statement of C&F's estimate of the fair value of the shares of Peoples common stock, which estimate must equal or exceed C&F's estimate given in the appraisal notice;

  •
  an explanation of your rights to demand further payment if you are not satisfied; and

  •
  a statement that failure to demand further payment within a specified time period will be deemed your acceptance of C&F's estimate of fair value as full payment.

        Virginia law sets forth additional procedures that C&F must follow with respect to any former shareholder of Peoples who has taken all required actions, but whose exercise of appraisal rights and demand for payment remains unsettled, including an obligation for C&F to file a lawsuit to petition the appropriate Virginia circuit court to determine the fair value of the shares of Peoples common stock. Virginia law provides that the costs of any such litigation would be assessed against C&F unless the court determines that some or all of the shareholders exercising appraisal rights acted arbitrarily, vexatiously, or not in good faith in demanding payment.

        Shareholders considering seeking appraisal rights for their shares of Peoples common stock should note that the value of their shares determined under Virginia law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

        If you fail to strictly comply with the procedures set forth under the applicable provisions of the Virginia SCA, you will lose your appraisal rights.

Certain Differences in the Rights of Shareholders

        C&F and Peoples are Virginia corporations governed by the Virginia SCA. In addition, the rights of C&F and Peoples shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, Peoples shareholders will become shareholders of C&F, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of C&F, each as amended, and by the Virginia SCA. The rights of shareholders of C&F differ in certain respects from the rights of shareholders of Peoples.

        A summary of the material differences between the rights of a Peoples shareholder under the Virginia SCA and Peoples's articles of incorporation and bylaws, on the one hand, and the rights of a C&F shareholder under the Virginia SCA and the articles of incorporation and bylaws of C&F, on the other hand, is provided in this proxy statement/prospectus in the section "Comparative Rights of Shareholders" on page 82.

Accounting Treatment

        The merger will be accounted for under the acquisition method of accounting pursuant to GAAP. Under the acquisition method of accounting, the assets and liabilities, including identifiable intangible assets arising from the transaction, of Peoples will be recorded, as of completion of the merger, at their respective fair values and added to those of C&F. Any excess of purchase price paid over the fair values of the assets and liabilities acquired is recorded as goodwill. Financial statements and reported results of operations of C&F issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Peoples.

Resales of C&F Common Stock

        All shares of C&F common stock to be issued to Peoples shareholders in the merger will be freely transferable under the Securities Act, except shares issued to any shareholder who is an "affiliate" of C&F as defined by Rule 144 under the Securities Act. These affiliates may only sell their shares in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. "Affiliates" typically include directors, executive officers and those who control, are controlled by or are under common control with C&F and may include significant shareholders of C&F.

THE MERGER AGREEMENT

        The following is a summary description of the material provisions of the merger agreement. The following description of the merger agreement is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger.

Structure of the Merger

        The C&F board of directors and the Peoples board of directors have each approved the merger agreement, which provides for the merger of Peoples with and into C&F, with C&F being the surviving company in the merger.

        After the merger, it is expected that Peoples Community Bank, the wholly-owned bank subsidiary of Peoples, will merge with and into C&F Bank, the wholly-owned bank subsidiary of C&F. C&F Bank will be the surviving bank in the subsidiary bank merger.

Merger Consideration

        General.    Pursuant to the terms of the merger agreement, as a result of the merger, each share of Peoples common stock issued and outstanding before the effective time of merger (except for any shares of Peoples common stock owned by C&F and any dissenting shares) will be converted into the right to receive:

  •
  $27.00 in cash; and

  •
  0.5366 shares of C&F common stock.

        The exchange ratio of 0.5366 shares of C&F common stock will not be adjusted to reflect stock price changes prior to the effective time of the merger. You will not have the ability to elect to receive all stock or all cash as merger consideration, or any other combination of cash and stock, for your shares of Peoples common stock except with respect to any dissenting shares.

        If either Williams Mullen, as outside counsel to C&F, or Troutman Sanders LLP, as outside counsel to Peoples, reasonably determines that it cannot render its respective federal tax opinion that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code because of the continuity of interest requirements therein, then C&F, with the consent of Peoples which shall not be unreasonably withheld, has the right to increase the exchange ratio and proportionately decrease the cash component of the merger consideration by the minimum amount necessary to satisfy the requirements of Section 368(a) of the Code.

        If the number of shares of C&F common stock changes before the merger is completed because of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar event, then a proportionate adjustment will be made to the exchange ratio.

        C&F's shareholders will continue to own their existing shares of C&F common stock. Each share of C&F common stock outstanding immediately prior to the effective time of the merger will continue to represent one share of common stock of C&F following the merger.

        Fractional Shares.    C&F will not issue any fractional shares of common stock. Instead, a Peoples shareholder who would otherwise have received a fraction of a share will receive an amount of cash equal to the fraction of a share of C&F common stock to which such holder would otherwise be entitled multiplied by the average closing sale price per share of C&F common stock, as reported on the Nasdaq Global Select Market, for the 10 consecutive trading days ending on and including the last trading day immediately prior to the effective time of the merger.

Effective Time; Closing

        The merger will become effective on the date and time set forth on the certificate of merger issued by the Virginia SCC effecting the merger. Subject to the satisfaction or waiver of the closing conditions in the merger agreement, the parties will use their reasonable best efforts to cause the effective time to occur on the fifth business day after all required regulatory and shareholder approvals have been received or such other date mutually agreed by the parties. We anticipate that we will complete the merger in early 2020, subject to the receipt of required shareholder and regulatory approvals, and the satisfaction or waiver of the closing conditions set forth in the merger agreement. See "—Conditions to Completion of the Merger" beginning on page 62.

        There can be no assurances as to if or when the shareholder and regulatory approvals will be obtained or that the merger will be completed. If we do not complete the merger by August 13, 2020, either party may terminate the merger agreement, provided that such termination right is not available to a party whose breach or failure to perform an obligation under the merger agreement has caused the failure of the merger to occur on or before such date.

Exchange of Shares in the Merger

        Before the effective time of the merger, C&F will cause to be deposited with its transfer agent, American Stock Transfer & Trust Company, or another transfer agent approved by the parties (the "exchange agent"), shares of C&F common stock and cash equal to the aggregate amount of the per share cash consideration, for the benefit of the Peoples shareholders, and cash instead of any fractional shares that would otherwise be issued to Peoples shareholders in the merger.

        Promptly after the completion of the merger, the exchange agent will send transmittal materials to each holder of Peoples common stock for use in exchanging shares of Peoples common stock for the merger consideration. Once the exchange agent receives the properly completed transmittal materials together with a holder's shares of Peoples common stock, the exchange agent will deliver the merger consideration comprised of shares of C&F common stock and a check representing the cash component of the merger consideration plus cash in lieu of fractional shares of C&F common stock.

        Peoples stock certificates should NOT be returned with the enclosed proxy card. They also should NOT be forwarded to the exchange agent until you receive a transmittal letter following completion of the merger.

        Shares of Peoples common stock may be exchanged for the merger consideration with the exchange agent for up to 12 months after the completion of the merger. At the end of that period, any remaining shares of C&F common stock and cash deposited with the exchange agent will be returned to C&F and any holders of shares of Peoples common stock who have not exchanged their shares will be entitled to look only to C&F, and only as general creditors of C&F, for payment of the merger consideration.

        Until you exchange your shares of Peoples common stock for the merger consideration, you will not receive any dividends or other distributions in respect of shares of C&F common stock. Once you exchange your shares of Peoples common stock for the merger consideration, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares of C&F common stock.

        If you own Peoples common stock in book entry form or through a broker, bank or other holder of record, you will not need to obtain Peoples stock certificates with respect to these shares to surrender them to the exchange agent.

        If your Peoples stock certificate has been lost, stolen or destroyed, you may receive a new stock certificate upon the making of an affidavit of that fact. You will receive written instructions from the exchange agent promptly after the merger is completed on how to receive a new stock certificate and how to exchange the stock certificate for shares of C&F common stock and the cash portion of the merger consideration, along with cash in lieu of any fractional shares of C&F common stock. C&F may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against C&F with respect to the lost, stolen or destroyed Peoples stock certificate.

        Neither C&F nor Peoples, nor any other person, including the exchange agent, will be liable to any former holder of Peoples stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties

        The merger agreement contains representations and warranties relating to C&F and Peoples's respective businesses, including:

  •
  corporate organization, standing and power, and subsidiaries;

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  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

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  capital structure;

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  financial statements and accounting controls;

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  regulatory reports filed with governmental agencies and other regulatory matters;

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  absence of certain changes or events and absence of certain undisclosed liabilities;

  •
  legal proceedings and compliance with applicable laws;

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  tax matters and tax treatment of merger;

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  employee benefit matters;

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  brokers and finders;

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  engagement of financial advisors;

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  insurance;

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  information systems and security; and

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  Community Reinvestment Act compliance.

        In addition, the merger agreement contains representations and warranties relating to Peoples's business specifically, such as:

  •
  material contracts;

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  ownership and leasehold interests in properties;

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  labor and employment matters;

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  loan portfolio and allowance for loan losses;

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  environmental matters;

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  books and records;

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  intellectual property;

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  derivative instruments;

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  brokered deposits;

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  investment securities;

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  anti-takeover statutes and regulations;

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  transaction with affiliates; and

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  fairness opinion from its financial advisor.

        With the exception of specified representations and warranties relating to corporate authority, that must be true and correct in all material respects, and representations and warranties relating to capitalization, absence of certain changes reasonably likely to have a material adverse effect, and brokers and finders, which must be true and correct in all respects, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance, individually or taken together with all other facts, events or circumstances, has had or is reasonably likely to have a material adverse effect (as such term is defined in the merger agreement) on the party making the representation or warranty.

        The representations and warranties described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including being qualified by confidential disclosures, and were made for the purposes of allocating contractual risk between C&F and Peoples instead of establishing these matters as facts. The representations and warranties do not survive the effective time of the merger. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement/prospectus, in the documents incorporated by reference into this proxy statement/prospectus, and in the periodic and current reports and statements that C&F files with the SEC. See "Where You Can Find More Information" beginning on page 91.

Conditions to Completion of the Merger

        The respective obligations of C&F and Peoples to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

  •
  approval of the merger proposal by Peoples shareholders;

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  approval of the merger by the necessary federal and state regulatory authorities without imposition of a burdensome condition;

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  effectiveness of C&F's registration statement on Form S-4, of which this proxy statement/prospectus is a part;

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  the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

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  approval from the Nasdaq Stock Market for the listing on the Nasdaq Global Select Market of the shares of common stock of C&F to be issued in the merger;

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  the receipt by C&F and Peoples from its respective outside legal counsel of a written legal opinion to the effect that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  the accuracy of the other party's representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

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  the other party's performance in all material respects of its obligations under the merger agreement; and

  •
  no material adverse effect with respect to the other party shall have occurred.

        In addition, C&F's obligation to complete the merger is subject to the satisfaction or waiver of the conditions set forth below:

  •
  the aggregate number of shares of Peoples common stock for which appraisal rights have been perfected under the Virginia SCA shall not represent 10% or more of the outstanding shares of Peoples common stock; and

  •
  each of the directors of Peoples shall have entered into a support agreement with C&F and such agreements shall be effective.

        Where the merger agreement and law permits, C&F and Peoples could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. C&F and Peoples cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Business Pending the Merger

        C&F and Peoples have agreed to customary restrictions on their respective business activities until the completion of the merger. In general, C&F and Peoples are required to (i) conduct their respective businesses in the ordinary and usual course, (ii) take no action that would affect adversely or delay the ability to obtain the required approvals and consents for the merger, perform the covenants and agreements under the merger agreement or complete the merger on a timely basis, (iii) take no action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (iv) materially follow their existing policies or practices with respect to managing interest rate risk and use commercially reasonable means to avoid any material increase in their exposure to interest rate risk, (v) take no action to adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, and (vi) take no action that would make any of its representation or warranties untrue, taking into account the material adverse effect standard set forth in the merger agreement.

        Peoples also agreed that, until the effective time of the merger and with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of C&F:

  •
  amend, modify or repeal its articles of incorporation, bylaws or other similar governing instruments;

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  issue or sell any additional shares of capital stock or grant any stock options, restricted shares or other stock-based awards;

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  enter into or amend or renew any employment or severance agreement or similar arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit, except for normal individual merit increases in the ordinary course of business consistent with past practice (excluding executive officers), provided that no such salary or wage increase will result in an annual adjustment in any individual officer's or employee's salary or wages of more than 2.5%;

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  enter into, establish, adopt, amend, terminate or make any contributions to (except to satisfy contractual obligations as previously disclosed to C&F or to comply with the requirements of the merger agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other material employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or employee, or take any action to accelerate the vesting or exercise of any benefits payable thereunder;

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  exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any such change that is required by law;

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  incur any indebtedness for borrowed money, other than overnight borrowings and draws under Peoples's lines of credit as existing on the date of the merger agreement (or subsequently renewed), in each case in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practices;

  •
  hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations as previously disclosed to C&F and (ii) persons hired to fill any employee or non-officer vacancies arising after the date of the merger agreement and whose employment is terminable at will and who are not subject to or eligible for any additional severance or similar benefits or payments that would become payable as a result of the merger, the subsidiary bank merger or the completion thereof, other than as disclosed to C&F;

  •
  make, declare, pay any dividend on, or redeem, purchase or otherwise acquire any shares of capital stock, or adjust, split, combine or reclassify any shares of capital stock;

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  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for (i) other real estate owned ("OREO") that is sold in the ordinary course of business consistent with past practice, (ii) certain transactions previously disclosed by Peoples to C&F, (iii) "QwikRate" and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the Certificate of Deposit Account Registry Service ("CDARS") in the ordinary course of business consistent with past practice, or (iv) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $100,000 in the aggregate;

  •
  acquire all or any portion of the assets, business, securities, deposits or properties of any other person, except for (i) acquisitions of securities permitted by the merger agreement, (ii) by way of foreclosures or of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, (iii) "QwikRate" and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the CDARS in the ordinary course of business consistent with past practice, and (iv) in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $100,000 in the aggregate;

  •
  implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law, or as recommended by Peoples's outside auditor;

  •
  make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

  •
  enter into any new material line of business, introduce any material new products or services, make any material change to deposit products or deposit gathering or retention policies or strategies, change its material lending, investment, underwriting, pricing, originating, servicing, risk and asset liability management and other material banking, operating or board policies or practices or otherwise fail to follow such policies or practices, except as required by applicable law, regulation or policies imposed by any regulatory agency, or the manner in which its investment securities or loan portfolio is classified or reported, or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

  •
  (i) make, renew, restructure or otherwise modify any loan other than loans made or acquired in the ordinary course of business consistent with past practice and that have (A) in the case of unsecured loans made to any one borrower that are originated in compliance with Peoples's internal loan policies, a principal balance not in excess of $40,000 in total, or (B) in the case of secured loans made to any one borrower that are originated in compliance with Peoples's internal loan policies, a principal balance not in excess of $800,000 in total, (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above, or (iii) enter into any loan securitization or create any special purpose funding entity;

  •
  enter into, modify, amend, terminate, cancel, fail to renew or extend any material contract or expressly waive any material benefits under any material contract, or enter into, amend or modify in any material respect any contract related to the offering of investment services, correspondent mortgage banking or other financial services in its branches by a third party service provider;

  •
  (i) acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of one year or less, (ii) dispose of any debt security or equity investment, or (iii) restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

  •
  enter into or settle any derivative contract;

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  except as previously disclosed to C&F, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

  •
  settle any claim, action, suit, proceeding, order or investigation, except (i) in the ordinary course of business consistent with past practice involving a settlement in an amount and for consideration not in excess of $25,000 and that would not impose any material restriction on the business of it or its subsidiaries or C&F after the merger; and (ii) as previously disclosed to C&F;

  •
  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

  •
  introduce any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, C&F prior to the date of the merger agreement); or

  •
  agree to take any of the actions prohibited by the preceding bullet points.

        C&F also agreed that, until the effective time of the merger, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Peoples, amend, repeal or modify any articles of incorporation, bylaws or other similar governing instruments in a manner which would adversely affect Peoples, shareholders of Peoples relative to other shareholders of C&F, or the transactions contemplated by the merger agreement.

Regulatory Matters

        C&F and Peoples have each agreed to cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all regulatory approvals necessary to consummate the merger. Please see "The Merger—Regulatory Approvals" beginning on page 54.

Shareholder Meeting and Recommendation of the Peoples Board of Directors

        Peoples has agreed to call a special meeting of shareholders as soon as reasonably practicable for the purpose of obtaining the required shareholder approval of the merger proposal.

        In connection with the special meeting, Peoples agreed that its board of directors would support and recommend approval of the merger agreement and the transactions contemplated thereby and use its reasonable best efforts to obtain the required shareholder votes in favor of the merger proposal unless the Peoples board has received and recommended (or submitted to shareholders) an acquisition proposal from a third party that qualifies as a "superior proposal" under the merger agreement as described and under the circumstances set forth in the next section ("—No Solicitation").

No Solicitation

        Peoples has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

  •
  initiate, solicit, endorse or encourage any inquiries or proposals with respect to any "acquisition proposal" (as defined in the merger agreement); or

  •
  engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

        For purposes of the merger agreement, an "acquisition proposal" means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Peoples or Peoples Community Bank:

  •
  a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction;

  •
  any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Peoples or 20% or more of any class of equity or voting securities of Peoples or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Peoples; or

  •
  any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 20% or more of any class of equity or voting securities of Peoples or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Peoples.

        Under the merger agreement, however, if Peoples receives an unsolicited bona fide written acquisition proposal, it may engage in negotiations or discussions with or provide nonpublic information to the person or entity making the acquisition proposal only if:

  •
  the Peoples board of directors receives the acquisition proposal prior to approval of the merger proposal by Peoples shareholders;

  •
  the Peoples board concludes in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to shareholders under Virginia law;

  •
  the Peoples board also concludes in good faith, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below); and

  •
  Peoples receives from the person or entity making the proposal an executed confidentiality agreement, which confidentiality agreement does not provide such person or entity with any exclusive right to negotiate with Peoples.

        Peoples has agreed to advise C&F, within 24 hours of the receipt of any such acquisition proposal, including a description of the material terms and conditions of the proposal (including the identity of the proposing party), and to keep C&F apprised of any related developments, discussions and negotiations on a current basis.

        For purposes of the merger agreement, a "superior proposal" means an unsolicited, bona fide written acquisition proposal made by a person or entity that the board of directors of Peoples concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and including the terms and conditions of the merger agreement:

  •
  is more favorable to the shareholders of Peoples from a financial point of view, than the transactions contemplated by the merger agreement; and

  •
  is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of governmental authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed on a timely basis.

        With respect to the definition of "superior proposal," the term "acquisition proposal" has the same meaning as described above, except the reference to "20% or more" is deemed to be a reference to "a majority" and an "acquisition proposal" can only refer to a transaction involving Peoples or Peoples Community Bank.

        Except as otherwise provided in the merger agreement, nothing contained in the non-solicitation provisions of the merger agreement will permit Peoples to terminate the merger agreement or affect any of its other obligations under the merger agreement.

Termination of the Merger Agreement

        The merger agreement may be terminated, and the merger abandoned, by C&F and Peoples at any time before the merger is completed by mutual consent of C&F and Peoples. In addition, the merger agreement may be terminated, and the merger abandoned, under the following circumstances:

  •
  by C&F or Peoples if the merger has not been completed by August 13, 2020 or such later date as agreed to by the parties in writing, provided that this right to terminate shall not be available to any party whose breach or failure to perform an obligation under the merger agreement has caused the failure of the merger to occur prior to such date;

  •
  by C&F or Peoples if there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above, and the breach cannot be or is not cured within 30 days following written notice to the breaching party, provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement (as applicable) contained in the merger agreement;

  •
  by C&F or Peoples if Peoples shareholders do not approve the merger proposal;

  •
  by C&F at any time before the special meeting if (i) Peoples breaches its obligations regarding the non-solicitation of competing offers for certain corporate transactions; (ii) the Peoples board (a) fails to recommend to the Peoples shareholders that they approve the merger proposal, or (b) withdraws, modifies or changes such recommendation in any manner adverse to C&F; or (iii) Peoples materially breaches its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the merger proposal;

  •
  by C&F, if (i) Peoples or Peoples Community Bank enters into an agreement with any person to merge or consolidate with or acquire Peoples or Peoples Community Bank, or purchase, lease or otherwise acquire all or substantially all of the assets of Peoples or Peoples Community Bank, or purchase or otherwise acquire from Peoples securities representing 20% or more of the voting power of Peoples or (ii) a tender or exchange offer is commenced for 20% or more of the outstanding shares of Peoples common stock, and the Peoples board recommends that the Peoples shareholders tender their shares or otherwise fails to recommend that shareholders reject such offer; or

  •
  by Peoples at any time before the special meeting in order for Peoples to enter into an agreement with respect to a "superior proposal" (as defined in the merger agreement), which has been received and considered by Peoples in compliance with the applicable terms of the merger agreement.

        In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee

        The merger agreement provides that Peoples must pay C&F a $900,000 termination fee under the circumstances and in the manner described below:

  •
  if, before the special meeting, C&F terminates the merger agreement because (i) Peoples breaches its obligations regarding the non-solicitation of competing offers for certain corporate transactions; (ii) the Peoples board (a) fails to recommend to the Peoples shareholders that they approve the merger proposal, or (b) withdraws, modifies or changes such recommendation in any manner adverse to C&F; or (iii) Peoples materially breaches its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the merger proposal;

  •
  if C&F terminates the merger agreement because (i) Peoples or Peoples Community Bank enters into an agreement with any person to merge or consolidate with or acquire Peoples or Peoples Community Bank, or purchase, lease or otherwise acquire all or substantially all of the assets of Peoples or Peoples Community Bank, or purchase or otherwise acquire from Peoples securities representing 20% or more of the voting power of Peoples or (ii) a tender or exchange offer is commenced for 20% or more of the outstanding shares of Peoples common stock, and the Peoples board recommends that the Peoples shareholders tender their shares or otherwise fails to recommend that shareholders reject such offer;

  •
  if, before the special meeting, Peoples terminates the merger agreement in order for Peoples to enter into an agreement with respect to a "superior proposal" (as defined in the merger agreement), which has been received and considered by Peoples in compliance with the applicable terms of the merger agreement; or

  •
  if (i) the merger agreement is terminated (A) by C&F as a result of a breach by Peoples of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above, and the breach cannot be or is not cured within 30 days following written notice to Peoples, (B) by C&F or Peoples if the merger has not been completed by August 13, 2020 or such later date as agreed to by the parties in writing, or (C) by either C&F or Peoples because the merger has not been approved by the shareholders of Peoples at the special meeting, and in the case of termination pursuant to clauses (A), (B) or (C) an acquisition proposal has been publicly announced or otherwise communicated or made known to the shareholders, senior management or board of directors of Peoples (or any person has publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) prior to the taking of the vote of the shareholders of Peoples contemplated by the merger agreement, in the case of clause (C) above, or prior to the date of termination, in the case of clauses (A) or (B) above, and (ii) within 12 months after such termination Peoples enters into an agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above).

        Any termination fee that becomes payable to C&F pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by C&F. If Peoples fails to timely pay the termination fee to C&F, Peoples also will be obligated to pay the costs and expenses incurred by C&F to collect such payment, together with interest.

Indemnification and Insurance

        C&F has agreed to indemnify the directors and officers of Peoples against certain liabilities arising before the effective time of the merger. C&F has also agreed to purchase a six year "tail" prepaid policy, on the same terms as Peoples's existing directors' and officers' liability insurance, for the current directors and officers of Peoples, subject to a cap on the cost of such policy equal to 200% of Peoples's current annual premium.

Expenses

        In general, whether or not the merger is completed, C&F and Peoples will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement, except that the costs and expenses of printing and mailing this proxy statement/prospectus will be incurred by Peoples.

Waiver and Amendment

        At any time on or before the effective time of the merger, any term or provision of the merger agreement, other than the merger consideration, may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The terms of the merger agreement may be amended at any time before the merger by agreement of the parties, whether before or after the special meeting, except with respect to statutory requirements and requisite shareholder and regulatory authority approvals.

Support and Non-Competition Agreements

        Among other conditions described above, C&F's obligation to complete the merger is subject to all of the directors of Peoples having, concurrent with the execution of the merger agreement, entered into a support and non-competition agreement, and all such support agreements remaining in full force and effect. On August 13, 2019, each of the directors of Peoples entered into a support agreement with C&F. The following summary describes certain material provisions of the form of support agreement and is qualified in its entirety by reference to the form of support agreement, which is Exhibit 5.8 to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A. This summary does not purport to be complete and may not contain all of the information about the support agreements that may be important to you. You are encouraged to read the form of support agreement carefully and in its entirety.

        Agreement to Vote Covered Shares.    Under the support agreements, each Peoples director agreed to cause all of the shares of Peoples common stock over which he or she exercises sole rights of voting and disposition to be voted in favor of approving the merger agreement, unless C&F is in material default with respect to a material covenant, representation, warranty or agreement made by it in the merger agreement. As of the record date of the Peoples special meeting, there were 30,581 covered shares subject to support agreements, which represented 7.81% of the Peoples common stock outstanding.

        Transfer Restrictions.    Each Peoples director also agreed, subject to certain exceptions, not to tender into any tender or exchange offer or to sell, transfer, hypothecate, grant a security interest in, or otherwise dispose of or encumber any covered shares without the prior written consent of C&F, provided that such restriction does not apply to shares of Peoples common stock that are hypothecated or as to which a security interest already has been granted as of the date of the support agreement.

        Non-Solicitation.    Each Peoples director also agreed to not solicit, and to not authorize, direct or encourage any other person to solicit, from any third party any inquiries or proposals relating to the disposition of Peoples's business or assets, the acquisition of voting securities of Peoples or the merger of Peoples with any person other than C&F or a subsidiary of C&F. The support agreements also restrict Peoples directors from providing a third party with information or assistance relating to, or conducting discussions in furtherance of, such inquiries or proposals, except as permitted in limited circumstances under the merger agreement.

        Non-Competition.    For a period of twelve months from the effective time of the merger, each Peoples director (other than the President and Chief Executive Officer and Executive Vice President and Chief Financial Officer of Peoples, who are subject to separate non-competition obligations under their respective employment agreements with Peoples) has agreed not to, directly or indirectly:

  •
  serve as a member of the board of directors (including any advisory board) of any financial institution, or the direct or indirect holding company or subsidiary of a financial institution or holding company, with an office or branch located within a 35-mile radius of any office or branch of C&F, C&F Bank, Peoples, Peoples Community Bank, or any subsidiary or affiliate thereof, as of the date of the merger agreement or at the effective time of the merger (the "covered area");

  •
  serve on the board of directors of any company with an office or branch in the covered area that provides any of the products or services provided by C&F, C&F Bank, Peoples, Peoples Community Bank, or any subsidiary or affiliate thereof, as of the date of the merger agreement or the effective time of the merger, subject to certain limited exceptions;

  •
  solicit to employ or engage the services of any of the officers or employees of C&F or C&F Bank, including former employees of Peoples (other than such employees or officers who have been terminated by C&F, C&F Bank, Peoples, or Peoples Community Bank prior to such solicitation or engagement);

  •
  initiate or maintain contact with any officer, director or employee of C&F or C&F Bank, including former employees of Peoples, regarding the business, operations, prospects or finances of C&F or C&F Bank, except for conversations with employees that are necessary to conduct routine banking business or transactions; or

  •
  solicit customers of C&F or C&F Bank, or any subsidiary or affiliate thereof on behalf of any bank or provider of any of the products or services offered by C&F or C&F Bank or any subsidiary or affiliate thereof.

        Termination.    The provisions of the support agreements related to the voting of the Covered Shares and the transfer restrictions on the Covered Shares expires upon the earlier of (i) the termination of the merger agreement and (ii) the effective time of the merger. The provisions of the support agreements relating to the non-competition periods and non-solicitation periods expire on the date that is 12 months after the effective time of the merger.

Assumption of Peoples's Subordinated Term Note

        At the effective time of the merger, C&F will assume the due and punctual payment of the principal of and any premium and interest on Peoples's subordinated term note due April 1, 2028 in accordance with its terms, and the due and punctual performance of all covenants and conditions thereof on the part of Peoples to be performed or observed. As of June 30, 2019, the principal balance of the note was $4.0 million.

Possible Alternative Merger Structure

        The merger agreement provides that C&F and Peoples may mutually agree to change the method or structure of the merger. However, no change may be made that:

  •
  alters or changes the merger consideration;

  •
  adversely affects the tax treatment of C&F or Peoples pursuant to the merger agreement;

  •
  materially impedes or delays completion of the merger in a timely manner; or

  •
  requires the approval of the shareholders of C&F or Peoples unless such change is conditioned upon obtaining such approval.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        Subject to the limitations, assumptions and qualifications described herein, in the opinion of each of Williams Mullen and Troutman Sanders LLP, the following discussion summarizes the material U.S. federal income tax consequences of the merger generally applicable to "U.S. holders" (as defined below) of Peoples common stock. The opinions of Williams Mullen and Troutman Sanders LLP, tax counsel for each of C&F and Peoples, respectively, are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this document is a part.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of Peoples common stock and is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

        This discussion applies only to U.S. holders who hold their shares of Peoples common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange those shares for the merger consideration in the merger. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; holders of Peoples common stock subject to the alternative minimum tax provisions of the Code; S corporations; partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities); holders of Peoples common stock whose functional currency is not the U.S. dollar; holders who hold shares of Peoples common stock as part of a "hedge," "straddle," "constructive sale" or "conversion transaction" (as such terms are used in the Code) or other integrated investment; holders of Peoples common stock who exercise appraisal rights; persons who purchased their shares of Peoples common stock as part of a wash sale; or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to C&F common stock as a result of such item being taken into account in an applicable financial statement).

        This discussion does not address any tax consequences arising under any U.S. state or local, or foreign laws, the Medicare contribution tax, the alternative minimum tax or under any U.S. federal laws other than U.S. federal income tax laws (such as estate or gift tax laws).

        If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Peoples common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Peoples common stock, and any partners in such partnership, are strongly urged to consult their own tax advisors about the tax consequences of the merger to them.

        This discussion, and the tax opinions referred to herein, is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The opinions described herein will not be binding on the IRS, or any court. C&F and Peoples have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

        Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You are strongly urged to consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state and local, foreign and other tax laws and of changes in those laws.

U.S. Federal Income Tax Consequences of the Merger Generally

        Subject to the limitations, assumptions and qualifications described herein, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to each of Peoples's and C&F's obligation to complete the merger that each receive an opinion from its tax counsel, Troutman Sanders LLP and Williams Mullen, respectively, dated the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These tax opinions will be based on representations by C&F and Peoples, as well as certain covenants and undertakings by C&F and Peoples and customary assumptions. Each of C&F and Peoples has the ability to waive receipt of the legal opinion of its counsel as a condition to consummating the merger; however, neither C&F nor Peoples currently intends to waive these conditions to the consummation of the merger. In the event that C&F or Peoples waives the condition to receive such tax opinion and the tax consequences of the merger materially change, then C&F and Peoples will recirculate appropriate soliciting materials and seek new approval of the merger from Peoples and C&F shareholders. The remainder of this discussion is based on the merger qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

Tax Consequences to Holders of Peoples Common Stock Who Receive C&F Common Stock and Cash

        If you are a holder of Peoples common stock that exchanges shares of Peoples common stock for shares of C&F common stock and cash pursuant to the merger, you generally will recognize gain (but not loss) with respect to such cash in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of C&F common stock received pursuant to the merger over your adjusted tax basis in your shares of Peoples common stock surrendered, or (2) the amount of cash you received in exchange for your shares of Peoples common stock pursuant to the merger. If you acquired different blocks of Peoples common stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of Peoples common stock surrendered in the merger. You should consult your tax advisor regarding the manner in which cash and shares of C&F common stock should be allocated among different blocks of your Peoples common stock surrendered in the merger and the manner in which gain or loss should be determined. Any gain recognized generally will be treated as capital gain and will be long-term capital gain if, as of the effective time of the merger, your holding period with respect to the shares of Peoples common stock surrendered exceeds one year.

        The aggregate tax basis of your shares of C&F common stock received (including any fractional shares deemed received and exchanged for cash) in exchange for your shares of Peoples common stock pursuant to the merger will be equal to the aggregate tax basis of your shares of Peoples common stock surrendered, reduced by the amount of cash you received pursuant to the merger (other than cash received in lieu of a fractional share of C&F common stock) and increased by the amount of gain, if any, recognized by you on the exchange (other than any gain or dividend income recognized on the receipt of cash for a fractional share of C&F common stock). The holding period of the shares of C&F common stock you receive in the merger (including any fractional shares deemed received and exchanged for cash) will include your holding period of the shares of Peoples common stock surrendered in the merger. If you acquired different blocks of Peoples common stock at different times or at different prices, the basis and holding period of each block of C&F common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Peoples common stock exchanged for such block of C&F common stock. You should consult your tax advisor regarding the manner in which cash and the shares of C&F common stock should be allocated among your shares of Peoples common stock and the manner in which the above rules would apply to your particular circumstances.

Tax Consequences to Holders of Peoples Common Stock Who Receive Cash in Lieu of Fractional Shares

        If you are a holder of Peoples common stock and, as a result of the merger, you receive cash in lieu of a fractional share of C&F common stock, your receipt of such cash will be treated as if the fractional share of C&F common stock had been distributed to you as part of the merger, and then as having sold such fractional share. Consequently, you generally will recognize gain or loss with respect to the cash received in lieu of such fractional share equal to the difference between the amount of cash received and the tax basis allocated to such fractional share (as described above). Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if you have held your shares of Peoples common stock for more than one year as of the effective time of the merger. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Tax Consequences to Peoples and C&F

        Each of C&F and Peoples will be a party to the merger within the meaning of Section 368(b) of the Code. Neither Peoples nor C&F will recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

Backup Withholding and Information Reporting

        If you are a non-corporate U.S. holder of Peoples common stock you may be subject, under certain circumstances, to backup withholding (currently at a rate of 24%) with respect to any cash payment you received in the merger. However, backup withholding will not apply to you if you either (a) furnish a correct taxpayer identification number and certify that you are not subject to backup withholding or (b) otherwise prove to C&F and its exchange agent that you are exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

        If you are a U.S. holder that receives C&F common stock in the merger and are considered a "significant holder," you will be required (1) to file a statement with your U.S. federal income tax return providing certain facts pertinent to the merger, including your tax basis in, and the fair market value of, the Peoples common stock that you surrendered, and (2) to retain permanent records of these facts relating to the merger. You are a "significant holder" if, immediately before the merger, you (a) owned at least 5% (by vote or value) of the outstanding stock of Peoples, or (b) owned Peoples securities with a tax basis of $1.0 million or more.

        The foregoing discussion of material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and may not be construed as, tax advice. Holders of Peoples common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

 MARKET FOR COMMON STOCK AND DIVIDENDS

        C&F common stock is traded on the Nasdaq Global Select Market under the symbol "CFFI." Peoples common stock is quoted on the OTC Markets Group's Pink marketplace under the symbol "PBVA."

        As of October 10, 2019, the last day prior to the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were 3,423,539 shares of C&F common stock outstanding, which were held by approximately 1,600 holders of record, and 391,450 shares of Peoples common stock outstanding, which were held by approximately 394 holders of record. Such numbers of record holders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of C&F common stock as reported on the Nasdaq Global Select Market and Peoples common stock as reported on the OTC Markets Group's Pink marketplace, and the dividends declared per share of C&F common stock and Peoples common stock. The prices for Peoples common stock shown in the table below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	C&F Common Stock			Peoples Common Stock
	Sales Price			Sales Price
			Dividends Declared Per Share			Dividends Declared Per Share
	High	Low		High	Low
2019
First Quarter	$55.69	$47.76	$0.37	$38.00	$31.00	$—
Second Quarter	54.61	46.28	0.37	31.50	29.59	—
Third Quarter	56.00	45.66	0.37	54.00	27.20	—
Fourth Quarter (through October 17, 2019)	53.82	49.20	—	52.50	51.50	—
2018
First Quarter	$59.60	$45.28	$0.34	$37.03	$34.25	$0.14
Second Quarter	66.08	51.65	0.34	39.00	34.25	0.14
Third Quarter	67.40	54.76	0.36	44.50	37.50	0.14
Fourth Quarter	59.81	45.77	0.37	43.00	36.75	0.16
2017
First Quarter	$50.10	$42.25	$0.33	$29.00	$23.75	$0.14
Second Quarter	52.00	45.50	0.33	33.90	28.00	0.14
Third Quarter	55.80	46.45	0.33	33.90	32.50	0.14
Fourth Quarter	65.05	53.66	0.34	37.01	32.10	0.14

        The following table sets forth the closing sale prices per share of C&F common stock as reported on the Nasdaq Global Select Market on August 13, 2019, the last trading day before the parties announced the signing of the merger agreement, and on October 17, 2019, the last trading day before the date of this proxy statement/prospectus. The table also sets forth the last sales price of Peoples common stock reported on or before August 13, 2019 (which sale occurred on August 9, 2019), and the last sales price of Peoples common stock reported on or before the date of this proxy statement/prospectus (which sale occurred on October 4, 2019). The following table also includes the equivalent market value per share of Peoples common stock on August 13, 2019 and on October 17, 2019, which reflects the sum of (i) the product of the exchange ratio of 0.5366 multiplied by the closing sale price of C&F common stock on the dates indicated, plus (ii) the per share cash consideration of $27.00.

	C&F Common Stock	Peoples Common Stock	Equivalent Market Value Per Share of Peoples
August 13, 2019	$51.79	$28.30	$54.79
October 17, 2019	$53.10	$52.50	$55.49

        The value of the stock portion of the merger consideration to be received for each share of Peoples common stock will be based on the most recent closing price of C&F's common stock prior to the completion of the merger. Because the merger consideration will not be adjusted for fluctuations in market value and because the market value of the shares of C&F common stock to be received by Peoples shareholders will change prior to completion of the merger, shareholders of Peoples are not assured of receiving a specific market value of C&F common stock, and thus a specific market value for their shares of Peoples common stock, at the effective time of the merger. C&F cannot assure you that its common stock will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the C&F common stock from a newspaper, via the Internet or by calling your broker.

        C&F and Peoples are legal entities separate and distinct from their subsidiaries, and their revenues depend primarily on the payment of dividends from their subsidiary banks. Therefore, C&F's and Peoples's principal sources of funds with which to pay dividends on their stock and their other separate expenses are dividends they receive, respectively, from C&F Bank and Peoples Community Bank. C&F Bank and Peoples Community Bank are subject to certain regulatory and other legal restrictions on the amount of dividends they are permitted to pay to C&F and Peoples. See "Description of C&F Capital Stock—Common Stock—Dividends and Liquidation Rights" on page 80.

        C&F currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the merger. C&F does not intend to change its dividend strategy, but has and will continue to evaluate that decision on a quarterly basis. After the merger, the final determination of the timing, amount and payment of dividends on C&F common stock will be at the discretion of its board of directors and will depend upon the earnings of C&F and its subsidiaries, the financial condition of C&F and other factors, including general economic conditions and applicable governmental regulations and policies.

 INFORMATION ABOUT C&F FINANCIAL CORPORATION

        C&F Financial Corporation, headquartered in West Point, Virginia, is a bank holding company incorporated under the laws of the Commonwealth of Virginia. C&F owns all of the stock of Citizens and Farmers Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia. C&F Bank originally opened for business under the name Farmers and Mechanics Bank on January 22, 1927. C&F Bank provides retail banking services at its main office in West Point, Virginia, 24 retail branches located throughout the Hampton to Charlottesville corridor of Virginia, and three commercial loan offices. C&F Bank has five wholly owned subsidiaries. C&F Mortgage Corporation, organized in 1995, originates and sells residential mortgages. C&F Finance Company, acquired in 2002, is a finance company purchasing automobile, marine and recreational vehicle loans through indirect lending programs. C&F Wealth Management Corporation, organized in 1995, is a full-service brokerage firm offering a comprehensive range of wealth management services. C&F Insurance Services, Inc. owns an equity interest in an independent insurance agency. CVB Title Services, Inc. owns an equity interest in a full service title and settlement agency. The common stock of C&F is traded on the Nasdaq Global Select Market under the symbol "CFFI."

        As of June 30, 2019, C&F had approximately $1.6 billion in total assets, approximately $1.2 billion in deposits, approximately $1.2 billion in gross loans, and approximately $159.4 million of total shareholders' equity.

        The principal executive offices of C&F are located at 802 Main Street, West Point, Virginia 23181, and its telephone number is (804) 843-2360. C&F's website can be accessed at https://www.cffc.com. Information contained on C&F's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. Additional information about C&F is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

 INFORMATION ABOUT PEOPLES BANKSHARES, INCORPORATED

        Peoples Bankshares, Incorporated, headquartered in Montross, Virginia, is a bank holding company incorporated under the laws of the Commonwealth of Virginia. Peoples conducts substantially all of its operations through its wholly-owned bank subsidiary, Peoples Community Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a Federal Reserve member (for the purposes of this section only, the "bank.").

        The bank currently conducts its business through its main office in Montross, Virginia and four branch offices located in Fredericksburg, King George, and Warsaw, Virginia. The bank was initially established on June 17, 1913 under the name "The Peoples Bank of Montross, Virginia." The bank changed its name to "Peoples Community Bank" on January 1, 1996, effective approximately four months following the establishment of Peoples as the bank's holding company.

        The bank serves businesses, professionals and consumers with a wide variety of financial services. Products include checking accounts, savings accounts, money market accounts, cash management accounts, certificates of deposit, individual retirement accounts, commercial and industrial loans, residential mortgages, commercial mortgages, home equity loans, consumer installment loans, investment accounts, insurance, credit cards, debit cards, online banking, telephone banking and mobile banking. A substantial amount of the bank's deposits are interest bearing, and the majority of the bank's loan portfolio is secured by real estate. Deposits of the bank are insured by the Deposit Insurance Fund of the FDIC.

        As a Virginia-chartered corporation and bank holding company, Peoples is subject to regulation by the Federal Reserve and the Bureau of Financial Institutions of the Virginia SCC. The bank's primary regulators are also the Federal Reserve and the Bureau of Financial Institutions of the Virginia SCC, as it is a state-chartered bank that is a Federal Reserve member.

        As of June 30, 2019, Peoples had approximately $194.0 million in total assets, approximately $172.4 million in deposits, approximately $147.5 million in gross loans, and approximately $15.8 million of total shareholders' equity. The principal executive offices of Peoples are located at 15960 Kings Highway, Montross, Virginia 22520, and its telephone number is (804) 493-8031. Peoples's website can be accessed at www.peoplescommunitybank.biz. Information contained on Peoples's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

DESCRIPTION OF C&F CAPITAL STOCK

        The following summary description of the material features of the capital stock of C&F is qualified in its entirety by reference to the applicable provisions of Virginia law and by C&F's articles of incorporation and bylaws, each as amended.

        As a result of the merger, Peoples shareholders who receive shares of C&F common stock in the merger will become shareholders of C&F. Your rights as shareholders of C&F will be governed by Virginia law and the articles of incorporation and the bylaws of C&F, each as amended. We urge you to read the applicable provisions of the Virginia SCA, C&F's articles of incorporation and bylaws and federal laws governing bank holding companies carefully and in their entirety.

Authorized and Outstanding Capital Stock

        The authorized capital stock of C&F consists of (i) 8,000,000 shares of common stock, par value $1.00 per share, of which 3,423,539 shares were issued and outstanding and held by approximately 1,600 holders of record as of October 10, 2019, and (ii) 3,000,000 shares of undesignated serial preferred stock, par value $1.00 per share, of which no shares were issued and outstanding as of October 10, 2019.

        As of October 10, 2019, there were no options outstanding to purchase shares of C&F common stock and 136,455 shares of C&F common stock that were subject to unvested restricted stock awards granted under the C&F Financial Corporation 2013 Stock and Incentive Compensation Plan.

Common Stock

        General.    Each share of C&F common stock has the same relative rights as, and is identical in all respects to, each other share of C&F common stock. C&F common stock is traded on the Nasdaq Global Select Market under the symbol "CFFI." The transfer agent and registrar for C&F common stock is American Stock Transfer & Trust Company, LLC, of P.O. Box 391, 59 Maiden Lane, Plaza Level, New York, New York 10038.

        Dividends and Liquidation Rights.    Holders of C&F common stock are entitled to receive dividends as may be declared by C&F's board of directors out of funds legally available therefor. The payment of distributions by C&F is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A Virginia corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to common shareholders is subject to any prior rights of outstanding preferred stock.

        Consequently, upon liquidation, dissolution or winding up of C&F, holders of shares of C&F common stock may receive pro rata assets, in cash or kind, if any, available for distribution after the payment of creditors and satisfaction of the preferences of any class or series of preferred stock outstanding at the time of liquidation.

        In addition, as a bank holding company, C&F's ability to pay dividends is affected by the ability of C&F Bank, its Virginia-chartered banking subsidiary, to pay dividends to the holding company. The ability of C&F Bank, as well as C&F, to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines.

        Voting Rights.    The holders of C&F common stock are entitled to one vote per share. A quorum at any meeting of C&F shareholders is a majority of the votes entitled to be cast, represented in person or by proxy. If a quorum exists, action on a matter is approved by a majority of the votes cast within the voting group, unless a greater vote is required by law or the articles of incorporation, except that in elections of directors those receiving the greatest number of votes shall be elected even though less than a majority. C&F shareholders are not entitled to cumulative voting rights in the election of C&F directors.

        Directors and Classes of Directors.    C&F's board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the C&F board consists of 11 directors. Under C&F's articles of incorporation, the C&F board of directors must consist of a minimum of five and a maximum of 15 directors, and the C&F board of directors may increase the number of directors without shareholder approval. Any director of C&F may be removed only for cause and with the affirmative vote of at least two-thirds of the outstanding shares of C&F common stock entitled to vote.

        No Preemptive Rights; Redemption and Assessment.    Holders of C&F common stock have no preemptive rights to subscribe for any additional securities of any class that C&F may issue, nor any conversion, redemption or sinking fund rights. The outstanding shares of C&F common stock are fully paid and nonassessable. The rights and privileges of holders of C&F common stock are subject to any preferences that the C&F board of directors may set for any series of C&F preferred stock that may be issued by C&F in the future.

        For more information regarding the rights of holders of C&F common stock, see the section entitled "Comparative Rights of Shareholders" beginning on page 82.

Preferred Stock

        The board of directors of C&F is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. The C&F board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. The C&F board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of C&F common stock and, under certain circumstances, discourage an attempt by others to gain control of C&F.

        The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, the future capital needs of C&F, then existing market conditions and other factors that, in the judgment of the C&F board of directors, might warrant the issuance of preferred stock.

 COMPARATIVE RIGHTS OF SHAREHOLDERS

        C&F and Peoples are Virginia corporations subject to the provisions of the Virginia SCA. The rights of shareholders of C&F and Peoples are governed by their respective articles of incorporation and bylaws. Upon completion of the proposed merger, Peoples shareholders will become shareholders of C&F and, as such, their shareholder rights will be governed by the articles of incorporation and bylaws of C&F and will continue to be governed by the Virginia SCA.

        The following is a summary of the material differences in the rights of shareholders of C&F and Peoples, but is not a complete statement of all those differences. Shareholders should read carefully the relevant provisions of the Virginia SCA and the respective articles of incorporation and bylaws of C&F and Peoples. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of C&F and Peoples and to the provisions of the Virginia SCA.

Authorized Capital Stock

        C&F.    C&F is authorized to issue 8,000,000 shares of common stock, par value $1.00 per share, of which 3,423,539 shares were issued and outstanding as of October 10, 2019, and 3,000,000 shares of preferred stock, par value $1.00 per share, of which no shares were issued and outstanding as of October 10, 2019.

        C&F's articles of incorporation permit its board of directors, without shareholder approval, to fix the preferences, limitations, and relative rights of its preferred stock and to establish series of such preferred stock and determine the variations between each series. Holders of C&F stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of C&F, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into such shares.

        Peoples.    Peoples is authorized to issue 1,000,000 shares of common stock, par value $2.00 per share, of which 391,450 shares were issued and outstanding as of the record date for the Peoples special meeting.

        Holders of Peoples stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of Peoples, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into such shares.

Dividend Rights

        The holders of C&F and Peoples common stock are entitled to share ratably in dividends when and as declared by their respective board of directors out of funds legally available therefor. C&F's articles of incorporation permit its board to issue preferred stock with terms set by the board, which terms may include the right to receive dividends ahead of the holders of C&F common stock. C&F does not currently have any issued and outstanding shares of preferred stock.

Voting Rights

        The holders of both C&F and Peoples common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholder meeting. Neither the holders of C&F nor Peoples common stock are entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

        C&F.    The C&F board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the C&F board consists of 11 directors. Under C&F's articles of incorporation, the C&F board of directors must consist of a minimum of five and a maximum of 15 directors, and the C&F board of directors may increase the number of directors in its discretion without shareholder approval. Directors of C&F may be removed by shareholders of C&F only for cause and with the affirmative vote of at least two-thirds of the outstanding shares of C&F common stock entitled to vote.

        Peoples.    The Peoples board is not divided into classes and all directors are elected at each annual meeting of shareholders to serve one-year terms. The Peoples bylaws require the board to have not less than five nor more than 15 directors, and the board is authorized to set and change the actual number of directors from time to time within those limits. Currently, the Peoples board consists of eight directors. Directors of Peoples may be removed with or without cause upon the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

Anti-takeover Provisions

        Certain provisions of the Virginia SCA and the articles of incorporation and bylaws of C&F and Peoples may discourage attempts to acquire control of C&F or Peoples, respectively, that the majority of either company's shareholders may determine was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the C&F or Peoples boards did not approve.

        Classified Board of Directors.    The provisions of C&F's articles of incorporation providing for classification of the board of directors into three separate classes may have certain anti-takeover effects.

        Peoples's articles of incorporation do not classify the board of directors.

        Authorized Preferred Stock.    C&F's articles of incorporation authorize the issuance of preferred stock. The C&F board may, subject to application of Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes, and for such consideration as it may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of C&F by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

        Peoples's articles of incorporation do not authorize the issuance of preferred stock.

        Supermajority Voting Provisions.    The Virginia SCA provides that, unless a corporation's articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter. Certain corporate actions requiring a more than two-thirds vote include:

  •
  adoption of plans of merger or share exchange;

  •
  sales of all or substantially all of a corporation's assets other than in the ordinary course of business; and

  •
  adoption of plans of dissolution.

        The Virginia SCA provides that a corporation's articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

        The articles of incorporation of C&F state that the actions outlined above must be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended by two-thirds of the directors in office, then the transaction must be approved by the affirmative vote of 80% or more of all of the votes entitled to be cast on such transaction by each voting group entitled to vote.

        Peoples's articles of incorporation do not contain any supermajority voting provisions corresponding to the provisions in C&F's articles of incorporation. Accordingly, the provisions of the Virginia SCA outlined above control with respect to approval of certain significant corporate actions.

        Anti-takeover Statutes.    Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.

        The Affiliated Transaction Statute of the Virginia SCA (Va. Code § 13.1-725 et seq.) contains provisions governing "affiliated transactions." These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an "interested shareholder." An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation's outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

  •
  the transaction is approved by the holders of two-thirds of the corporation's voting shares, other than shares beneficially owned by the interested shareholder;

  •
  the affiliated transaction has been approved by a majority of the disinterested directors; or

  •
  subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

        Under the Virginia SCA's Control Share Acquisitions Statute (Va. Code § 13.1-728.1 et seq.), voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

  •
  unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

  •
  among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person's acquisition thereof.

        If authorized in the corporation's articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a "control share acquisition statement" with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value."

        A corporation may elect to opt out of the application of both the Affiliated Transactions Statute and the Control Share Acquisitions Statute by adopting a provision in its articles of incorporation or bylaws. Further, the Affiliated Transactions Statute does not apply to any corporation that has fewer than 300 shareholders of record (unless the reduction in the number of shareholders is the result of action by an interested shareholder).

        Neither C&F nor Peoples has elected to opt out of the Affiliated Transactions Statute. C&F has not elected to opt out of the Control Share Acquisitions Statute. Peoples has elected to opt out of the Control Share Acquisitions Statute.

Amendments to Articles of Incorporation and Bylaws

        The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

        Under the Virginia SCA, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors or, if a quorum exists, a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws.

        C&F.    C&F's articles of incorporation state that an amendment to the articles of incorporation must be approved by the vote of a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended, then the amendment must be approved by the vote of 80% or more of all votes entitled to be cast on the amendment by each voting group entitled to vote thereon.

        C&F's bylaws may be amended or repealed by the C&F board of directors except to the extent that (i) such power is reserved exclusively to the shareholders by law or C&F's articles of incorporation or (ii) the shareholders in adopting or amending particular bylaws provide expressly that the C&F board of directors may not amend or repeal the same. C&F's bylaws may be amended or repealed by the shareholders even though the same also may be amended or repealed by its board of directors.

        Peoples.    Peoples's articles of incorporation do not contain any provisions regarding amendments thereto. Accordingly, the provisions of the Virginia SCA outlined above control with respect to any amendment of the Peoples articles of incorporation.

        Peoples's bylaws may be amended or repealed by the Peoples board of directors except to the extent that (i) such power is reserved exclusively to the shareholders by law or Peoples's articles of incorporation or (ii) the shareholders in adopting or amending particular bylaws provide expressly that the Peoples board of directors may not amend or repeal the same. Peoples's bylaws may be amended or repealed by the shareholders even though the same also may be amended or repealed by its board of directors.

Dissenters' Appraisal Rights

        The Virginia SCA provides appraisal rights to shareholders of a Virginia corporation in certain circumstances, including upon consummation of a merger to which the corporation is a party if shareholder approval is required for the merger under the Virginia SCA. The Virginia SCA further provides that appraisal rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the Nasdaq Global Select Market, or is held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal rights will be available to holders of common stock of a Virginia corporation in a merger if:

  •
  the articles of incorporation provide for appraisal rights regardless of an available exception;

  •
  in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record having a public float of at least $20 million, or a combination of cash or such shares; or

  •
  the merger is an "affiliated transaction," as described in the section above entitled "—Anti-takeover Provisions," and it has not been approved by a majority of the disinterested directors.

        Peoples does not qualify for any of the above-outlined exceptions under the Virginia SCA. Consequently, shareholders of Peoples are entitled to appraisal rights in connection with the merger. For more detailed information regarding the appraisal rights available to Peoples's shareholders, please see the section above entitled "—Dissenters' Appraisal Rights."

Director and Officer Exculpation

        The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

        The articles of incorporation of C&F provide that, to the full extent that the Virginia SCA permits the limitation or elimination of liability of directors or officers, a director or officer of C&F is not liable to C&F or its shareholders for monetary damages. The articles of incorporation of Peoples provide that, to the full extend that the Virginia SCA permits the limitation or elimination of liability of directors or officers, a director or officer of Peoples is not liable to Peoples or its shareholders for any monetary damages in excess of $1.

Indemnification

        The articles of incorporation of C&F and Peoples provide that, to the full extent permitted by the Virginia SCA, each of C&F and Peoples is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her by reason of having been a director or officer and against all expenses reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she is liable by reason of his or her willful misconduct or knowing violation of criminal law. Each of C&F's and Peoples's board of directors is empowered, by a majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer, as set forth above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT OF C&F

        The following table sets forth certain information as of October 10, 2019, concerning the number and percentage of shares of C&F common stock beneficially owned by each of C&F's directors and named executive officers, and by C&F's directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares is pledged as security. Percentage ownership is calculated based on 3,423,539 outstanding shares of C&F common stock as of October 10, 2019.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Class Beneficially Owned
Julie R. Agnew	1,617	(2)	*
J.P. Causey Jr.	27,116	(2)	*
Barry R. Chernack	13,001	(2)	*
Thomas F. Cherry	35,322	(3)	1.0%
S. Dustin Crone	10,670	(3)	*
Larry G. Dillon	44,379	(3)	1.3%
Audrey D. Holmes	10,693	(2)	*
James H. Hudson, III	12,393	(2)	*
Elizabeth R. Kelley	1,617	(2)	*
Jason E. Long	4,288	(3)	*
Bryan E. McKernon	14,100	(3)	*
James T. Napier	3,080	(2)	*
C. Elis Olsson	11,040	(2)	*
Paul C. Robinson	13,422	(2)	*
All C&F directors and executive officers as a group (15 persons)	207,725		6.1%

*
Represents less than 1% of C&F's outstanding common stock.

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days. The mailing address of the individuals included in the table is 3600 La Grange Parkway, Toano, Virginia 23168.

(2)
Includes 1,235 shares each of stock restricted as to sale or other transfer for each non-employee director. Subject to accelerated vesting in certain circumstances, these shares of restricted stock, granted between 2017 and 2019, will vest at the completion of three years of continuous service as a director of C&F from the date of grant. Also includes 1,860 shares held by Mr. Olsson's child, with respect to which shares Mr. Olsson has authority to make investment decisions, 1,860 shares held by Mr. Olsson's child, with respect to which shares Mr. Olsson shares voting and investment power, and 500 shares held in a family trust, of which Mr. Olsson is co-trustee, with respect to which shares Mr. Olsson shares voting and investment power. Also includes 1,200 shares held by the Mary Hedrick Causey Family Trust, with respect to which shares Mr. Causey has voting and investment power in his capacity as trustee for the trust. Excludes 389 and 762 shares held solely by Mr. Hudson's and Mr. Olsson's spouses, respectively, as to which Mr. Hudson and Mr. Olsson disclaim beneficial ownership; and excludes 3,488 shares held solely by Ms. Holmes' mother as to which Ms. Holmes disclaims beneficial ownership.

(3)
Includes 16,640, 7,320, 16,640, 3,695 and 4,400 shares of stock restricted as to sale or other transfer for Messrs. Cherry, Crone, Dillon, Long and McKernon, respectively. Subject to accelerated vesting in certain circumstances, these shares of restricted stock, granted between 2014 and 2019, will vest at the completion of five years of continuous service as an employee of C&F or its subsidiaries.

        As of October 10, 2019, there is no shareholder known to C&F to be the beneficial owner of more than 5% of C&F's common stock, which is C&F's only class of voting capital stock outstanding.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT OF PEOPLES

        The following table sets forth certain information as of October 10, 2019, concerning the number and percentage of shares of Peoples common stock beneficially owned by each of Peoples's directors and executive officers, and by Peoples's directors and executive officers as a group. In addition, the table includes information with respect to persons known to Peoples who own or may be deemed to own more than 5% of Peoples common stock as of October 10, 2019. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares is pledged as security. Percentage ownership is calculated based on 391,450 outstanding shares of Peoples common stock as of October 10, 2019.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Class Beneficially Owned
Directors:
Robert K. Bailey, III	540	(2)	*
Zirkle Blakey, III	380		*
William C. Herbert, II	1,300		*
Michael A. O'Malley	380		*
Margaret Ransone	211		*
George R. Sisson, III	3,877		*
Linwood E. Wadsworth	4,100		1.05%
James W. Wilkerson	20,313		5.19%
Executive Officers:
Randy L. Phelps	—		*
William Ware, III	100		*
All Peoples directors and executive officers as a group (10 persons)	31,201		7.97%
5% shareholders who are not directors or named executive officers:
Edwards Family Trust	30,244	(3)	7.73%
1656 Eighth Avenue
Sacramento, California 95818

*
Represents less than 1% of Peoples's outstanding common stock.

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days. The mailing address of the individuals included in the table is 15960 Kings Highway, PO Box 306, Montross, Virginia 22520.

(2)
Includes shares held jointly with spouses or as custodians or trustees, as follows: Mr. Bailey, 20 shares; Mr. Herbert, 500 shares.

(3)
According to information provided to Peoples by the Edwards Family Trust, voting power and dispositive power with respect to these shares are shared by Benjamin Edwards and Regina Gandour-Edwards.

 LEGAL MATTERS

        The validity of the C&F common stock to be issued upon completion of the merger will be passed upon for C&F by Williams Mullen. Certain U.S. federal income tax consequences relating to the merger will be passed upon for C&F by Williams Mullen, and for Peoples by Troutman Sanders LLP.

EXPERTS

        The consolidated financial statements of C&F and C&F management's assessment of the effectiveness of internal control over financial reporting incorporated into this proxy statement/prospectus by reference to C&F's Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the reports of Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

FUTURE SHAREHOLDER PROPOSALS

  C&F

        If any C&F shareholder intends to present a proposal to be considered for inclusion in C&F's proxy materials in connection with C&F's 2020 annual meeting of shareholders, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by C&F's corporate secretary, at C&F's principal office located at 802 Main Street, West Point, Virginia 23181, on or before November 9, 2019.

        If any C&F shareholder intends to propose a matter for consideration at C&F's 2020 annual meeting of shareholders (other than director nominations), notice of the proposal must be received in writing by C&F's corporate secretary by January 23, 2020. If any C&F shareholder intends to nominate a person for election as director at C&F's 2020 annual meeting of shareholders, written notice of such nomination must be received by C&F's corporate secretary, at C&F's principal office located at 802 Main Street, West Point, Virginia 23181, no later than February 7, 2020 and must comply with requirements for shareholder nominations set forth in C&F's bylaws.

  Peoples

        Peoples held its 2019 annual meeting of shareholders on June 24, 2019. If the merger is completed, Peoples will merge into C&F and there will not be any future meetings of Peoples shareholders. In addition, if the merger is completed, Peoples shareholders will become C&F shareholders.

        If the merger is not completed and Peoples holds a 2020 annual meeting of shareholders, if any shareholder intends to propose a matter for consideration (other than a director nomination) at Peoples's 2020 annual meeting of shareholders, based on an anticipated date of June 24, 2020 for Peoples's 2020 annual meeting if held, notice of the proposal must be in proper form in compliance with the requirements set forth in Peoples's bylaws and received in writing at Peoples's principal executive office at 15960 Kings Highway, PO Box 306, Montross, Virginia 22520 no later than April 25, 2020 and not earlier than March 26, 2020.

        Peoples's bylaws prescribe the procedure, including notice requirements, that a shareholder must follow to nominate a person for election to the Peoples board of directors. Based on an anticipated date of June 24, 2020 for Peoples's 2020 annual meeting of shareholders, which will only be held if the merger is not completed, such notice must be received at Peoples's principal executive office located at 15960 Kings Highway, PO Box 306, Montross, Virginia 22520 no later than April 25, 2020 and not earlier than March 26, 2020.

 OTHER MATTERS

        In accordance with Virginia law, no business may be brought before the special meeting unless it is described in the applicable notice of meeting that accompanies this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the Peoples board knows of no matters that will be presented for consideration at the special meeting other than those specifically set forth in the notice for the special meeting. If, however, any other matters properly come before the special meeting, or any adjournments thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the recommendation of the management of Peoples.

WHERE YOU CAN FIND MORE INFORMATION

        C&F files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that C&F files with the SEC at the SEC's Internet website at http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this proxy statement/prospectus.

        C&F has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the shares of C&F common stock to be issued in the merger. This document is a part of the registration statement and constitutes a prospectus of C&F and a proxy statement of Peoples for its special meeting of shareholders. As allowed by SEC rules, this document does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

        The SEC allows C&F to "incorporate by reference" information into this proxy statement/prospectus, which means the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

        This proxy statement/prospectus incorporates by reference the documents set forth below that C&F has previously filed with the SEC (except Items 2.02 and 7.01 of any Current Report on Form 8-K, unless otherwise indicated in the Form 8-K). These documents contain important business information about C&F and its financial condition.

C&F SEC Filings (File No. 000-23423)

  •
  Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 26, 2019.

  •
  Definitive Proxy Statement on Schedule 14A for the 2019 Annual Meeting of Shareholders, filed on March 8, 2019.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 8, 2019.

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 5, 2019.

  •
  Current Reports on Form 8-K filed on April 17, 2019 (as amended by the Form 8-K/A filed on June 14, 2019), May 22, 2019, June 14, 2019, August 14, 2019 and August 16, 2019.

  •
  The description of C&F's common stock contained in C&F's registration statements filed under Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

        In addition, C&F incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        Documents contained in or incorporated by reference in this document by C&F are available through the SEC as set forth above or from C&F. You may obtain such documents by directing a request to C&F Financial Corporation, 3600 La Grange Parkway, Toano, Virginia 23168, Attn.: Investor Relations, or by calling (804) 843-2360. These documents are available from C&F without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about C&F at its Internet website at https://www.cffc.com and Peoples at its Internet website at https://www.peoplescommunitybank.biz. Information contained on the websites of C&F or Peoples does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

        To receive timely delivery of documents in advance of the special meeting, please make your request no later than December 4, 2019.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. C&F and Peoples have not authorized anyone to provide you with information that is different than what is contained in this proxy statement/prospectus.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding C&F has been provided by C&F and information contained in this proxy statement/prospectus regarding Peoples has been provided by Peoples.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

between

C&F FINANCIAL CORPORATION

and

PEOPLES BANKSHARES, INCORPORATED

 August 13, 2019

A-i

 LIST OF EXHIBITS

EXHIBIT 1.1	Form of Plan of Merger
EXHIBIT 5.8	Form of Support and Non-Competition Agreement

A-ii

 INDEX OF DEFINED TERMS

ACA	Section 3.3(n)(ii)
Acquisition Proposal	Section 5.5(c)
Adjusted Ratio	Section 2.1(f)
Affected Agreements	Section 5.14(b)
Agreement	Recitals
BHCA	Section 3.3(a)
Burdensome Condition	Section 5.6(a)
C&F Bank	Section 1.3
CFFI	Recitals
CFFI Bank Reports	Section 3.4(f)
CFFI Benefit Plan(s)	Section 3.4(k)(i)
CFFI Common Stock	Section 2.1(a)
CFFI Financial Statements	Section 3.4(e)(ii)
CFFI Stock Plan	Section 3.4(d)(iii)
Cash Consideration	Section 2.1(b)(i)
CDARS	Section 4.1(k)
Change in PBVA Recommendation	Section 5.5(e)
Closing	Section 1.2(b)
Closing Date	Section 1.2(b)
Code	Recitals
Computer Systems	Section 3.3(aa)(i)
Confidentiality Agreement	Section 5.2(c)
CRA	Section 3.3(bb)
Derivative Contract	Section 3.3(t)(iv)
Disclosure Letter	Section 3.1(a)
Dissenting Shares	Section 2.7
ERISA	Section 3.3(n)(iii)
ERISA Affiliate	Section 3.3(n)(iii)
Effective Time	Section 1.2(a)
Environmental Claim	Section 3.3(q)(iv)(A)
Environmental Laws	Section 3.3(q)(iv)(B)
Exchange Act	Section 3.3(c)(iv)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
FDIC	Section 3.3(b)
GAAP	Section 3.3(e)(i)
Governmental Authority	Section 3.3(j)(iii)
Indemnified Party	Section 5.13(a)
Intellectual Property	Section 3.3(s)
Knowledge	Section 3.2(c)
Letter of Transmittal	Section 2.2(c)
Loan	Section 3.3(p)(x)
Loan Loss Allowance	Section 3.3(p)(iii)
Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(q)(iv)(C)
Merger	Recitals
Merger Consideration	Section 2.1(b)(ii)
Nonqualified Plans	Section 5.10(e)
OREO	Section 3.3(p)(iv)

A-iii

Organizational Documents	Section 3.3(a)
PBVA	Recitals
PBVA 401(k) Plan	Section 5.10(d)
PBVA Bank Reports	Section 3.3(f)
PBVA Benefit Plan(s)	Section 3.3(n)(i)
PBVA Board Recommendation	Section 5.3
PBVA Book-Entry Shares	Section 2.1(d)
PBVA Common Certificate	Section 2.1(d)
PBVA Common Stock	Section 2.1(b)
PBVA Continuing Employees	Section 5.10(a)
PBVA Financial Statements	Section 3.3(e)(i)
PBVA Material Contract	Section 3.3(i)(i)
PBVA Shareholder Approval	Section 3.3(c)(i)
PBVA Shareholders Meeting	Section 5.3
Plan of Merger	Section 1.1
Proxy Statement	Section 3.3(c)(iv)
Registration Statement	Section 3.3(c)(iv)
Regulatory Approvals	Section 5.6(a)
Regulatory Agencies	Section 3.3(f)
Rights	Section 3.3(d)(iv)
SEC	Section 3.3(c)(iv)
SEC Reports	Section 3.4(e)(i)
Sarbanes-Oxley Act	Section 3.3(e)(ii)
Securities Act	Section 3.3(c)(iv)
Stock Consideration	Section 2.1(b)(ii)
Subordinated Note	Section 5.9
Subsidiary(ies)	Section 3.3(b)
Subsidiary Bank Merger	Section 1.3
Superior Proposal	Section 5.5(d)
Support and Non-Competition Agreements	Section 5.8
Tax	Section 3.3(k)(i)
Tax Returns	Section 3.3(k)(i)
Taxes	Section 3.3(k)(i)
Technology Systems	Section 3.3(s)
Termination Fee	Section 7.4(b)
Treasury Regulations	Recitals
VSCA	Section 1.1

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of August 13, 2019, between C&F FINANCIAL CORPORATION, a Virginia corporation ("CFFI"), and PEOPLES BANKSHARES, INCORPORATED, a Virginia corporation ("PBVA").

        WHEREAS, the Boards of Directors of CFFI and PBVA have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transactions provided for herein, including the merger of PBVA with and into CFFI (the "Merger");

        WHEREAS, the Boards of Directors of CFFI and PBVA have each determined that the Merger is consistent with, and will further, their respective business strategies and goals; and

        WHEREAS, it is the intention of the parties that, for federal income tax purposes and applicable state income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (and any comparable provision of state law), and the treasury regulations (as amended) promulgated under the Code (the "Treasury Regulations"), and that this Agreement shall constitute, and is adopted as, a "plan of reorganization" within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
The Merger and Related Matters

        1.1    The Merger.

        Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2(a)), PBVA will be merged with and into CFFI pursuant to the Plan of Merger substantially in the form attached hereto as Exhibit 1.1 and made a part hereof (the "Plan of Merger"). The separate corporate existence of PBVA thereupon shall cease, and CFFI will be the surviving corporation in the Merger. The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

        1.2    Effective Time; Closing.

        (a)   On the Closing Date (as defined below), the parties shall execute and cause to be filed the Articles of Merger with the Virginia State Corporation Commission as provided in Section 13.1-720 of the VSCA. The Merger will become effective upon the issuance of a certificate of merger by the Virginia State Corporation Commission or at such other date and time as mutually agreed to by the parties and set forth in the Articles of Merger (the "Effective Time"). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Time to occur on the fifth (5th) business day after the satisfaction or, to the extent permitted by law, waiver, of the conditions set forth in Article 6 (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other date mutually agreed to by the parties. Notwithstanding that the Closing Date may occur prior to the date of the Effective Time, the parties hereto acknowledge and agree that the Merger shall not be effective until the occurrence of the Effective Time.

        (b)   Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Eastern Time at the offices of Williams Mullen, 200 South

10th Street, Suite 1600, Richmond, Virginia, on a date mutually agreed to by the parties and which shall be held at or prior to the Effective Time (the "Closing Date"). All documents required by this Agreement to be delivered at or prior to the Effective Time will be exchanged by the parties on the Closing Date.

        1.3    Banking Operations.

        At and after the Effective Time, Peoples Community Bank, the wholly-owned Virginia chartered commercial bank subsidiary of PBVA, shall operate as a separate Virginia chartered commercial banking subsidiary of CFFI until such time as Peoples Community Bank shall be merged (the "Subsidiary Bank Merger") with and into Citizens and Farmers Bank, the wholly-owned Virginia chartered commercial bank subsidiary of CFFI ("C&F Bank").

        1.4    Articles of Incorporation and Bylaws of CFFI.

        The Articles of Incorporation of CFFI as in effect immediately prior to the Effective Time will be the Articles of Incorporation of CFFI at and after the Effective Time until thereafter amended in accordance with applicable law. The Bylaws of CFFI as in effect immediately prior to the Effective Time will be the Bylaws of CFFI at and after the Effective Time until thereafter amended in accordance with applicable law.

        1.5    Tax Consequences.

        It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (and any comparable provision of state law), and that this Agreement shall constitute a "plan of reorganization" within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law). CFFI and PBVA shall prepare and file with each of their respective Tax Returns (as defined herein) all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law.

ARTICLE 2
Merger Consideration; Exchange Procedures

        2.1    Conversion of Shares.

        At the Effective Time, by virtue of the Merger and without any action on the part of CFFI or PBVA, or their respective shareholders:

        (a)   Subject to Section 2.1(e), each share of common stock, par value $1.00 per share, of CFFI ("CFFI Common Stock"), that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

        (b)   Subject to Section 2.1(e), each share of common stock, par value $2.00 per share, of PBVA ("PBVA Common Stock"), that is issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 2.8), shall be converted into and exchanged for the right to receive:

            (i)  cash in the amount of $27.00 per share (the "Cash Consideration"); and

           (ii)  0.5366 shares of CFFI Common Stock (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration").

        (c)   All shares of PBVA Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

        (d)   Each certificate previously representing shares of PBVA Common Stock (a "PBVA Common Certificate") and the non-certificated shares of PBVA Common Stock (the "PBVA Book-Entry Shares") shall cease to represent any rights except the right to receive with respect to each underlying share of PBVA Common Stock (i) the Merger Consideration upon the surrender of such PBVA Common Certificate or PBVA Book-Entry Shares in accordance with Section 2.3, and (ii) any dividends or distributions or cash in lieu of fractional shares which the holder thereof has the right to receive pursuant to Sections 2.3 and 2.5.

        (e)   Each share of PBVA Common Stock held by either party and each share of CFFI Common Stock held by PBVA or any of PBVA's Subsidiaries (as defined herein) prior to the Effective Time (in each case other than held in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor; provided, that such shares of CFFI Common Stock shall resume the status of authorized and unissued shares of CFFI Common Stock.

        (f)    If either Williams Mullen, as counsel to CFFI, or Troutman Sanders LLP, as counsel to PBVA, reasonably determines that it cannot render the federal tax opinion referred to in Section 6.2(c) or Section 6.3(c), respectively, as a result of the Merger's potential failure to qualify as a "reorganization" within the meaning of Section 368(a) of the Code because of the continuity of interests requirements therein, then CFFI, with the consent of PBVA (not to be unreasonably withheld), shall have the right to (i) increase the per share Stock Consideration payable pursuant to Section 2.1(b)(ii) by the minimum amount necessary to satisfy the requirements of Section 368(a) of the Code (taking into consideration the adjustment to the per share Cash Consideration in clause (ii)) (the per share Stock Consideration as so increased, the "Adjusted Ratio"), and concurrently (ii) decrease the per share Cash Consideration payable pursuant to Section 2.1(b)(i) by a dollar amount equal to the product of (x) the difference between the Adjusted Ratio and 0.5366 and (y) the closing sale price per share of CFFI common stock on August 13, 2019.

        2.2    Exchange Procedures.

        (a)   Prior to the Effective Time, CFFI shall appoint American Stock Transfer & Trust Company, LLC (or such other transfer agent or depository or trust institution of recognized standing approved by CFFI and PBVA) to act as the exchange agent (the "Exchange Agent") for purposes of the payment and exchange of the Merger Consideration.

        (b)   On or before the Closing Date, CFFI shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the PBVA Common Certificates and PBVA Book-Entry Shares, (i) the number of shares of CFFI Common Stock to be issued pursuant to this Article 2, which shares may be, at the election of CFFI, either certificates representing the shares of CFFI Common Stock or non-certificated shares of CFFI Common Stock, and (ii) cash equal to the aggregate amount of the Cash Consideration payable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the "Exchange Fund"), in exchange for certificates representing outstanding shares of PBVA Common Stock and PBVA Book-Entry Shares. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CFFI; provided, that no such investment or losses thereon shall affect the Merger Consideration, and CFFI shall promptly provide additional funds to the Exchange Agent for the benefit of holders of PBVA Common Stock in the amount of any such losses to the extent necessary for payment of the Cash Consideration or the cash paid in lieu of fractional shares. Any interest or other income resulting from such investments shall be paid to CFFI or as directed by CFFI.

        (c)   Prior to the Effective Time, CFFI shall prepare appropriate and customary transmittal materials on which CFFI and PBVA shall mutually agree (the "Letter of Transmittal") for use in exchanging the PBVA Common Certificates or PBVA Book-Entry Shares held by each former shareholder of record of PBVA immediately before the Effective Time for the Merger Consideration. The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) PBVA Common Certificates that immediately prior to the Effective Time represent outstanding shares of PBVA Common Stock and (ii) PBVA Book Entry Shares, in each case other than shares cancelled pursuant to Section 2.1(e) and Dissenting Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable, the surrender of the PBVA Common Certificates or the PBVA Book Entry Shares to the Exchange Agent. CFFI shall cause the Exchange Agent to send the Letter of Transmittal to each former shareholder of record of PBVA Common Stock immediately before the Effective Time not more than five (5) business days after the Effective Time.

        (d)   CFFI shall cause the Merger Consideration into which shares of PBVA Common Stock are converted at the Effective Time, and dividends or distributions that a PBVA shareholder shall be entitled to receive, and any cash to be paid in lieu of fractional shares, to be issued and paid to such PBVA shareholder promptly following the later to occur of (i) delivery to the Exchange Agent of PBVA Common Certificates and PBVA Book-Entry Shares representing such shares of PBVA Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto and (ii) the Effective Time. No interest will accrue or be paid on any cash to be paid pursuant to Sections 2.3 or 2.5.

        (e)   Any PBVA shareholder whose PBVA Common Certificates or PBVA Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions, and cash in lieu of fractional shares upon compliance with reasonable conditions imposed by CFFI pursuant to applicable law and as required in accordance with CFFI's standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

        (f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of PBVA for twelve (12) months after the Effective Time shall be returned to CFFI (together with any earnings in respect thereof). Any shareholders of PBVA who have not complied with this Article 2 shall thereafter be entitled to look only to CFFI, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of PBVA Common Stock such shareholder holds as determined pursuant to this Agreement, without any interest thereon.

        (g)   None of the Exchange Agent, either of the parties hereto or any of CFFI's Subsidiaries (as defined herein) or PBVA's Subsidiaries shall be liable to any shareholder of PBVA for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        2.3    No Fractional Shares.

        Each holder of shares of PBVA Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of CFFI Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of CFFI Common Stock multiplied by the average closing sale price per share of CFFI Common Stock, as reported on the Nasdaq Global Select Market, for the ten (10) consecutive trading days ending on and including the last trading day immediately prior to the Effective Time.

        2.4    Anti-Dilution.

        In the event CFFI changes (or establishes a record date for changing) the number of shares of CFFI Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Stock Consideration.

        2.5    Dividends.

        Whenever a dividend or other distribution is declared by CFFI the record date for which is after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of CFFI Common Stock at, or as of, any time after the Effective Time will be paid to the holder of any PBVA Common Certificate or PBVA Book-Entry Share until such holder properly surrenders such shares (or furnishes a surety bond or customary indemnity that the PBVA Common Certificate or PBVA Book-Entry Share is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(e)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

        2.6    Withholding Rights.

        Each of CFFI and the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

        2.7    Dissenting Shares.

        Any holder of shares of PBVA Common Stock who perfects such holder's appraisal rights in accordance with Article 15 of the VSCA shall be entitled to receive from CFFI, in lieu of the Merger Consideration, the appraised value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of the VSCA, and surrendered to PBVA the certificate or certificates representing the shares for which payment is being made (the "Dissenting Shares"). In the event that after the Effective Time a dissenting shareholder of PBVA fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, CFFI shall issue and deliver the consideration to which such holder of shares of PBVA Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the PBVA Common Certificate or PBVA Book-Entry Shares representing such shares.

 ARTICLE 3
Representations and Warranties

        3.1    Disclosure Letters.

        (a)   Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its "Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Section 3.3 or 3.4, or to one or more of its covenants or agreements contained in Articles 4 or 5; provided, that (i) no such item is required to be set forth in a party's Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party's Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

        (b)   Any disclosures made by PBVA with respect to a subsection of Section 3.3, or by CFFI with respect to a subsection of Section 3.4, shall be deemed to qualify (i) any subsections of Section 3.3 or 3.4, respectively, specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 or 3.4, respectively, to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections.

        3.2    Standard.

        (a)   No representation or warranty of CFFI or PBVA contained in Section 3.3 or 3.4 (other than the representations and warranties contained in (i) Section 3.3(d), Section 3.3(g)(ii), Section 3.3(y)(i), Section 3.4(d), Section 3.4(g)(ii) and Section 3.4(l)(i) which shall be true and correct in all respects (other than, in the case of Section 3.3(d), Section 3.3(e), Section 3.4(d) and Section 3.4(e) only, such failures to be true and correct as are de minimis) and (ii) Section 3.3(c)(i) and Section 3.4(c)(i), which shall be true and correct in all material respects) will be deemed untrue or incorrect, including for purposes of Section 6.2(a) and Section 6.3(a), and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party (it being understood that in applying the standard set forth in this Section 3.2(a), all materiality and "Material Adverse Effect" qualifications and exceptions contained in the individual representations and warranties shall be disregarded).

        (b)   The term "Material Adverse Effect," as used with respect to a party, means any event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting banking and bank holding company businesses and the interpretation of such laws and regulations by any Governmental Authority, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to CFFI, PBVA, or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States, and (G) a decline, in and of itself, in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) through (F); except, with respect to clauses (A), (B), (C) or (F), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations such party hereto and its Subsidiaries, taken as a whole, as compared to other comparable companies in the commercial banking industry.

        (c)   The term "Knowledge" with respect to CFFI, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of CFFI's Disclosure Letter and, with respect to PBVA, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of PBVA's Disclosure Letter.

        3.3    Representations and Warranties of PBVA.     Subject to and giving effect to Section 3.1 and Section 3.2 and except as set forth in PBVA's Disclosure Letter, PBVA represents and warrants to CFFI as follows:

        (a)    Organization, Standing and Power.    PBVA is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. PBVA has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. PBVA is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). PBVA is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it. Neither PBVA nor any of its Subsidiaries is in violation of any provision of the Organizational Documents (as defined herein) or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable. True and complete copies of its Articles of Incorporation, Bylaws or other similar governing instruments (the "Organizational Documents"), in each case as amended to the date hereof and as in full force and effect as of the date hereof are attached to PBVA's Disclosure Letter.

        (b)    Subsidiaries.    Each of PBVA's Subsidiaries (i) is a duly organized bank, corporation, limited liability company, partnership or statutory trust, validly existing and in good standing under applicable laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. The outstanding shares of capital stock or equity interests of each of PBVA's Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by PBVA free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of PBVA's Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of PBVA's Subsidiaries to pay dividends or distributions except as set forth in Section 13.1-653 of the

VSCA and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of PBVA's Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC") to the maximum extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. A true and complete list of PBVA's direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(b) of PBVA's Disclosure Letter that shows each Subsidiary's jurisdiction of incorporation, each jurisdiction in which each Subsidiary is qualified and/or licensed to do business, its form of organization, and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary. Section 3.3(b) of PBVA's Disclosure Letter also lists any corporation, bank or other business organization of which PBVA or Peoples Community Bank owns, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests, and shows for each such entity its jurisdiction of incorporation, each jurisdiction in which such entity is qualified and/or licensed to do business, its form of organization, and lists the owner(s) and percentage ownership (direct or indirect) of such entity.

        The term "Subsidiary" when used with respect to any party means any corporation, bank or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

        (c)    Authority; No Breach of the Agreement.

            (i)  PBVA has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the PBVA Shareholder Approval (as defined herein), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by PBVA have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by the Board of Directors of PBVA) and subject only to the receipt of approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of PBVA Common Stock (the "PBVA Shareholder Approval").

           (ii)  This Agreement has been duly executed and delivered by PBVA and assuming due authorization, execution and delivery of this Agreement by CFFI, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity.

          (iii)  Neither the execution and delivery of this Agreement by PBVA, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

          (iv)  Except for (A) the filing of applications, filings and notices, as applicable, with The Nasdaq Stock Market, LLC and the approval of the listing of the CFFI Common Stock issued pursuant to the Merger on the Nasdaq Global Select Market, (B) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHCA, and approval of such applications, filings and notices, (C) the filing of applications, filings and notices, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission and the FDIC in connection with the Merger and the Subsidiary Bank Merger, and approval of such applications, filings and notices as applicable, (D) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement/prospectus in definitive form (including any amendments or supplements thereto, and other proxy solicitation materials of PBVA constituting a part thereof, the "Proxy Statement") relating to the PBVA Shareholders Meeting (as defined herein), and of the registration statement on Form S-4, in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by CFFI in connection with the transactions contemplated by this Agreement (including any pre-effective or post-effective amendments or supplements thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act") and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (E) the filing of the Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA, and (F) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of CFFI Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, PBVA is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger.

        (d)    PBVA Capital Stock.

            (i)  As of August 13, 2019, the authorized capital stock of PBVA consists of 1,000,000 shares of common stock, par value $2.00 per share, of which 391,450 shares are issued and outstanding;

           (ii)  All outstanding shares of capital stock of PBVA have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

          (iii)  As of August 13, 2019, no shares of PBVA Common Stock are subject to options to purchase PBVA Common Stock and no shares of PBVA Common Stock are subject to unvested restricted stock awards; and

          (iv)  As of the date of this Agreement, no shares of capital stock of PBVA are reserved for issuance, and there are no outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which PBVA is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, "Rights").

        (e)    Financial Statements.

            (i)  PBVA has made available to CFFI copies of PBVA's (A) audited consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes to the financial statements and (B) unaudited consolidated balance sheets and related consolidated statements of income for the quarter ended June 30, 2019 (such items described in clauses (A) and (B), the "PBVA Financial Statements"). PBVA will make available to CFFI, as soon as reasonably practicable following the preparation thereof, unaudited consolidated balance sheets and related consolidated statements of income for each subsequent calendar quarter. The PBVA Financial Statements fairly present (or, in the case of financial statements for quarterly periods prepared and delivered to CFFI after the date of this Agreement, will fairly present) the consolidated financial position of PBVA and its Subsidiaries, as at the respective dates and the consolidated results of its operations and, to the extent included, cash flows for the periods indicated, in each case in accordance with accounting principles generally accepted in the United States of America ("GAAP") consistently applied during the period indicated, except in each case as may be noted therein, and subject, in the case of unaudited interim statements, to normal year-end audit adjustments.

           (ii)  PBVA and each of its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that all material information is made known on a timely basis to permit the preparation of the PBVA Financial Statements and any public disclosure documents relating to PBVA or any of its Subsidiaries. Neither PBVA nor any of its Subsidiaries is subject to the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), and nothing contained in this Section 3.3(e)(ii) shall be construed as a representation or warranty that PBVA's or its Subsidiaries' internal accounting controls are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act.

        (f)    Bank Reports.    PBVA and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the "PBVA Bank Reports"), that they were required to file since December 31, 2015 with the Board of Governors of the Federal Reserve System, the FDIC, the Bureau of Financial Institutions of the Virginia State Corporation Commission and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or any of its Subsidiaries (collectively, the "Regulatory Agencies"), including any PBVA Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such PBVA Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PBVA. Any such PBVA Bank Report regarding PBVA or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of PBVA's and its Subsidiaries' business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of PBVA or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any PBVA Bank Report or relating to any examination or inspection of PBVA or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2015, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.

        (g)    Absence of Certain Changes or Events.    Since December 31, 2018, except as set forth in Section 3.3(g) of PBVA's Disclosure Letter, (i) PBVA and each of its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBVA.

        (h)    Absence of Undisclosed Liabilities.    Except for (i) those liabilities that are fully reflected or reserved for in the PBVA Bank Reports or PBVA Financial Statements filed by PBVA or its Subsidiaries or made available to CFFI prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.3(h) of PBVA's Disclosure Letter, neither PBVA nor any of its Subsidiaries has, and since December 31, 2018 has not incurred (except as permitted by Article 4 of this Agreement), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the PBVA Bank Reports or PBVA Financial Statements).

        (i)    Material Contracts; Defaults.

            (i)  Set forth in Section 3.3(i)(i) of PBVA's Disclosure Letter is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that PBVA or any of its Subsidiaries is a party to, bound by or subject to (each, a "PBVA Material Contract"): (A) with respect to employment of an officer or director or engagement of a consultant, including any employment, severance, termination, consulting or retirement agreement, (B) which would entitle any present or former director, officer, employee or agent of PBVA or any of its Subsidiaries to indemnification from PBVA or any of its Subsidiaries, (C) which is a material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC, (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and either (1) involving the payment or value of more than $25,000 per year or (2) has a termination fee, (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of PBVA or any of its Subsidiaries, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which provides for the payment by PBVA or any of its Subsidiaries of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by PBVA or any of its Subsidiaries or which involves the acquisition or disposition of any real property, (J) involves Intellectual Property (as defined herein) (other than contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses) that is material to its business or the business of any of its Subsidiaries, (K) which materially restricts the conduct of any business by PBVA or any of its Subsidiaries or limits the freedom of PBVA or any of its Subsidiaries to engage in any line of business in any geographic area (or to PBVA's Knowledge would so restrict CFFI or C&F Bank or any of its affiliates after consummation of the Merger) or which requires exclusive referrals of business or requires PBVA or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) that prohibits or materially restricts the conduct of business by it or to the Knowledge of PBVA, any of its Subsidiaries or any of its personnel in PBVA's geographic area or its or their ability to compete in any PBVA line of business, or (M) which is with respect to, or otherwise commits PBVA or any of its Subsidiaries to do, any of the foregoing.

           (ii)  Each PBVA Material Contract is valid and binding on PBVA or the respective Subsidiary of PBVA and is in full force and effect (other than due to the ordinary expiration thereof), and to the Knowledge of PBVA is valid and binding on the other parties thereto. Neither PBVA nor any of its Subsidiaries is, and, to the Knowledge of PBVA, no other party thereto is, in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and to the Knowledge of PBVA there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

        (j)    Legal Proceedings; Compliance with Laws.

            (i)  Except as set forth in Section 3.3(j) of PBVA's Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to PBVA's Knowledge, threatened in writing against PBVA or any of its Subsidiaries or against any of PBVA's or its Subsidiaries' properties, assets, interests or rights, or to its Knowledge, any of PBVA's or its Subsidiaries' officers, directors or employees in their capacities as such. Neither PBVA nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and neither PBVA nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future.

           (ii)  PBVA and each of its Subsidiaries is, and at all times since December 31, 2014 has been in compliance in all material respects with, all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable to its business or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws (as defined herein) and all posted and internal policies of PBVA and each such Subsidiary related to customer data, privacy and security.

          (iii)  PBVA and each of its Subsidiaries hold, and have at all times since December 31, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. As of the date hereof, to its Knowledge, there are no facts or circumstances that would materially impede or delay receipt of any Regulatory Approvals or that would likely result in the Regulatory Approvals not being obtained. For the purposes of this Agreement, a "Governmental Authority" means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies.

        (k)    Tax Matters.

            (i)  PBVA and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, as set forth in Section 3.3(k)(i) of PBVA's Disclosure Letter, and are reflected as a liability in the PBVA Bank Reports or PBVA Financial Statements. Neither PBVA nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. Except as set forth in Section 3.3(k)(i) of PBVA's Disclosure Letter, no Tax Return filed by PBVA or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against PBVA or any of its Subsidiaries by any Governmental Authority that has not been finally settled or otherwise resolved. As used herein, "Tax" or "Taxes" means all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, gains, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority. As used herein, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

           (ii)  PBVA and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. PBVA and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

          (iii)  There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of PBVA's assets or any of its Subsidiaries' assets. Neither PBVA nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among PBVA and its Subsidiaries). Neither PBVA nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

          (iv)  Neither PBVA nor any of its Subsidiaries is or has been a party to any "reportable transaction," as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. PBVA and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. PBVA is not and has not been a "United States real property holding company" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

           (v)  Neither PBVA nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

        (l)    Property.

            (i)  Except as set forth in Section 3.3(l)(i) of PBVA's Disclosure Letter or reserved against as disclosed in the PBVA Bank Reports or PBVA Financial Statements, PBVA and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in the PBVA Bank Reports or PBVA Financial Statements as of December 31, 2018 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2018). All buildings, and all fixtures, equipment, and other property and assets that are material to PBVA or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws and each such instrument is in full force and effect. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted.

           (ii)  Section 3.3(l)(ii) of PBVA's Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by PBVA and each of its Subsidiaries or in which PBVA or any of its Subsidiaries has any ownership or leasehold interest. PBVA has made available to CFFI true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which PBVA or any of its Subsidiaries is a party.

        (m)    Labor and Employment Matters.

            (i)  Neither PBVA nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is PBVA or any of its Subsidiaries the subject of a pending or threatened proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving PBVA or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is PBVA, to its Knowledge, subject to any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

           (ii)  PBVA and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification and collective bargaining, and, except as otherwise set forth in Section 3.3(m)(ii) of PBVA's Disclosure Letter, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to PBVA's Knowledge, threatened against PBVA or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with employment with it or its Subsidiaries. To PBVA's Knowledge, there are no unfair labor practice complaints pending against it or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. To PBVA's Knowledge, PBVA and its Subsidiaries have properly classified individuals providing services to it as employees or independent contractors, as the case may be, and have properly withheld and reported related income and employment taxes in accordance with such classification.

          (iii)  Except as set forth in Section 3.3(m)(iii) of PBVA's Disclosure Letter, employment of each employee and the engagement of each independent contractor who is a natural person by PBVA or any of its Subsidiaries is terminable at will by it or its Subsidiaries without (A) any penalty, liability or severance obligation and (B) prior consent by any Governmental Authority.

          (iv)  To PBVA's Knowledge, all of its employees are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

        (n)    PBVA Employee Benefit Plans.

            (i)  Section 3.3(n)(i) of PBVA's Disclosure Letter sets forth a complete and accurate list of: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or arrangements; (C) all employment agreements, change in control agreements, severance agreements, or similar agreements; (D) all vacation plans or paid leave plans or policies; (E) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control and other material employee and director benefit plans or programs; and (F) all other material compensation plans or programs, in each case of (A) through (F) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries sponsors, has an obligation to contribute or has any liability (individually, a "PBVA Benefit Plan" and collectively, the "PBVA Benefit Plans").

           (ii)  PBVA has and its Subsidiaries have, with respect to each PBVA Benefit Plan, previously made available to CFFI true and complete copies of the following documents, to the extent applicable: (A) all current PBVA Benefit Plan agreements and documents (including any amendments or modifications thereto) and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto; (B) all current summary plan descriptions (including any summaries of material modifications thereto) and material communications to employees and PBVA Benefit Plan participants and beneficiaries made during the past three (3) years; (C) the Form 5500 filed in each of the most recent three (3) plan years (including all schedules thereto and the opinions of independent accountants); (D) the two most recent actuarial valuations or, as applicable, stock valuations or appraisals; (E) the most recent annual and periodic accounting of plan assets; (F) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the "ACA"), including any look-back measurement periods thereunder; (G) if the PBVA Benefit Plan is or was intended to qualify under Section 401(a) or 403(a) or 403(b) of the Code, the most recent determination letter or opinion letter, as applicable, received from or issued by the Internal Revenue Service; (H) copies of the most recent nondiscrimination tests for all PBVA Benefit Plans; (I) copies of all material correspondence with any Governmental Authority within the last three (3) years, including but not limited to any investigation materials, any "Top Hat" filings, and any filings under amnesty, voluntary compliance, or similar programs; and (J) a written summary of any unwritten PBVA Benefit Plans that provide for material compensation or benefits.

          (iii)  Except as set forth in Section 3.3(n)(iii) of PBVA's Disclosure Letter, neither PBVA nor any of its Subsidiaries, nor any of its ERISA Affiliates has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including a "multiemployer plan" (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Code Section 412; (B) a "multiple employer plan" (within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code); (C) any voluntary employees' beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a "multiple employer welfare association" as defined in Section 3(40) of ERISA. "ERISA Affiliate" means any trade or business (whether or not incorporated) that would be treated as a single employer with PBVA or any of its Subsidiaries pursuant to Section 414(b) or (c) of the Code.

          (iv)  All PBVA Benefit Plans are in compliance in all material respects with applicable laws and regulations, and each PBVA Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects.

           (v)  The Internal Revenue Service has determined that the form of each PBVA Benefit Plan that is intended to be qualified under Section 401(a) of the Code satisfies the requirements of Section 401(a) of the Code, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures), or has received a determination on termination by the Internal Revenue Service that it was so qualified as of its termination. To PBVA's Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. Except as set forth on Section 3.3(n)(v) of PBVA's Disclosure Letter, there have been no "terminations," "partial terminations" or "discontinuances of contributions," as such terms are used in Section 411 of the Code and the regulations thereunder, with respect to any tax-qualified plan during the preceding six (6) years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

          (vi)  All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments for the current plan year or any plan year ending on or before the Closing Date that are due on or before the Closing Date, under all PBVA Benefit Plans will have been made or properly accrued on or before the Closing Date. All contributions to any PBVA Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder.

         (vii)  To PBVA's Knowledge, neither PBVA nor any of its Subsidiaries (or former Subsidiaries) has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any PBVA Benefit Plan or its related trust. To PBVA's Knowledge, no individual who is or was a "fiduciary," as defined in Section 3(21) of ERISA, of any PBVA Benefit Plan has any liability for breach of fiduciary duty under ERISA.

        (viii)  Except as set forth in Section 3.3(n)(viii) of PBVA's Disclosure Letter, there are no actions, suits, investigations or claims pending, or to PBVA's Knowledge threatened or anticipated, with respect to any PBVA Benefit Plans (other than routine claims for benefits). No PBVA Benefit Plan is the subject of a pending or, to PBVA's Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state Governmental Authority.

          (ix)  Except as set forth in Section 3.3(n)(ix) of PBVA's Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of it or any of its Subsidiaries, or (B) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of it or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any PBVA Benefit Plan or related trust. PBVA has previously delivered to CFFI its preliminary estimate and analysis as to whether any amount paid or payable to the individuals identified in Section 3.3(n)(ix) of PBVA's Disclosure Letter (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. With respect to individuals who are not identified in Section 3.3(n)(ix) of PBVA's Disclosure Letter, neither PBVA nor its Subsidiaries is required to make any payments or provide any benefits that will be an "excess parachute payment" within the meaning of Section 280G of the Code. Except as set forth in Section 3.3(n)(ix) of PBVA's Disclosure Letter, no PBVA Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

           (x)  Each PBVA Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (xi)  Except as set forth in Section 3.3(n)(xi) of PBVA's Disclosure Letter, PBVA and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any PBVA Benefit Plan for calendar years 2016, 2017 and 2018, and for the portion of calendar year 2019 through the date hereof.

         (xii)  Each PBVA Benefit Plan of PBVA and its Subsidiaries that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA. PBVA and its Subsidiaries have complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. Neither PBVA nor any of its Subsidiaries has any liability or obligation to provide postretirement health, medical or life insurance benefits to any employees or former employees, leased employees, independent contractors, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws. In the case of any such required continuation coverage, except as set forth in Section 3.3(n)(xii) of PBVA's Disclosure Letter, the covered individual is required to pay the full cost of coverage. No tax under Code Sections 4980B, 4980H or 5000 has been incurred with respect to any PBVA Benefit Plan and to PBVA's Knowledge no circumstance exists which could give rise to such tax.

        (xiii)  Except as set forth in Section 3.3(n)(xiii) of PBVA's Disclosure Letter, no PBVA Benefit Plan permits investments in equity of PBVA, or investments in which the value is based on or associated with equity of PBVA.

        (o)    Insurance.    PBVA and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of PBVA and its Subsidiaries, PBVA or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2017, neither PBVA nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, has been refused any insurance coverage sought or applied for, and PBVA has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of PBVA or its Subsidiaries. Set forth in Section 3.3(o) of PBVA's Disclosure Letter is a list of all insurance policies or bonds currently maintained by PBVA and its Subsidiaries.

        (p)    Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy Backs.    Except as set forth in Section 3.3(p) of PBVA's Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

            (i)  All evidences of indebtedness reflected as assets in the PBVA Bank Reports or PBVA Financial Statements as of June 30, 2019 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

           (ii)  (A) there is no material modification or amendment, oral or written, of a Loan (as defined herein) that is not reflected on the records of PBVA or its Subsidiaries, (B) all currently outstanding Loans are owned by PBVA free and clear of any liens, except for liens on Loans granted to a member of the Federal Home Loan Bank System or a Federal Reserve Bank, (C) no claims of defense as to the enforcement of any Loan with an outstanding balance of $250,000 or more have been asserted in writing against PBVA or any of its Subsidiaries for which there is a reasonable possibility of an adverse determination in any legal proceeding, and to PBVA's Knowledge there are no acts or omissions which could give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination in any legal proceeding, and (D) no Loans owned by PBVA or its Subsidiaries are presently serviced by third parties, and there is no obligation that could result in any such Loan becoming subject to any third party servicing.

          (iii)  The allowance for possible loan losses (the "Loan Loss Allowance") shown on the PBVA Bank Reports or PBVA Financial Statements as of June 30, 2019 was, and the Loan Loss Allowance to be shown on the PBVA Bank Reports or PBVA Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for all known or reasonably anticipated losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

          (iv)  The reserve for losses with respect to other real estate owned ("OREO") shown on the PBVA Bank Reports or PBVA Financial Statements as of June 30, 2019 were, and the OREO reserve to be shown on the PBVA Bank Reports or PBVA Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for all known or reasonably anticipated losses relating to the OREO portfolio of PBVA and any of its Subsidiaries as of the dates thereof.

           (v)  The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Section 3.3(e)(i) and applicable regulatory requirements and guidelines.

          (vi)  Section 3.3(p)(vi) of PBVA's Disclosure Letter sets forth all residential mortgage or commercial Loans originated on or after January 1, 2016 by PBVA or any of its Subsidiaries (A) that were sold in the secondary mortgage market and have been re-purchased by PBVA or any of its Subsidiaries, (B) that the institutions to whom such Loans were sold (or their successors or assigns) have asked PBVA or any of its Subsidiaries to purchase back (but have not been purchased back), or (C) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from PBVA or any of its Subsidiaries, or have notified PBVA or any of its Subsidiaries of an intent to request indemnification, in connection with such loans.

         (vii)  Neither PBVA nor any of its Subsidiaries was a party to any Loan with an outstanding balance of $100,000 or more (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by PBVA as "Special Mention," "Substandard," "Doubtful," "Loss," or any comparable classifications; or (C) in material violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

        (viii)  As of the date of this Agreement neither PBVA nor its Subsidiaries was a party to any Loan with any of PBVA's directors or officers or the directors or officers of any of its Subsidiaries that was not made in compliance with Regulation O, as amended, of the Board of Governors of the Federal Reserve System.

          (ix)  Each Loan outstanding as of the date of this Agreement has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, its applicable written underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

           (x)  For the purposes of this Agreement, "Loan" means any written or oral loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement, loan guarantee or other extension of credit.

        (q)    Environmental Matters.

            (i)  Except as set forth in Section 3.3(q) of PBVA's Disclosure Letter, PBVA and each of its Subsidiaries are in material compliance with all applicable Environmental Laws (as defined herein). Neither PBVA nor any of its Subsidiaries has received any written communication alleging that PBVA or such Subsidiary is not in such material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

           (ii)  Neither PBVA nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither PBVA nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

          (iii)  There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against PBVA or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim PBVA or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on PBVA.

          (iv)  For purposes of this Agreement, the following terms shall have the following meanings:

            (A)  "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

            (B)  "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended that relate to pollution or protection of human health or the environment.

            (C)  "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

        (r)    Books and Records.    PBVA's books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

        (s)    Intellectual Property.    PBVA and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. To PBVA's Knowledge, PBVA and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person in any material respect, and there is no claim pending, or to its Knowledge threatened, against PBVA or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. PBVA has no contracts with its directors, officers or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to it or its Subsidiaries and no such officer, director or employee is party to any contract with any person that requires such officer, director or employee to assign any interest in any Intellectual Property to any person. "Intellectual Property" means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term "Technology Systems" means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by PBVA and its Subsidiaries or by a third party.

        (t)    Derivative Instruments.

            (i)  Except as set forth in Section 3.3(t)(i) of PBVA's Disclosure Letter, all Derivative Contracts (as defined herein) were entered into (A) only in the ordinary course of business consistent with past practice, (B) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (C) with counterparties believed to be financially responsible at the time.

           (ii)  Each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and is in full force and effect.

          (iii)  Neither PBVA or its Subsidiaries, nor, to PBVA's Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement, except as set forth in Section 3.3(t)(iii) of PBVA's Disclosure Letter.

          (iv)  Section 3.3(t)(iv) of PBVA's Disclosure Letter lists all derivative instruments, including but not limited to interest rate swaps, caps, floors, option agreements, futures, and forward contracts, whether entered into for its own account or for the account of one or more of its Subsidiaries or its or their customers (each, a "Derivative Contract").

        (u)    Deposits.    Except as set forth in Section 3.3(u) of PBVA's Disclosure Letter, as of the date hereof none of PBVA's deposits or deposits of any of its Subsidiaries are "brokered" deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of PBVA or any of its Subsidiaries.

        (v)    Investment Securities.

            (i)  PBVA and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of PBVA or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of PBVA and each of its Subsidiaries in accordance with GAAP in all material respects.

           (ii)  PBVA and each of its Subsidiaries employs investment, securities, risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses. Prior to the date of this agreement, PBVA has made available to CFFI the material terms of such policies, practices and procedures.

        (w)    Takeover Laws and Provisions.    PBVA has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations of any state, including without limitation Article 14 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any "determination date" with respect to it) and Article 14.1 of the VSCA. PBVA has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning "business combination," "fair price," "voting requirement," "constituency requirement" or other related provisions.

        (x)    Transactions with Affiliates; Transactions with Related Parties.

            (i)  All "covered transactions" between PBVA or any of its Subsidiaries and an "affiliate," within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

           (ii)  Except as set forth in Section 3.3(x)(ii) of PBVA's Disclosure Letter, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between PBVA or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of PBVA or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of PBVA's outstanding common stock (or any of such person's immediate family members or affiliates) on the other hand, except those of a type available to its employees or its Subsidiaries generally.

        (y)    Financial Advisors.

            (i)  None of PBVA, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, PBVA has retained Sandler O'Neill & Partners, L.P. as its financial advisor pursuant to an engagement letter.

           (ii)  PBVA has made available to CFFI a true and complete copy of the engagement letter with its financial advisor referenced in Section 3.3(y)(i) above.

        (z)    Fairness Opinion.    Prior to the execution of this Agreement, the Board of Directors of PBVA has received the opinion of Sandler O'Neill & Partners, L.P. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of PBVA Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

        (aa)    Information Systems and Security.

            (i)  PBVA, each of its Subsidiaries, and to its Knowledge each third-party vendor to PBVA or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of it or its Subsidiaries ("Computer Systems"), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. Except as set forth in Section 3.3(aa)(i) of PBVA's Disclosure Letter, to its Knowledge neither PBVA nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer Systems any part of which occurred within the past three (3) years.

           (ii)  To PBVA's Knowledge, all of PBVA's and its Subsidiaries' Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither PBVA nor any of its

  Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. PBVA and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

        (bb)    Community Reinvestment Act.    Peoples Community Bank had a rating of "satisfactory" or better as of its most recent Community Reinvestment Act ("CRA") examination, and neither PBVA nor Peoples Community Bank has been advised of, or has reason to believe that any facts or circumstances exist that would reasonably be expected to cause Peoples Community Bank to be deemed not to be in satisfactory compliance in any significant respect with the CRA or cause Peoples Community Bank to be assigned a rating for CRA purposes by any Regulatory Agency of lower than "satisfactory."

        (cc)    No Further Representations.    Except for the representations and warranties specifically set forth in this Article 3, neither PBVA nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to CFFI, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and PBVA hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person. PBVA acknowledges and agrees that, except for the representations and warranties specifically set forth in this Article 3, neither CFFI nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to PBVA, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement.

        3.4    Representations and Warranties of CFFI.     Subject to and giving effect to Section 3.1 and Section 3.2 and except as set forth in CFFI's Disclosure Letter or in any of CFFI's SEC Reports (as defined herein) filed on or after January 1, 2018 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), CFFI represents and warrants to PBVA as follows:

        (a)    Organization, Standing and Power.    CFFI is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. CFFI has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. CFFI is duly registered as a bank holding company under the BHCA. It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it. Neither CFFI nor any of its Subsidiaries is in violation of any provision of its Organizational Documents or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable. True and complete copies of CFFI's Articles of Incorporation and Bylaws, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are contained in or incorporated by reference into CFFI's SEC Reports.

        (b)    Subsidiaries.    Each of CFFI's Subsidiaries (i) is a duly organized bank, corporation, limited liability company, partnership or statutory trust, validly existing and in good standing under applicable laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, either individually or in the aggregate, a Material

Adverse Effect. The outstanding shares of capital stock or equity interests of each of CFFI's Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by CFFI free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of CFFI's Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of CFFI's Subsidiaries to pay dividends or distributions except as set forth in Section 13.1-653 of the VSCA and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of CFFI's Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. A true and complete list of CFFI's direct and indirect Subsidiaries as of the date hereof is contained in or incorporated by reference into CFFI's SEC Reports.

        (c)    Authority; No Breach of the Agreement.

            (i)  CFFI has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by CFFI have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by the Board of Directors of CFFI).

           (ii)  This Agreement has been duly executed and delivered by CFFI and assuming due authorization, execution and delivery of this Agreement by PBVA, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity. CFFI represents and warrants that the CFFI Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

          (iii)  Neither the execution and delivery of this Agreement by CFFI, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

          (iv)  Except for (A) the filing of applications, filings and notices, as applicable, with The Nasdaq Stock Market, LLC and the approval of the listing of the CFFI Common Stock issued pursuant to the Merger on the Nasdaq Global Select Market, (B) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHCA, and approval of such applications, filings and notices, (C) the filing of applications, filings and notices, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission and the FDIC in connection with the Merger and the Subsidiary Bank

  Merger, and approval of such applications, filings and notices as applicable, (D) the filing with the SEC of the Proxy Statement relating to the PBVA Shareholders Meeting, and of the Registration Statement pursuant to the Securities Act and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Exchange Act, (E) the filing of the Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA, and (F) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of CFFI Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, CFFI is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger.

        (d)    CFFI Capital Stock.

            (i)  As of June 30, 2019, the authorized capital stock of CFFI consists of (1) 8,000,000 shares of common stock, par value $1.00 per share, of which 3,583,027 shares are issued and outstanding, and (2) 3,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding;

           (ii)  All outstanding shares of capital stock of CFFI have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

          (iii)  As of June 30, 2019, no shares of CFFI Common Stock are subject to options to purchase CFFI Common Stock and 138,855 shares of CFFI Common Stock are subject to unvested restricted stock awards, in each case granted under an equity or equity-based compensation plan of CFFI (a "CFFI Stock Plan"); and

          (iv)  As of the date of this Agreement, no shares of capital stock of CFFI are reserved for issuance, and there are no outstanding or authorized Rights with respect to any shares of its capital stock, except as contemplated by each CFFI Stock Plan.

        (e)    Financial Statements.

            (i)  CFFI has filed or furnished all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed or furnished by it, together with any amendments required to be made with respect thereto (collectively, CFFI's "SEC Reports"), with the SEC since December 31, 2015 under the Securities Act and the Exchange Act, and, to the extent such SEC Reports are not available on the SEC's Electronic Data Gathering Analysis and Retrieval system, made available to the other party copies of such SEC Reports. CFFI's SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

           (ii)  Each of CFFI's financial statements contained in or incorporated by reference into any of CFFI's SEC Reports, including the related notes, where applicable (the "CFFI Financial Statements") complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and applicable regulations of the SEC with respect thereto, fairly presented in all material respects the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

          (iii)  Each of CFFI's principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to CFFI's SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

        (f)    Bank Reports.    CFFI and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the "CFFI Bank Reports"), that they were required to file since December 31, 2015 with any Regulatory Agencies, including any CFFI Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such CFFI Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFFI. Any such CFFI Bank Report regarding CFFI or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any CFFI Bank Report or relating to any examination or inspection of CFFI or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2015, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.

        (g)    Absence of Certain Changes or Events.    Since December 31, 2018, except as set forth in Section 3.4(g) of CFFI's Disclosure Letter, (i) CFFI and each of its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFFI.

        (h)    Absence of Undisclosed Liabilities.    Except for (i) those liabilities that are fully reflected or reserved for in CFFI's SEC Reports, the CFFI Bank Reports or the CFFI Financial Statements filed by CFFI or its Subsidiaries or made available to PBVA prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.4(h) of CFFI's Disclosure Letter, neither CFFI nor any of its Subsidiaries has, and since December 31, 2018 has not incurred (except as permitted by Article 4 of this Agreement), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in CFFI's SEC Reports, the CFFI Bank Reports or the CFFI Financial Statements).

        (i)    Legal Proceedings; Compliance with Laws.

            (i)  Except as set forth in Section 3.4(i) of CFFI's Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to CFFI's Knowledge, threatened in writing against CFFI or any of its Subsidiaries or against any of CFFI's or its Subsidiaries' properties, assets, interests or rights, or to its Knowledge, any of CFFI's or its Subsidiaries' officers, directors or employees in their capacities as such. Neither CFFI nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and neither CFFI nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future.

           (ii)  CFFI and each of its Subsidiaries is, and at all times since December 31, 2014 has been in compliance in all material respects with, all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable to its business or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of CFFI and each such Subsidiary related to customer data, privacy and security.

          (iii)  CFFI and each of its Subsidiaries hold, and have at all times since December 31, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. As of the date hereof, to its Knowledge, there are no facts or circumstances that would materially impede or delay receipt of any Regulatory Approvals or that would likely result in the Regulatory Approvals not being obtained.

        (j)    Tax Matters.

            (i)  CFFI and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, and are reflected as a liability in CFFI's SEC Reports, the CFFI Bank Reports or CFFI Financial Statements. Neither CFFI nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. No Tax Return filed by CFFI or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against CFFI or any of its Subsidiaries by any Governmental Authority that has not been finally settled or otherwise resolved.

           (ii)  There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of CFFI's assets or any of its Subsidiaries' assets. Neither CFFI nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among CFFI and its Subsidiaries). Neither CFFI nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

          (iii)  Neither CFFI nor any of its Subsidiaries is or has been a party to any "reportable transaction," as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. CFFI and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

          (iv)  Neither CFFI nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

        (k)    CFFI Employee Benefit Plans.

            (i)  All CFFI Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and each CFFI Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects. For purposes of this Agreement, a "CFFI Benefit Plan" means all of CFFI's and its Subsidiaries' benefit plans and compensatory programs, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment agreements, change in control agreements, severance agreements, or similar agreements; (D) all vacation plans or other similar plans or policies; (E) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control and other employee and director benefit plans, programs or arrangements; and (F) all other compensation plans, programs or arrangements, in each case of (A) through (F) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof.

           (ii)  The Internal Revenue Service has determined that the form of each CFFI Benefit Plan that is intended to be qualified under Section 401(a) of the Code satisfies the requirements of Section 401(a) of the Code, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures), or has received a determination on termination by the Internal Revenue Service that it was so qualified as of its termination. To CFFI's Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no

  "terminations," "partial terminations" or "discontinuances of contributions," as such terms are used in Section 411 of the Code and the regulations thereunder, with respect to any tax-qualified plan during the preceding six (6) years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

        (l)    Financial Advisors.

            (i)  None of CFFI, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, CFFI has retained Keefe, Bruyette & Woods, Inc. as its financial advisor pursuant to an engagement letter.

           (ii)  CFFI has made available to PBVA a true and complete copy of the engagement letter with its financial advisor referenced in Section 3.4(l)(i) above.

        (m)    Insurance.    CFFI and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of CFFI and its Subsidiaries, CFFI or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2017, neither CFFI nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, has been refused any insurance coverage sought or applied for, and CFFI has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of CFFI or its Subsidiaries.

        (n)    Information Systems and Security.

            (i)  CFFI, each of its Subsidiaries, and to its Knowledge each third-party vendor to CFFI or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through its Computer Systems, and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To its Knowledge neither CFFI nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer Systems any part of which occurred within the past three (3) years.

           (ii)  To CFFI's Knowledge, all of CFFI's and its Subsidiaries' Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither CFFI nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. CFFI and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

        (o)    Sufficiency of Funds.    CFFI has all funds necessary to consummate the Merger and pay the aggregate amount of the Cash Consideration to the holders of PBVA Common Stock pursuant to Article 2 hereof.

        (p)    Community Reinvestment Act.    C&F Bank had a rating of "satisfactory" or better as of its most recent CRA examination, and neither CFFI nor C&F Bank has been advised of, or has reason to believe that any facts or circumstances exist that would reasonably be expected to cause C&F Bank to be deemed not to be in satisfactory compliance in any significant respect with the CRA or cause C&F Bank to be assigned a rating for CRA purposes by any Regulatory Agency of lower than "satisfactory."

        (q)    No Further Representations.    Except for the representations and warranties specifically set forth in this Article 3, neither CFFI nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to PBVA, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and CFFI hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person. CFFI acknowledges and agrees that, except for the representations and warranties specifically set forth in this Article 3, neither PBVA nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to CFFI, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement.

ARTICLE 4
Covenants Relating to Conduct of Business

        4.1    Conduct of Business of PBVA Pending Merger.

        From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law or regulation, or as expressly set forth in PBVA's Disclosure Letter, without the prior written consent of CFFI (which consent will not be unreasonably conditioned, withheld or delayed), PBVA agrees that it will not, and will cause each of its Subsidiaries not to:

        (a)   Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact its business organization, material assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

        (b)   Take any action that would adversely affect or delay the ability of either party hereto (i) to obtain any Regulatory Approvals (as defined herein) or any necessary approvals, consents or waivers of any third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

        (c)   Amend, modify or repeal its Organizational Documents.

        (d)   (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (ii) enter into any agreement with respect to the foregoing; or (iii) issue, grant or award any stock options, restricted stock, stock appreciation rights, restricted stock units or similar stock-based rights.

        (e)   Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of PBVA or a Subsidiary of PBVA, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except for normal individual merit increases in compensation to employees in the ordinary course of business consistent with past practice, excluding executive officers, provided that no such salary or wage increase will result in an annual adjustment in any individual officer's or employee's salary or wages of more than two and a half percent (2.50%).

        (f)    Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) to satisfy contractual obligations existing as of the date hereof under any PBVA Benefit Plan or as set forth in Section 4.1(f) of PBVA's Disclosure Letter, or (ii) to comply with the requirements of this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other material employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, including without limitation taking any action that accelerates, or causes the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder.

        (g)   Exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any such change that is required by law.

        (h)   Incur any indebtedness for borrowed money, other than overnight borrowings and draws under PBVA's lines of credit as existing on the date of this Agreement (or subsequently renewed), in each case in the ordinary course of business consistent with past practice; or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practices.

        (i)    Hire any person as an employee of PBVA or a Subsidiary of PBVA or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.1(i) of PBVA's Disclosure Letter and (ii) persons hired to fill any employee or non-officer vacancies existing at the date hereof or arising after the date hereof and whose employment is terminable at the will of PBVA and who are not subject to or eligible for any new or additional severance or similar benefits or payments that would become payable as a result of the Merger, the Subsidiary Bank Merger or the consummation thereof, other than as provided for in Section 5.10(c) of this Agreement.

        (j)    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

        (k)   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for (i) OREO that is sold in the ordinary course of business consistent with past practices; (ii) transactions set forth in Section 4.1(k) of PBVA's Disclosure Letter; (iii) "QwikRate" and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the Certificate of Deposit Account Registry Service ("CDARS") in the ordinary course of business consistent with past practices; or (iv) transactions in the ordinary course of business consistent with past practices in amounts that do not exceed $25,000 individually or $100,000 in the aggregate.

        (l)    Acquire all or any portion of the assets, business, securities, deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) acquisitions of securities as permitted by Section 4.1(t); (ii) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith; (iii) "QwikRate" and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the CDARS in the ordinary course of business consistent with past practices; and (iv) such acquisitions in the ordinary course of business consistent with past practices in amounts that do not exceed $25,000 individually or $100,000 in the aggregate.

        (m)  Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law, or as recommended by PBVA's outside auditor.

        (n)   Make, change or revoke any material election related to Taxes; change an annual Tax accounting period; adopt or change any Tax accounting method; file any amended Tax Return; enter into any closing agreement with respect to Taxes; or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes.

        (o)   Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law or regulation.

        (p)   Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, originating, servicing, risk and asset liability management and other material banking, operating or board policies or practices or otherwise fail to follow such policies or practices, except as required by applicable law, regulation or policies imposed by any Regulatory Agency, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

        (q)   Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

        (r)   (i) Make, renew, restructure or otherwise modify any Loan other than Loans made or acquired in the ordinary course of business consistent with past practice and that have (A) in the case of unsecured Loans made to any one borrower that are originated in compliance with PBVA's internal loan policies, a principal balance not in excess of $40,000 in total, which is understood to include any current outstanding principal balance to any such borrower, or (B) in the case of secured Loans made to any one borrower that are originated in compliance with PBVA's internal loan policies, a principal balance not in excess of $800,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that CFFI's prior written consent is required pursuant to clause (i) above, CFFI shall use its reasonable best efforts to provide such consent within two (2) business days of any request by PBVA.

        (s)   Enter into, modify, amend, terminate, cancel, fail to renew or extend any PBVA Material Contract or expressly waive any material benefits under any PBVA Material Contract, or enter into, amend or modify in any material respect any contract related to the offering of investment services, correspondent mortgage banking or other financial services in PBVA's branches by a third party service provider.

        (t)    (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practices) any debt security or equity investment other than federal funds or United States government securities or United States government agency securities, in each case with a term of two (2) years or less, (ii) dispose of any debt security or equity investment or

(iii) restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

        (u)   Enter into or settle any Derivative Contract.

        (v)   Except as set forth on Section 4.1(v) of PBVA's Disclosure Letter, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practices, in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

        (w)  Settle any claim, action, suit, proceeding, order or investigation, except (i) in the ordinary course of business consistent with past practice involving a settlement in an amount and for consideration not in excess of $25,000 and that would not impose any material restriction on the business of it or its Subsidiaries or CFFI after the Merger; and (ii) as set forth in Section 4.1(w) of PBVA's Disclosure Letter.

        (x)   Make any equity investment in or commitment to make an equity investment in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

        (y)   Introduce any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, CFFI prior to the date hereof).

        (z)   Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.

        (aa) Take any other action that would make any representation or warranty in Article 3 hereof untrue.

        (bb) Agree to take any of the actions prohibited or restricted by this Section 4.1.

        4.2    Conduct of Business of CFFI Pending Merger.

        From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law or regulation, or as expressly set forth in CFFI's Disclosure Letter, without the prior written consent of PBVA (which consent will not be unreasonably conditioned, withheld or delayed), CFFI agrees that it will not, and will cause each of its Subsidiaries not to:

        (a)   Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact its business organization, material assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

        (b)   Take any action that would adversely affect or delay the ability of either party (i) to obtain any Regulatory Approval or any necessary approvals, consents or waivers of any third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

        (c)   Amend, modify or repeal its Organizational Documents in a manner which would adversely affect PBVA, the shareholders of PBVA relative to the other shareholders of CFFI, or the transactions contemplated by this Agreement.

        (d)   Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law or regulation.

        (e)   Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

        (f)    Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.

        (g)   Take any other action that would make any representation or warranty in Article 3 hereof untrue.

        (h)   Agree to take any of the actions prohibited or restricted by this Section 4.2.

        4.3    Transition.

        To facilitate the integration of the operations of CFFI and PBVA and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of CFFI and PBVA shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

        4.4    Control of the Other Party's Business.

        Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give CFFI directly or indirectly, the right to control or direct the operations of PBVA or to exercise, directly or indirectly, a controlling influence over the management or policies of PBVA, and nothing contained in this Agreement (including, without limitation, Section 4.2 and Section 4.3) shall give PBVA, directly or indirectly, the right to control or direct the operations of CFFI or to exercise, directly or indirectly, a controlling influence over the management or policies of CFFI. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries' respective operations.

ARTICLE 5
Additional Agreements

        5.1    Reasonable Best Efforts.

        Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party to that end.

        5.2    Access to Information; Notice of Certain Matters; Confidentiality.

        (a)   During the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement.

        (b)   Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        (c)   Each party shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under the letter agreement dated May 22, 2019, between CFFI and PBVA (the "Confidentiality Agreement"), which agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.

        5.3    Shareholder Approval.

        PBVA shall call a meeting of its shareholders for the purpose of obtaining the PBVA Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the "PBVA Shareholders Meeting"). Subject to Section 5.5(f), the Board of Directors of PBVA shall (i) recommend to PBVA's shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the "PBVA Board Recommendation"), (ii) include the PBVA Board Recommendation in the Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the PBVA Shareholder Approval.

        5.4    Registration Statement; Proxy Statement; SEC Filings.

        (a)   Each party will cooperate with the other party, and their representatives, in the preparation of the Registration Statement to be filed by CFFI with the SEC in connection with the PBVA Shareholders Meeting, and the parties will prepare the Proxy Statement included therein. Neither the Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Proxy Statement or the Registration Statement shall be filed, by CFFI or PBVA without consultation with the other party and its counsel. CFFI will use its reasonable best efforts, in which PBVA will reasonably cooperate as necessary, to file the Registration Statement, including the Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable, and to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof, and PBVA shall thereafter mail or deliver the Proxy Statement to its shareholders.

        (b)   Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date of mailing to PBVA shareholders and at the time of the PBVA Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

        5.5    No Other Acquisition Proposals.

        (a)   PBVA agrees that it will not, and will cause its Subsidiaries and its and their respective officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by PBVA or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, endorse or encourage inquiries, proposals or offers with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

        (b)   Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit PBVA, prior to obtaining the PBVA Shareholder Approval and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to PBVA (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the Board of Directors of PBVA concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to shareholders under applicable law, (ii) before taking such actions, PBVA receives from such person or entity an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with PBVA, and (iii) the Board of Directors of PBVA concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined herein). PBVA shall promptly (within twenty-four (24) hours) notify CFFI orally and in writing of PBVA's receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep CFFI apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

        (c)   For purposes of this Agreement, an "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving PBVA or Peoples Community Bank: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of PBVA or twenty percent (20%) or more of any class of equity or voting securities of PBVA or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of PBVA; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of PBVA or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of PBVA.

        (d)   For purposes of this Agreement, a "Superior Proposal" means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of PBVA concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement is (i) more favorable to the shareholders of PBVA from a financial point of view, than the transactions contemplated by this Agreement, (ii) fully financed or reasonably capable of being fully financed, (iii) reasonably likely to receive all required approvals of Governmental Authorities, and (iv) otherwise reasonably capable of being completed on the terms proposed on a timely basis; provided that, for purposes of this definition of "Superior Proposal," the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to "twenty percent (20%) or more" in such definition shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving PBVA or Peoples Community Bank.

        (e)   Except as provided in Section 5.5(f), neither the Board of Directors of PBVA nor any committee thereof shall (i) withhold, withdraw, qualify, modify or fail to make in any manner adverse to CFFI the PBVA Board Recommendation; (ii) propose publicly to withhold, withdraw, qualify or modify in any manner adverse to CFFI the PBVA Board Recommendation or (iii) take such other action or make any other public statement in connection with the PBVA Shareholders Meeting inconsistent with the PBVA Board Recommendation (collectively, a "Change in PBVA Recommendation").

        (f)    Notwithstanding anything in this Agreement to the contrary, at any time prior to the PBVA Shareholders Meeting, the Board of Directors of PBVA may (1) make a Change in PBVA Recommendation, in which event the Board of Directors of PBVA may communicate the basis for its lack of PBVA Board Recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law or regulation, or (2) terminate the Agreement pursuant to Section 7.1(i) and enter into an acquisition agreement or similar agreement with respect to a Superior Proposal; provided, that the Board of Directors of PBVA may only take actions under this Section 5.5(f) if and only to the extent that:

            (i)  the Board of Directors of PBVA has received and evaluated a Superior Proposal in accordance with this Section 5.5;

           (ii)  the Board of Directors of PBVA has determined in good faith, after consultation with outside legal counsel and financial advisers, that failure to pursue such Superior Proposal and make a Change in PBVA Recommendation, as applicable, would result in a violation of its fiduciary duties under applicable law; and

          (iii)  prior to taking such any such action, (A) PBVA shall notify CFFI in writing, at least five (5) business days in advance, that it intends to accept a Superior Proposal; (B) upon CFFI's request, PBVA shall discuss with CFFI the facts and circumstances giving rise to such decision and negotiate in good faith with CFFI to facilitate CFFI's evaluation of whether to improve the terms and conditions of this Agreement as would permit the Board of Directors of PBVA not to accept the Superior Proposal; (C) if CFFI shall have delivered to PBVA an offer to alter the terms of this Agreement during such five (5) business day notice period, the Board of Directors of PBVA shall have determined in good faith (after consultation with its outside legal counsel and financial advisor), after considering the terms of such offer by CFFI, that such Superior Proposal would continue to constitute a Superior Proposal; and (D) in the event of any material change to the material terms of such Superior Proposal, PBVA shall, in each case, provide CFFI with an additional notice and the five (5) business day notice period shall recommence.

        (g)   Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit PBVA to terminate this Agreement or affect any other obligation of PBVA under this Agreement.

        (h)   PBVA agrees that any violation of the restrictions set forth in this Section 5.5 by any representative of PBVA shall be deemed a breach of this Section 5.5 by PBVA.

        5.6    Applications and Consents.

        (a)   The parties hereto shall cooperate and shall use their reasonable best efforts to prepare as promptly as possible all documentation, and to make all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority (the "Regulatory Approvals") and all third parties necessary to consummate the transactions contemplated by this Agreement and will make all necessary filings in respect of the Regulatory Approvals and third parties as soon as practicable. Each of the parties hereto shall use its reasonable best efforts to comply with the terms and conditions of all such Regulatory Approvals and resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby under any applicable law or regulation; provided, that, in no event shall CFFI be required, and PBVA shall not be permitted (without CFFI's prior written consent), in connection with a Regulatory Approval or the transactions contemplated by this Agreement, to take any action, or commit to take any action, or to accept any restriction or condition, involving PBVA, CFFI or their respective Subsidiaries, which the Board of Directors of CFFI reasonably determines in good faith would be materially financially burdensome to the business, operations, financial condition or results of operations of CFFI's business or on the business of PBVA (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments) (any such condition, commitment or restriction, a "Burdensome Condition").

        (b)   Each party will furnish to the other parties copies of proposed applications in draft form and provide a reasonable opportunity for comment prior to the filing of any such application with any Governmental Authority. Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

        (c)   If any PBVA Material Contract will require a consent from a third party as a result of the Merger, and such consent has not been obtained as of the Effective Time, then neither this Agreement nor any other document related to the consummation of the Merger shall constitute a sale, assignment, assumption, transfer conveyance or delivery (or an attempt to do any of the foregoing) of such PBVA Material Contract until such time as such consent is obtained.

        5.7    Public Announcements.

        Prior to the Effective Time, CFFI and PBVA will consult with each other as to the form and substance of any press release or other public statement related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad-based employee communication that is reasonably likely to become the subject of public disclosure); provided, further, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside legal counsel be required by law.

        5.8    Support and Non-Competition Agreements.

        As a material inducement to CFFI and PBVA to enter into this Agreement, simultaneously with the execution of this Agreement, each director of PBVA shall enter into an agreement, substantially in the form of Exhibit 5.8 hereto (collectively, the "Support and Non-Competition Agreements"), pursuant to which they have agreed, among other things, to vote their shares of PBVA Common Stock in favor of this Agreement and the Merger.

        5.9    CFFI Assumption of PBVA Subordinated Note.

        At the Effective Time, CFFI shall assume the due and punctual payment of the principal of and any premium and interest on the Subordinated Note (as defined herein) in accordance with their terms, and the due and punctual performance of all covenants and conditions thereof on the part of PBVA to be performed or observed. As used in this Agreement, "Subordinated Note" means that note issued by PBVA and outstanding as of the Effective Time, designated as the "Term Note due April 1, 2028."

        5.10    Employee Benefit Plans.

        (a)   CFFI at its election shall either: (i) provide generally to officers and employees of PBVA and its Subsidiaries, who at or after the Effective Time become employees of CFFI or its Subsidiaries ("PBVA Continuing Employees"), employee benefits under the CFFI Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of CFFI and its Subsidiaries; or (ii) maintain for the benefit of the PBVA Continuing Employees, the PBVA Benefit Plans maintained by PBVA immediately prior to the Effective Time; provided that CFFI may take action (or direct PBVA to take action) to amend any PBVA Benefit Plan immediately prior to the Effective Time to comply with any law or, so long as the benefits provided under those PBVA Benefit Plans following such amendment are no less favorable to the PBVA Continuing Employees than benefits provided to the officers and employees of CFFI or its Subsidiaries under any comparable CFFI Benefit Plans, as necessary and appropriate for other business reasons.

        (b)   For purposes of participation and vesting under the CFFI Benefit Plans, service with or credited by PBVA or any of its Subsidiaries shall be treated as service with CFFI. To the extent permitted under applicable law, CFFI shall cause welfare CFFI Benefit Plans maintained by CFFI that cover the PBVA Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the PBVA Benefit Plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the PBVA Continuing Employees under welfare PBVA Benefit Plans to be credited to such PBVA Continuing Employees under welfare CFFI Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such PBVA Continuing Employees under welfare CFFI Benefit Plans for the applicable plan year (if any). For the purpose of clarity, service with or credited by PBVA or any of its Subsidiaries shall not be counted for determination of the level of benefit or benefit determination or accrual under the CFFI cash balance plan for employees of CFFI and its Subsidiaries.

        (c)   Each employee of PBVA or any Subsidiary of PBVA at the Effective Time whose employment is involuntarily terminated other than for cause by CFFI at or after the Effective Time, but on or before the date that is six (6) months after the Effective Time, excluding any employee who has a contract providing for severance pay), shall be entitled to receive severance pay and benefits in accordance with CFFI's severance practices set forth in Section 5.10(c) of CFFI's Disclosure Letter, provided such employee has signed and does not revoke a release and waiver of claims in favor of PBVA, CFFI, and the successors, Subsidiaries and affiliates of each, in such form as acceptable to CFFI. Such severance payments and benefits will be in lieu of any payment under severance pay plans that may be in effect at PBVA or any Subsidiary of PBVA prior to the Effective Time.

        (d)   With respect to the Virginia Bankers Association Master Defined Contribution Plan for PBVA (the "PBVA 401(k) Plan"), CFFI shall either maintain the PBVA 401(k) Plan at and after the Effective time or, alternatively, if requested by CFFI, PBVA shall cause such plan to be terminated effective immediately prior to the Effective Time, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. In the event CFFI requests such termination, each PBVA Continuing Employee shall be eligible to participate in C&F Bank's 401(k) plan on or as soon as administratively practicable after the Effective Time, and account balances under the terminated PBVA 401(k) Plan (including any outstanding participant loan) will be eligible for distribution or rollover, including, in the case of a PBVA Continuing Employee, direct rollover to C&F Bank's 401(k) plan. Any other former employee of PBVA or PBVA's Subsidiaries who is employed by CFFI or CFFI's Subsidiaries after the Effective Time shall be eligible to be a participant in C&F Bank's 401(k) plan upon complying with eligibility requirements. All rights to participate in C&F Bank's 401(k) plan are subject to C&F Bank's right to amend or terminate the plan. For purposes of administering C&F Bank's 401(k) plan, service with PBVA and PBVA's Subsidiaries shall be deemed to be service with C&F Bank for participation and vesting purposes, but not for purposes of benefit accrual.

        (e)   If requested by CFFI, PBVA and each of its Subsidiaries, as applicable, shall adopt such resolutions and/or amendments to the supplemental executive retirement agreements and plans and nonqualified deferred compensation agreements and plans maintained by PBVA and its Subsidiaries ("Nonqualified Plans") and related documents and take any other necessary action to terminate and liquidate, in accordance with Section 409A of the Code, one or more of the Nonqualified Plans at or prior to the Effective Time.

        (f)    PBVA shall cause any other PBVA Benefit Plan to be terminated prior to the Effective Time if requested by CFFI at least thirty (30) days (or such shorter period agreed to by PBVA) prior to the Effective Time.

        (g)   Nothing in this Section 5.10 shall be interpreted as (i) preventing CFFI, from and after the Effective Time, from amending, modifying or terminating any CFFI Benefit Plans or PBVA Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law, or (ii) create any third party beneficiary rights in any PBVA Continuing Employee (or beneficiary or dependent thereof).

        5.11    Reservation of Shares; Nasdaq Listing.

        (a)   CFFI shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of CFFI Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

        (b)   CFFI shall use its reasonable best efforts to cause the shares of CFFI Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event prior to the Effective Time.

        5.12    Financial Ability.

        At the Effective Time and through the date of payment of the aggregate amount of the Cash Consideration issuable pursuant to Article 2 hereof, CFFI shall have all funds necessary to consummate the Merger and pay the aggregate amount of the Cash Consideration to the holders of PBVA Common Stock pursuant to Article 2 hereof and the aggregate amount of cash due with respect to Dissenting Shares.

        5.13    Indemnification; Insurance.

        (a)   Following the Effective Time, CFFI and its Subsidiaries, as the case may be, shall indemnify, defend and hold harmless any person who has rights to indemnification from PBVA or any of its Subsidiaries (an "Indemnified Party") (in all capacities), to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law, PBVA's Organizational Documents or any PBVA Subsidiary's Organizational Documents, or any indemnification agreement with PBVA or a PBVA Subsidiary to which the Indemnified Party is a party as disclosed in Section 5.13(a) of PBVA's Disclosure Letter, as the case may be, as in effect on the date of this Agreement (including advancing expenses when requested). Without limiting the foregoing, in any case or proceeding in which corporate approval may be required to effectuate any indemnification, CFFI or its applicable Subsidiary shall direct, if any Indemnified Party elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between CFFI or such Subsidiary and such Indemnified Party.

        (b)   CFFI shall, at or prior to the Effective Time, purchase a six (6) year "tail" prepaid policy on the same terms and conditions as the existing directors' and officers' liability (and fiduciary) insurance maintained by PBVA from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such "tail" policy shall in no event exceed two hundred percent (200%) of the amount of the last annual premium paid by PBVA for such existing directors' and officers' liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, CFFI would be required to expend more than two hundred percent (200%) of the amount of the last annual premium paid by PBVA, CFFI will obtain the maximum amount of that insurance obtainable by payment of two hundred percent (200%) of the amount of the last annual premium paid by PBVA.

        (c)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to PBVA or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.13 is not prior to or in substitution for any such claims under such policies.

        (d)   This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

        5.14    Employment Arrangements.

        (a)   CFFI will, as of and after the Effective Time, assume and honor all employment, severance, change in control and deferred compensation agreements or arrangements that PBVA and its Subsidiaries have with their current and former officers, directors and employees and which are set forth in Section 5.14(a) of PBVA's Disclosure Letter, except to the extent any such agreements or arrangements shall have been amended, terminated or superseded without CFFI's consent after the date hereof but prior to the Effective Time.

        (b)   No more than twenty (20) days prior to the Effective Time, PBVA shall take all steps necessary to terminate the agreements listed in Section 5.14(b) of its Disclosure Letter (collectively, the "Affected Agreements") immediately preceding the Effective Time. Following the Effective Time, CFFI shall pay to each individual who was a party to an Affected Agreement the applicable amount set forth on Section 5.14(b) of PBVA's Disclosure Letter at the time or times specified therein, net of applicable tax withholdings; provided, however, that each such amount shall be reduced as necessary to ensure that the amount so paid (when aggregated with any other benefits or amounts payable to the affected individual) will not constitute an "excess parachute payment" within the meaning of Section 280G of the Code, as determined by CFFI's outside accounting firm or such other accounting firm or third-party mutually acceptable to CFFI and PBVA. All documents issued, adopted or executed in connection with the implementation of this Section 5.14(b) shall be subject to CFFI's prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

        (c)   Prior to the Effective Time, PBVA shall have obtained a general release from each of the recipients under the Affected Agreements associated with such individual's respective employment prior to the Effective Time and confirming that the receipt of such payment to be made pursuant to such Affected Agreement constitutes full satisfaction of all amounts due and owing to such recipient pursuant to such Affected Agreement. Such release shall be in a form reasonably acceptable to CFFI.

        (d)   As of the date hereof, CFFI has entered into employment agreements which will become effective as of the Effective Time, with the individuals named in Section 5.14(d) of CFFI's Disclosure Letter.

        5.15    Notice of Deadlines.

        At least sixty (60) days prior to the Effective Time, PBVA shall provide CFFI with a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which PBVA or any of its Subsidiaries is a party. For purposes of this Section 5.15, a material agreement shall mean an agreement not terminable on thirty (30) days or less notice and involving the payment or value of more than $25,000 per year and/or has a termination fee.

        5.16    Consent to Assign and Use Leased Premises; Extensions.

        On Section 5.16 of its Disclosure Letter, PBVA has provided a list of all leases with respect to real or personal property used by it or any of its Subsidiaries. With respect to the leases disclosed in Section 5.16 of its Disclosure Letter, PBVA and each of its Subsidiaries will use commercially reasonable efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Time, all right, title and interest of PBVA and each of its Subsidiaries to CFFI or an appropriate Subsidiary of CFFI and to permit the use and operation of the leased premises by CFFI or an appropriate Subsidiary of CFFI. If any such consent is required by the terms of any lease disclosed in Section 5.16 of PBVA's Disclosure Letter and has not been obtained as of the Effective Time, then neither this Agreement nor any other document related to the consummation of the Merger shall constitute a sale, assignment, assumption, transfer conveyance or delivery (or an attempt to do any of the foregoing) of such lease until such time as such consent is obtained.

        5.17    Takeover Laws.

        If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and its board of directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

        5.18    Change of Method.

        CFFI and PBVA shall be empowered, upon their mutual agreement and at any time prior to the Effective Time (and whether before or after the PBVA Shareholders Meeting), to change the method or structure of effecting the combination of CFFI and PBVA (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Merger Consideration, (ii) adversely affect the tax treatment of CFFI or PBVA pursuant to this Agreement, (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner or (iv) require the approval of either party's shareholders under the VSCA unless such change is conditioned upon obtaining such approval. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

        5.19    Certain Policies.

        On the Closing Date and upon written request of CFFI, PBVA shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CFFI.

        5.20    Shareholder Litigation.

        Each of CFFI and PBVA shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by PBVA shall be agreed to without CFFI's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 6
Conditions to the Merger

        6.1    General Conditions.

        The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

        (a)    Corporate Action.    All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the PBVA Shareholder Approval.

        (b)    Regulatory Approvals.    CFFI and PBVA shall have received all Regulatory Approvals, all notice periods and waiting periods required after the granting of any such Regulatory Approvals shall have passed, and all such Regulatory Approvals shall be in effect; provided, that no Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

        (c)    Registration Statement.    The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

        (d)    Legal Proceedings.    Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits the consummation of the Merger.

        (e)    Nasdaq Listing.    The shares of CFFI Common Stock to be issued to the holders of PBVA Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

        6.2    Conditions to Obligations of CFFI.

        The obligations of CFFI to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by CFFI pursuant to Section 8.3.

        (a)    Representations and Warranties.    The representations and warranties of PBVA set forth in Section 3.3, after giving effect to Section 3.1 and Section 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of the Closing Date as though made on and as of the Closing Date, and CFFI shall have received a certificate, dated as of the Closing Date, signed on behalf of PBVA by the Chief Executive Officer and Chief Financial Officer of PBVA to such effect.

        (b)    Performance of Obligations.    PBVA and each of its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and CFFI shall have received a certificate, dated as of the Closing Date, signed on behalf of PBVA by the Chief Executive Officer and Chief Financial Officer of PBVA to such effect.

        (c)    Federal Tax Opinion.    CFFI shall have received a written opinion, dated the Closing Date, from its counsel, Williams Mullen, in form and substance reasonably satisfactory to CFFI, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of CFFI and PBVA reasonably satisfactory in form and substance to such counsel.

        (d)    Dissenting Shares.    The aggregate number of Dissenting Shares shall not represent ten percent (10%) or more of the outstanding shares of PBVA Common Stock unless waived in the sole discretion of CFFI.

        (e)    No Material Adverse Effect.    No Material Adverse Effect with respect to PBVA and Peoples Community Bank shall have occurred.

        (f)    Support and Non-Competition Agreements.    All of the directors of PBVA shall have, concurrently with the execution of this Agreement, entered into a Support and Non-Competition Agreement in substantially the form attached hereto as Exhibit 5.8, and all such Support and Non-Competition Agreements remain in full force and effect.

        6.3    Conditions to Obligations of PBVA.

        The obligations of PBVA to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by PBVA pursuant to Section 8.3.

        (a)    Representations and Warranties.    The representations and warranties of CFFI set forth in Section 3.4, after giving effect to Section 3.1 and Section 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of the Closing Date as though made on and as of the Closing Date, and PBVA shall have received a certificate, dated as of the Closing Date, signed on behalf of CFFI by the Chief Executive Officer and Chief Financial Officer of CFFI to such effect.

        (b)    Performance of Obligations.    CFFI and each of its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and PBVA shall have received a certificate, dated as of the Closing Date, signed on behalf of CFFI by the Chief Executive Officer and Chief Financial Officer of CFFI to such effect.

        (c)    Federal Tax Opinion.    PBVA shall have received a written opinion, dated the Closing Date, from its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to PBVA, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of CFFI and PBVA reasonably satisfactory in form and substance to such counsel.

        (d)    No Material Adverse Effect.    No Material Adverse Effect with respect to CFFI and C&F Bank shall have occurred.

 ARTICLE 7
Termination

        7.1    Termination.

        This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after receipt of the PBVA Shareholder Approval, as provided below:

        (a)    Mutual Consent.    By the mutual consent in writing of CFFI and PBVA;

        (b)    Closing Delay.    By either CFFI or PBVA, evidenced by written notice, if the Merger has not been consummated by August 13, 2020 or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Merger to occur on or before such date;

        (c)    Breach of Representation or Warranty.    By either CFFI or PBVA (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of CFFI and Section 6.3(a) in the case of PBVA;

        (d)    Breach of Covenant or Agreement.    By either CFFI or PBVA (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

        (e)    Conditions to Performance Not Met.    By either CFFI or PBVA (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger set forth in Section 6.2(a), Section 6.2(b), Section 6.3(a) or Section 6.3(b), as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

        (f)    PBVA Solicitation and Recommendation Matters; PBVA Shareholders Meeting Failure.    At any time prior to the PBVA Shareholders Meeting, by CFFI if (i) PBVA shall have breached Section 5.5, (ii) the Board of Directors of PBVA shall have failed to make the PBVA Board Recommendation, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of CFFI or (iii) PBVA shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the PBVA Shareholders Meeting in accordance with (and subject to the exceptions set forth in) Section 5.3;

        (g)    No PBVA Shareholder Approval.    By either CFFI or PBVA, if the PBVA Shareholder Approval shall not have been attained by reason of the failure to obtain the required vote at the PBVA Shareholders Meeting or any adjournment thereof;

        (h)    Termination Event.    By CFFI upon the occurrence of any of the following events after the date hereof:

            (i)  (A) PBVA or Peoples Community Bank, without having received CFFI's prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with PBVA or Peoples Community Bank, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of PBVA or Peoples Community Bank; or (B) PBVA or Peoples Community Bank, without having received CFFI's prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from PBVA securities representing twenty percent (20%) or more of the voting power of PBVA; or

           (ii)  a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of PBVA Common Stock is commenced (other than by CFFI or a Subsidiary of CFFI), and the Board of Directors of PBVA recommends that the shareholders of PBVA tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10)-business day period specified in Rule 14e-2(a) under the Exchange Act; or

        (i)    Other Agreement.    At any time prior to the PBVA Shareholders Meeting, by PBVA in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by PBVA and the Board of Directors of PBVA in compliance with Section 5.5 hereof.

        7.2    Effect of Termination.

        In the event of termination of this Agreement by either party as provided in Section 7.1, none of CFFI, PBVA, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c), this Article 7 and Article 8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

        7.3    Non-Survival of Representations, Warranties and Covenants.

        None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, the Support and Non-competition Agreements which shall survive in accordance with their terms) shall survive the Effective Time, except for Section 5.13 and Section 5.14 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

        7.4    Fees and Expenses.

        (a)   Except as otherwise provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that the costs and expenses of printing and mailing the Proxy Statement shall be borne by PBVA.

        (b)   In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by CFFI while structuring the Merger, PBVA shall pay CFFI the sum of $900,000.00 (the "Termination Fee") if this Agreement is terminated as follows:

            (i)  if this Agreement is terminated by CFFI pursuant to Section 7.1(f) or Section 7.1(h), or by PBVA pursuant to Section 7.1(i), payment shall be made to CFFI concurrently with the termination of this Agreement; or

           (ii)  if this Agreement is terminated (A) by CFFI pursuant to Section 7.1(c), Section 7.1(d) or Section 7.1(e), (B) by either CFFI or PBVA pursuant to Section 7.1(b), or (C) by either CFFI or PBVA pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the shareholders, senior management or the Board of Directors of PBVA (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of PBVA contemplated by this Agreement at the PBVA Shareholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then if within twelve (12) months after such termination PBVA enters into an agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then PBVA shall pay to CFFI the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the date when such transaction is consummated.

        (c)   The agreements contained in paragraph (b) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by PBVA. If PBVA fails to pay or cause payment to CFFI the amount(s) due under paragraph (b) above at the time specified therein, PBVA shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by CFFI in connection with any action in which CFFI prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

        (d)   Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by CFFI in the notice of demand for payment delivered pursuant to this Section 7.4. For the avoidance of doubt, in no event shall PBVA be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under multiple provisions of this Agreement at the same time or at different times or upon the occurrence of different events.

ARTICLE 8
General Provisions

        8.1    Entire Agreement.

        This Agreement, including the Disclosure Letters and the exhibits hereto, contains the entire agreement between CFFI and PBVA with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

        8.2    Binding Effect; No Third Party Rights.

        This Agreement shall bind CFFI and PBVA and their respective successors and assigns. Other than Sections 5.10, 5.13 and 5.14, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

        8.3    Waiver and Amendment.

        Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the PBVA Shareholders Meeting, except statutory requirements and requisite approvals of shareholders and Governmental Authorities.

        8.4    Governing Law.

        This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

        8.5    Notices.

        All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern Time on a business day, personally or by confirmed facsimile, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to CFFI:
Thomas F. Cherry President and Chief Executive Officer C&F Financial Corporation 802 Main Street West Point, Virginia 23181 Facsimile: (757) 741-2813
with a copy to:
Scott H. Richter, Esq. Williams Mullen 200 S. 10th Street, Suite 1600 Richmond, Virginia 23219 Facsimile: (804) 420-6507
If to PBVA:
Robert K. Bailey, III President and Chief Executive Officer Peoples Bankshares, Incorporated 15960 Kings Highway Montross, Virginia 22520 Facsimile: (804) 493-9479
with a copy to:
Jacob A. Lutz, III, Esq. Troutman Sanders LLP Troutman Sanders Building 1001 Haxall Point Richmond, Virginia 23219 Facsimile: (804) 698-6014

        8.6    Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

        8.7    Waiver of Jury Trial.

        Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

        8.8    Severability.

        In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

        8.9    Specific Performance.

        CFFI and PBVA agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled in law or in equity.

[Signatures on following page]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

C&F FINANCIAL CORPORATION
By:	/s/ THOMAS F. CHERRY Thomas F. Cherry President and Chief Executive Officer
PEOPLES BANKSHARES, INCORPORATED
By:	/s/ ROBERT K. BAILEY, III Robert K. Bailey, III President and Chief Executive Officer

EXHIBIT 1.1
To the Agreement and
Plan of Reorganization

FORM OF
PLAN OF MERGER
BETWEEN
C&F FINANCIAL CORPORATION
AND
PEOPLES BANKSHARES, INCORPORATED

        Pursuant to this Plan of Merger ("Plan of Merger"), PEOPLES BANKSHARES, INCORPORATED, a Virginia corporation ("PBVA"), shall merge with and into C&F FINANCIAL CORPORATION, a Virginia corporation ("CFFI").

ARTICLE 1
Terms of the Merger

        Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of August 13, 2019, between CFFI and PBVA (the "Agreement"), at the Effective Time (as defined herein), PBVA shall be merged with and into CFFI (the "Merger") in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA"). The separate corporate existence of PBVA thereupon shall cease, and CFFI shall be the surviving corporation in the Merger. The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the "Effective Time").

ARTICLE 2
Merger Consideration; Election, Allocation and Exchange Procedures

        2.1.    Conversion of Shares.

        At the Effective Time, by virtue of the Merger and without any action on the part of CFFI or PBVA, or their respective shareholders:

        (a)   Subject to Section 2.1(e), each share of common stock, par value $1.00 per share, of CFFI ("CFFI Common Stock"), that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

        (b)   Subject to Section 2.1(e), each share of common stock, par value $2.00 per share, of PBVA ("PBVA Common Stock"), that is issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 2.8), shall be converted into and exchanged for the right to receive:

            (i)  cash in the amount of $27.00 per share (the "Cash Consideration"); and

           (ii)  0.5366 shares of CFFI Common Stock (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration").

        (c)   All shares of PBVA Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

        (d)   Each certificate previously representing shares of PBVA Common Stock (a "PBVA Common Certificate") and the non-certificated shares of PBVA Common Stock (the "PBVA Book-Entry Shares") shall cease to represent any rights except the right to receive with respect to each underlying share of PBVA Common Stock (i) the Merger Consideration upon the surrender of such PBVA Common

Certificate or PBVA Book-Entry Shares in accordance with Section 2.3, and (ii) any dividends or distributions or cash in lieu of fractional shares which the holder thereof has the right to receive pursuant to Sections 2.3 and 2.5.

        (e)   Each share of PBVA Common Stock held by either party and each share of CFFI Common Stock held by PBVA or any of PBVA's Subsidiaries (as defined herein) prior to the Effective Time (in each case other than held in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor; provided, that such shares of CFFI Common Stock shall resume the status of authorized and unissued shares of CFFI Common Stock.

        (f)    If either Williams Mullen, as counsel to CFFI, or Troutman Sanders LLP, as counsel to PBVA, reasonably determines that it cannot render the federal tax opinion referred to in Section 6.2(c) or Section 6.3(c), respectively, as a result of the Merger's potential failure to qualify as a "reorganization" within the meaning of Section 368(a) of the Code because of the continuity of interests requirements therein, then CFFI, with the consent of PBVA (not to be unreasonably withheld), shall have the right to (i) increase the per share Stock Consideration payable pursuant to Section 2.1(b)(ii) by the minimum amount necessary to satisfy the requirements of Section 368(a) of the Code (taking into consideration the adjustment to the per share Cash Consideration in clause (ii)) (the per share Stock Consideration as so increased, the "Adjusted Ratio"), and concurrently (ii) decrease the per share Cash Consideration payable pursuant to Section 2.1(b)(i) by a dollar amount equal to the product of (x) the difference between the Adjusted Ratio and 0.5366 and (y) the closing sale price per share of CFFI common stock on August 13, 2019.

        2.2.    Exchange Procedures.

        (a)   Prior to the Effective Time, CFFI shall appoint American Stock Transfer & Trust Company, LLC (or such other transfer agent or depository or trust institution of recognized standing approved by CFFI and PBVA) to act as the exchange agent (the "Exchange Agent") for purposes of the payment and exchange of the Merger Consideration.

        (b)   On or before the Closing Date, CFFI shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the PBVA Common Certificates and PBVA Book-Entry Shares, (i) the number of shares of CFFI Common Stock to be issued pursuant to this Article 2, which shares may be, at the election of CFFI, either certificates representing the shares of CFFI Common Stock or non-certificated shares of CFFI Common Stock, and (ii) cash equal to the aggregate amount of the Cash Consideration payable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the "Exchange Fund"), in exchange for certificates representing outstanding shares of PBVA Common Stock and PBVA Book-Entry Shares. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CFFI; provided, that no such investment or losses thereon shall affect the Merger Consideration, and CFFI shall promptly provide additional funds to the Exchange Agent for the benefit of holders of PBVA Common Stock in the amount of any such losses to the extent necessary for payment of the Cash Consideration or the cash paid in lieu of fractional shares. Any interest or other income resulting from such investments shall be paid to CFFI or as directed by CFFI.

        (c)   Prior to the Effective Time, CFFI shall prepare appropriate and customary transmittal materials on which CFFI and PBVA shall mutually agree (the "Letter of Transmittal") for use in exchanging the PBVA Common Certificates or PBVA Book-Entry Shares held by each former shareholder of record of PBVA immediately before the Effective Time for the Merger Consideration. The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) PBVA Common Certificates that immediately prior to the Effective Time represent outstanding shares of PBVA Common Stock and (ii) PBVA Book Entry Shares, in each case other than shares cancelled pursuant to Section 2.1(e) and Dissenting Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable, the surrender of the PBVA Common Certificates or the PBVA Book Entry Shares to the Exchange Agent. CFFI shall cause the Exchange Agent to send the Letter of Transmittal to each former shareholder of record of PBVA Common Stock immediately before the Effective Time not more than five (5) business days after the Effective Time.

        (d)   CFFI shall cause the Merger Consideration into which shares of PBVA Common Stock are converted at the Effective Time, and dividends or distributions that a PBVA shareholder shall be entitled to receive, and any cash to be paid in lieu of fractional shares, to be issued and paid to such PBVA shareholder promptly following the later to occur of (i) delivery to the Exchange Agent of PBVA Common Certificates and PBVA Book-Entry Shares representing such shares of PBVA Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto and (ii) the Effective Time. No interest will accrue or be paid on any cash to be paid pursuant to Sections 2.3 or 2.5.

        (e)   Any PBVA shareholder whose PBVA Common Certificates or PBVA Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions, and cash in lieu of fractional shares upon compliance with reasonable conditions imposed by CFFI pursuant to applicable law and as required in accordance with CFFI's standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

        (f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of PBVA for twelve (12) months after the Effective Time shall be returned to CFFI (together with any earnings in respect thereof). Any shareholders of PBVA who have not complied with this Article 2 shall thereafter be entitled to look only to CFFI, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of PBVA Common Stock such shareholder holds as determined pursuant to this Agreement, without any interest thereon.

        (g)   None of the Exchange Agent, either of the parties hereto or any of CFFI's Subsidiaries (as defined herein) or PBVA's Subsidiaries shall be liable to any shareholder of PBVA for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        2.3.    No Fractional Shares.

        Each holder of shares of PBVA Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of CFFI Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of CFFI Common Stock multiplied by the average closing sale price per share of CFFI Common Stock, as reported on the Nasdaq Global Select Market, for the ten (10) consecutive trading days ending on and including the last trading day immediately prior to the Effective Time.

        2.4.    Anti-Dilution.

        In the event CFFI changes (or establishes a record date for changing) the number of shares of CFFI Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Stock Consideration.

        2.5.    Dividends.

        Whenever a dividend or other distribution is declared by CFFI the record date for which is after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of

CFFI Common Stock at, or as of, any time after the Effective Time will be paid to the holder of any PBVA Common Certificate or PBVA Book-Entry Share until such holder properly surrenders such shares (or furnishes a surety bond or customary indemnity that the PBVA Common Certificate or PBVA Book-Entry Share is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(e)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

        2.6.    Withholding Rights.

        Each of CFFI and the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

        2.7.    Dissenting Shares.

        Any holder of shares of PBVA Common Stock who perfects such holder's appraisal rights in accordance with Article 15 of the VSCA shall be entitled to receive from CFFI, in lieu of the Merger Consideration, the appraised value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of the VSCA, and surrendered to PBVA the certificate or certificates representing the shares for which payment is being made (the "Dissenting Shares"). In the event that after the Effective Time a dissenting shareholder of PBVA fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, CFFI shall issue and deliver the consideration to which such holder of shares of PBVA Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the PBVA Common Certificate or PBVA Book-Entry Shares representing such shares.

ARTICLE 3
Articles of Incorporation and Bylaws of CFFI

        The Articles of Incorporation of CFFI as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of CFFI at and after the Effective Time until thereafter amended in accordance with applicable law. The Bylaws of CFFI as in effect immediately prior to the Effective Time shall be the Bylaws of CFFI at and after the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE 4
Conditions Precedent

        The obligations of CFFI and PBVA to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

EXHIBIT 5.8
To the Agreement and
Plan of Reorganization

FORM OF SUPPORT AND NON-COMPETITION AGREEMENT

        This Agreement, made as of this 13th day of August, 2019, between C&F Financial Corporation, a Virginia corporation ("CFFI"), and the shareholder of Peoples Bankshares, Incorporated, a Virginia corporation ("PBVA"), identified on the signature page hereto in such Shareholder's capacity as a shareholder of PBVA (the "Shareholder").

        WHEREAS, CFFI and PBVA have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Merger Agreement") pursuant to which all of the outstanding shares of PBVA Common Stock will be exchanged for a combination of shares of CFFI Common Stock and cash in accordance with the terms of the Merger Agreement; and

        WHEREAS, the Shareholder owns or possesses the sole right to vote, or direct the voting of, and the sole power to dispose of, or to direct the disposition of, the number of shares of PBVA Common Stock as set forth on the signature page hereto (the "Covered Shares"); and

        WHEREAS, as a material inducement for CFFI to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

        1.    Representations and Warranties of Shareholder.

        The Shareholder represents and warrants to CFFI as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of the Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

        2.    Support of Shareholder; Covenants of Shareholder.

        (a)   The Shareholder agrees that he/she shall cause the Covered Shares to be present at the PBVA Shareholders Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(f) herein, unless CFFI is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement.

        (b)   The Shareholder agrees that until the termination of this Agreement as provided in Section 2(f ) herein, that he/she shall not, without the prior written consent of CFFI, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

        (c)   The Shareholder agrees that he/she will not make any statement, written or oral, to the effect that he/she does not support the Merger or that other shareholders of PBVA should not support the Merger.

        (d)   The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of PBVA Common Stock, or any officer, employee or director of PBVA to, solicit from any third party any inquiries or proposals relating to the disposition of PBVA's business or assets or the acquisition of PBVA's voting securities, or the merger of PBVA with any person other than CFFI or any subsidiary of CFFI, or except as provided in Section 5.5 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

        (e)   The Shareholder agrees that he/she shall not, without the prior written consent of CFFI, directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of PBVA Common Stock prior to the Effective Time of the Merger.

        (f)    The obligations and covenants of Shareholder contained in Section 2 of this Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Merger Agreement; or (b) the Effective Time of the Merger.

        3.    Additional Shares, Options and Warrants.

        Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of PBVA Common Stock which the Shareholder currently has the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all such shares of PBVA Common Stock as to which the Shareholder may hereafter acquire the sole right and power to vote and dispose of, or to direct the voting or disposition of, such shares.

        4.    Non-Competition and Non-Solicitation.1

        (a)   From and after the Effective Time until the date which is 12 months after the Effective Time (the "Covenant Period"), the Shareholder shall not, directly or indirectly:

            (i)  serve as a member of the board of directors (including any advisory board) of any financial institution, or the direct or indirect holding company or any subsidiary of such financial institution or holding company, with an office or branch located within a 35-mile radius of any office or branch of CFFI, C&F Bank, PBVA, Peoples Community Bank, or any subsidiary or affiliate thereof, at the date hereof or the Effective Time (the "Covered Area"); or

           (ii)  serve on the board of any company with an office or branch in the Covered Area that provides any of the products or services provided at the date hereof or the Effective Time by CFFI, C&F Bank, PBVA, Peoples Community Bank, or any subsidiary or affiliate thereof; or

          (iii)  solicit to employ or engage the services of any of the officers or employees of CFFI or C&F Bank (including former employees of PBVA) (other than such officers or employees who have been terminated by CFFI, C&F Bank, PBVA or Peoples Community Bank prior to such solicitation or engagement by the Shareholder), or initiate or maintain contact with any officer, director or employee of CFFI or C&F Bank (including former employees of PBVA) regarding the business, operations, prospects or finances of CFFI or C&F Bank, except for conversations with

1
The provisions of Section 4 shall be omitted from the support agreement signed by any employee director of PBVA and replaced with "[Reserved]."

  employees of CFFI or C&F Bank that are necessary to conduct routine banking business or transactions; or

          (iv)  solicit customers of CFFI or C&F Bank or any subsidiary or affiliate thereof by or on behalf of any bank or provider of any of the products or services offered by CFFI or C&F Bank or any subsidiary or affiliate thereof.

        (b)   The restrictions set forth in Section 4(a) of this Agreement shall not apply to service as a director, officer, employee or member of an advisory board of CFFI or C&F Bank.

        (c)   In the event of a breach or violation of Section 4(a) of this Agreement by the Shareholder, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.

        Notwithstanding anything to the contrary contained herein, the covenants and agreements contained in this Section 4 shall survive the Effective Time.

        5.    Governing Law.

        This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

        6.    Assignment; Successors.

        This Agreement may not be assigned by the Shareholder without the prior written consent of CFFI. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

        7.    Scope of Agreement.

        The parties hereto acknowledge and agree that this Agreement shall not confer upon CFFI any right or ability to acquire the shares of PBVA Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of PBVA.

        8.    Severability.

        Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

        9.    Subject Matter; Remedies.

        The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

        10.    Amendment, Waiver.

        This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        11.    Defined Terms.

        Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

        12.    Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

C&F FINANCIAL CORPORATION
By:
Name:
Title:
SHAREHOLDER

Print Name:
Covered Shares:
Options or Warrants held by Shareholder: 0

Appendix B

OPINION OF PEOPLES'S FINANCIAL ADVISOR

August 13, 2019

Board of Directors
Peoples Bankshares, Incorporated
15960 Kings Highway
P.O. Box 306
Montross, VA 22520

Ladies and Gentlemen:

        Peoples Bankshares, Incorporated ("PBVA") and C&F Financial Corporation ("CFFI") are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which PBVA will merge with and into CFFI, with CFFI being the surviving corporation (the "Merger"). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, par value $2.00 per share, of PBVA ("PBVA Common Stock") issued and outstanding immediately prior to the Effective Time, excluding certain shares of PBVA Common Stock as specified in the Agreement, will be converted into the right to receive (i) cash in the amount of $27.00 per share (the "Cash Consideration"), and (ii) 0.5366 shares (the "Stock Consideration") of common stock, par value $1.00 per share, of CFFI ("CFFI Common Stock"). The Cash Consideration and the Stock Consideration are collectively referred to herein as the "Merger Consideration." Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of PBVA Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of PBVA and its banking subsidiary that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of CFFI and its banking subsidiary that we deemed relevant; (iv) certain internal financial projections for PBVA for the years ending December 31, 2019 through December 31, 2021 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of PBVA; (v) certain internal financial projections for CFFI for the years ending December 31, 2019 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of CFFI; (vi) the pro forma financial impact of the Merger on CFFI based on certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as provided by the senior management of CFFI, as well as certain internal financial projections for PBVA for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of PBVA and adjusted by the senior management of CFFI; (vii) the publicly reported historical price and trading activity for PBVA Common Stock and CFFI Common Stock, including a comparison of certain stock market information for PBVA Common Stock and CFFI Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for PBVA and CFFI with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of PBVA the business, financial condition, results of operations and prospects of PBVA and held similar discussions with certain members of the senior management of CFFI and its representatives regarding the business, financial condition, results of operations and prospects of CFFI.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by PBVA or CFFI, or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of PBVA and CFFI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PBVA or CFFI or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of PBVA or CFFI or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of PBVA or CFFI or any of their respective subsidiaries, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to PBVA or CFFI or any of their respective subsidiaries. We have assumed, with your consent, that the allowances for loan losses for PBVA, CFFI and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for PBVA for the years ending December 31, 2019 through December 31, 2021 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of PBVA. In addition, Sandler O'Neill used certain internal financial projections for CFFI for the years ending December 31, 2019 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of CFFI. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as provided by the senior management of CFFI, as well as certain internal financial projections for PBVA for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of PBVA and adjusted by the senior management of CFFI. With respect to the foregoing information, the respective senior managements of PBVA and CFFI confirmed to us that such information reflected the best currently available estimates and judgments of those respective senior managements as to the future financial performance of PBVA and CFFI, respectively, and the other matters covered thereby. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of PBVA or CFFI since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that PBVA and CFFI will remain as going concerns for all periods relevant to our analyses.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PBVA, CFFI, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that PBVA has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of PBVA Common Stock or CFFI Common Stock at any time or what the value of CFFI Common Stock will be once it is actually received by the holders of PBVA Common Stock.

        We have acted as PBVA's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee becoming payable to Sandler O'Neill upon closing of the Merger. PBVA has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Sandler O'Neill did not provide any other investment banking services to PBVA in the two years preceding the date of this opinion, nor did Sandler O'Neill provide any investment banking services to CFFI in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to PBVA, CFFI and their respective affiliates. We may also actively trade the equity and debt securities of PBVA, CFFI and their respective affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of PBVA in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of PBVA as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of PBVA Common Stock and does not address the underlying business decision of PBVA to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for PBVA or the effect of any other transaction in which PBVA might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of PBVA or CFFI, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for this opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of PBVA Common Stock from a financial point of view.

Very truly yours,

Appendix C

ARTICLE 15 OF THE VIRGINIA STOCK CORPORATION ACT

CODE OF VIRGINIA
TITLE 13.1. CORPORATIONS
CHAPTER 9. VIRGINIA STOCK CORPORATION ACT
ARTICLE 15. APPRAISAL RIGHTS AND OTHER REMEDIES

§ 13.1-729. Definitions.

As used in this article:

  "Affiliate" means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer of such person. For purposes of subdivision B 4 of § 13.1-730, a person is deemed to be an affiliate of its senior executives.

  "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

  "Corporation" means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the survivor in a merger.

  "Fair value" means the value of the corporation's shares determined:

            1.     Immediately before the effectiveness of the corporate action to which the shareholder objects;

            2.     Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

            3.     Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles of incorporation pursuant to subdivision A 5 of § 13.1-730.

  "Interest" means interest from the date the corporate action becomes effective until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  "Interested transaction" means a corporate action described in subsection A of § 13.1-730, other than a merger pursuant to § 13.1-719 or 13.1-719.1, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

    1.
    "Beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

    2.
    "Interested person" means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

              a.     Was the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares of the corporation having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action;

              b.     Excluding the voting power of any shares of the corporation acquired pursuant to an offer for all shares having voting power if the offer was made within the previous one year for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action, had the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

              c.     Was a senior executive officer or director of the corporation or a senior executive officer of any affiliate of the corporation, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

                (1)   Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

                (2)   Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 13.1-691; or

                (3)   In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

  "Preferred shares" means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

  "Senior executive" means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

  "Shareholder" means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

  1985, c. 522; 1992, c. 575; 2005, c. 765; 2007, c. 165; 2019, c. 734.

§ 13.1-730. Right to appraisal.

        A.    A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

          1.     Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718, or would be required but for the provisions of subsection G of § 13.1-718, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

          2.     Consummation of a share exchange in which the corporation is the acquired entity, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that are not acquired in the share exchange;

          3.     Consummation of a disposition of assets pursuant to § 13.1-724 if the disposition of assets is an interested transaction;

          4.     An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

          5.     Any other merger, share exchange, disposition of assets, or amendment of the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors;

          6.     Consummation of a domestication in which a domestic corporation becomes a foreign corporation if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest in the total voting rights of the outstanding shares of the foreign corporation, as the shares held by the shareholder immediately before the domestication; or

          7.     Consummation of a conversion to an unincorporated entity pursuant to Article 12.2 (§ 13.1-722.8 et seq.).

        B. Notwithstanding subsection  A, the availability of appraisal rights under subdivisions A 1 through A 4, A 6, and A 7 shall be limited in accordance with the following provisions:

          1.     Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

            a.     A covered security under § 18(b)(1)(A) or (B) of the federal Securities Act of 1933;

            b.     Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, and directors and by any beneficial shareholder or any voting trust beneficial owner owning more than 10 percent of such shares; or

            c.     Issued by an open end management investment company registered with the U.S. Securities and Exchange Commission under the federal Investment Company Act of 1940 and that may be redeemed at the option of the holder at net asset value.

          2.     The applicability of subdivision 1 shall be determined as of:

            a.     The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights or in the case of an offer made pursuant to subsection G of § 13.1-718, the date of such offer; or

            b.     The day before the effective date of such corporate action if there is no meeting of shareholders and no offer made pursuant to subsection G of § 13.1-718.

          3.     Subdivision 1 shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 at the time the corporate action becomes effective.

          4.     Subdivision 1 shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where the corporate action is an interested transaction.

        C.    Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that (i) no such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as a part of a group, on the action, and (ii) any such limitation or elimination contained in an amendment of the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year after the effective date of such amendment if such action would otherwise afford appraisal rights.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 1986, c. 540; 1988, c. 442; 1990, c. 229; 1992, c. 575; 1996, c. 246; 1999, c. 288; 2005, c. 765; 2007, c. 165; 2010, c. 782; 2015, c. 611; 2019, c. 734.

§ 13.1-731. Assertion of rights by nominees and beneficial owners.

        A.    A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

        B.    A beneficial shareholder or a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

          1.     Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

          2.     Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2019, c. 734.

§ 13.1-732. Notice of appraisal rights.

        A.    Where any corporate action specified in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders' meeting and the corporation has concluded that shareholders are or may be entitled to assert appraisal rights under this article, the meeting notice, or when no approval of such action is required pursuant to subsection G of § 13.1-718, the offer made pursuant to subsection G of § 13.1-718 shall state the corporation's position as to the availability of appraisal rights.

If the corporation concludes that appraisal rights are or may be available, a copy of this article shall accompany the meeting notice or offer sent to those record shareholders who are or may be entitled to exercise appraisal rights.

        B.    In a merger pursuant to § 13.1-719, the parent entity shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

        C.    Where any corporate action specified in subsection A of § 13.1-730 is to be approved by written consent of the shareholders pursuant to § 13.1-657 and the corporation has concluded that shareholders are or may be entitled to assert appraisal rights under this article:

          1.     Written notice stating the corporation's position as to the availability of appraisal rights shall be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and shall be accompanied by a copy of this article; and

          2.     Written notice stating the corporation's position as to the availability of appraisal rights shall be delivered together with the notice to nonconsenting and nonvoting shareholders required by subsections H and I of § 13.1-657, may include the materials described in § 13.1-734, and shall be accompanied by a copy of this article.

        D.    Where corporate action described in subsection A of § 13.1-730 is proposed, or a merger pursuant to § 13.1-719 is effected, the notice referred to in subsection A, B, or C shall be accompanied by:

          1.     The annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

          2.     The latest available quarterly financial statements of such corporation, if any.

        E.    A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subsection D by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

        F.     The right to receive the information described in subsection D may be waived in writing by a shareholder before or after the corporate action.

1985, c. 522; 2005, c. 765; 2007, c. 165; 2012, c. 706; 2015, c. 611; 2019, c. 734.

§ 13.1-733. Notice of intent to demand payment.

        A.    If a corporate action specified in subsection A of § 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          1.     Must deliver to the corporation's secretary before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

          2.     Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

        B.    If a corporate action specified in subsection A of § 13.1-730 is to be approved by shareholders by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          1.     Shall deliver to the corporation's secretary before the proposed action becomes effective written notice of the shareholder's intent to demand payment if the proposed action is effectuated, except that such written notice is not required if the notice required by subsection C of § 13.1-732 is given less than 25 days prior to the date such proposed action is effectuated; and

          2.     Shall not sign a consent in favor of the proposed action with respect to that class or series of shares.

        C.    If a corporate action specified in subsection A of § 13.1-730 does not require shareholder approval pursuant to subsection G of § 13.1-718, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares (i) shall deliver to the secretary of the corporation before the shares are purchased pursuant to the offer written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and (ii) shall not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

        D.    A shareholder who fails to satisfy the requirements of subsection A, B, or C is not entitled to payment under this article.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2007, c. 165; 2010, c. 782; 2015, c. 611; 2019, c. 734.

§ 13.1-734. Appraisal notice and form.

        A.    If a corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver a written appraisal notice and the form required by subdivision B 1 to all shareholders who satisfy the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

        B.    The appraisal notice shall be delivered no earlier than the date the corporate action specified in subsection A of § 13.1-730 became effective and no later than 10 days after such date and shall:

          1.     Supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction as to the class or series of shares for which appraisal is sought;

          2.     State:

            a.     Where the form must be delivered and where certificates for certificated shares are required to be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subdivision b;

            b.     A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice is delivered, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

            c.     The corporation's estimate of the fair value of the shares;

            d.     That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision b, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

            e.     The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision b; and

          3.     Be accompanied by a copy of this article.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2007, c. 165; 2010, c. 782; 2012, c. 706; 2019, c. 734.

§ 13.1-735. Repealed.

        Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-735.1. Perfection of rights; right to withdraw.

        A.    A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must complete, sign, and return the form delivered by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. In addition, if applicable, the shareholder shall certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision B 1 of § 13.1-734. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under § 13.1-738. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

        B.    A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the secretary of the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

        C.    A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

2005, c. 765; 2007, c. 165; 2019, c. 734.

§ 13.1-736. Repealed.

        Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-737. Payment.

        A.    Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

        B.    The payment to each shareholder pursuant to subsection A shall be accompanied by:

          1.     The (i) annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than 16 months before the date of payment and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not available, the corporation shall provide reasonably equivalent financial information, and (ii) the latest available quarterly financial statements of such corporation, if any;

          2.     A statement of the corporation's estimate of the fair value of the shares, which estimate shall equal or exceed the corporation's estimate given pursuant to subdivision B 2 c of § 13.1-734; and

          3.     A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified in subsection B of § 13.1-739, such shareholder shall be deemed to have accepted such payment under subsection A in full satisfaction of the corporation's obligations under this article.

        C.    A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subdivision B 1 by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2007, c. 165; 2012, c. 706; 2019, c. 734.

§ 13.1-738. After-acquired shares.

        A.    A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

        B.    If the corporation elected to withhold payment under subsection A, it shall, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

          1.     Of the information required by subdivision B 1 of § 13.1-737;

          2.     Of the corporation's estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

          3.     That they may accept the corporation's estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

          4.     That those shareholders who wish to accept such offer must so notify the corporation's secretary of their acceptance of the corporation's offer within 30 days after receiving the offer; and

          5.     That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation's offer.

        C.    Within 10 days after receiving a shareholder's acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2, plus interest, to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

        D.    Within 40 days after delivering the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2, plus interest, to each shareholder described in subdivision B 5.

1985, c. 522; 2005, c. 765; 2007, c. 165; 2019, c. 734.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

        A.    A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation's secretary in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under § 13.1-737. A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

        B.    A shareholder who fails to notify the corporation's secretary in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation's payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2019, c. 734.

§ 13.1-740. Court action.

        A.    If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

        B.    The corporation shall commence the proceeding in the circuit court of the city or county where the corporation's principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

        C.    The corporation shall make all shareholders, regardless of whether they are residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        D.    The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

        E.    The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

        F.     Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares exceeds the amount paid by the corporation to the shareholder for such shares, plus interest or (ii) for the fair value plus interest of the shareholder's shares for which the corporation elected to withhold payment under § 13.1-738.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2019, c. 734.

§ 13.1-741. Court costs and counsel fees.

        A.    The court in an appraisal proceeding commenced under § 13.1-740 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts that the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

        B.    The court in an appraisal proceeding may also assess the expenses of the respective parties, in amounts the court finds equitable:

          1.     Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

          2.     Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

        C.    If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated, and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.

        D.    To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2019, c. 734.

§ 13.1-741.1. Limitations on other remedies for fundamental transactions.

        A.    Except for action taken before the Commission pursuant to § 13.1-614 or as provided in subsection B, the legality of a proposed or completed corporate action described in subsection A of § 13.1-730 may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

        B.    Subsection A does not apply to a corporate action that:

          1.     Was not authorized and approved in accordance with the applicable provisions of:

            a.     Article 11 (§ 13.1-705 et seq.), Article 12 (§ 13.1-715.1 et seq.), Article 12.1 (§ 13.1-722.1:1 et seq.), Article 12.2 (§ 13.1-722.8 et seq.), or Article 13 (§ 13.1-723 et seq.);

            b.     The articles of incorporation or bylaws; or

            c.     The resolution of the board of directors authorizing the corporate action;

          2.     Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

          3.     Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in subsection B of § 13.1-691 or has been approved by the shareholders in the same manner as is provided in subsection C of § 13.1-691 as if the interested transaction were a director's conflict of interests transaction; or

          4.     Is adopted or taken by less than unanimous consent of the voting shareholders pursuant to § 13.1-657 if:

            a.     The challenge to the corporate action is brought by a shareholder who did not consent to the corporate action and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected; and

            b.     The proceeding challenging the corporate action is commenced within 10 days after notice of the adoption or taking of the corporate action is effective as to the shareholder bringing the proceeding.

        C.    Any remedial action with respect to corporate action described in subsection A of § 13.1-730 shall not limit the scope of, or be inconsistent with, any provision of § 13.1-614.

2007, c. 165; 2008, c. 91; 2015, c. 611; 2019, c. 734.